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TABLE OF CONTENTS
TABLE OF CONTENTS 2

As filed with the Securities and Exchange Commission on March 11, 2004

Registration No. 333-111521

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

PRE-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LYDIAN TRUST COMPANY
(Exact name of Registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	6035 (Primary Standard Industrial Classification Code Number)	65-0916372 (I.R.S. Employer Identification Number)

3801 PGA Boulevard
Palm Beach Gardens, Florida 33410
(561) 514-4900
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Rory A. Brown
Chairman and Chief Executive Officer
Lydian Trust Company
3801 PGA Boulevard
Palm Beach Gardens, Florida 33410
(561) 514-4900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Gerard L. Hawkins, Esq. Elias, Matz, Tiernan & Herrick L.L.P. 734 15th Street, N.W. Washington, D.C. 20005 (202) 347-0300	Donald C. Walkovik, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004-2498 (212) 558-3911

            Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

            If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

            If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee

Common Stock, par value $0.01 per share	$75,000,000	$6,067.50(3)

(1)
Includes shares which the underwriters have the option to purchase from the selling stockholders solely to cover over-allotments.

(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(3)
Paid with the initial filing of this registration statement.

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Subject to Completion. Dated March 11, 2004.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek to offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

             Shares

Common Stock

          This is an initial public offering of shares of common stock of Lydian Trust Company.

          Lydian Trust Company is offering             shares to be sold in this offering. The selling stockholders identified in this prospectus are offering an additional              shares. Lydian Trust Company will not receive any of the proceeds from the sale of shares being sold by the selling stockholders, other than from the repayment of loans made to some of the selling stockholders.

          Prior to this offering there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $                     and $                    . The Company has applied to have its common stock listed on the Nasdaq National Market under the symbol "LYDN".

          See "Risk Factors" on page 7 to read about factors you should consider before buying shares of the common stock.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

          The securities offered hereby are not deposits or savings accounts of a bank or savings association and they are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Lydian Trust Company	$	$
Proceeds, before expenses, to the selling stockholders	$	$

          To the extent that the underwriters sell more than             shares of common stock, the underwriters have the option to purchase up to an additional             shares from the selling stockholders at the initial public offering price less the underwriting discount.

          The underwriters expect to deliver the shares against payment in New York, New York on                          , 2004.

Goldman, Sachs & Co.	Lehman Brothers
Sandler O'Neill & Partners, L.P.

Prospectus dated                          , 2004.

ABOUT THIS PROSPECTUS

          You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or other date stated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

          As used in this prospectus, unless the context otherwise requires, the terms "Lydian," "Company," "we," "us" and "our" refer to Lydian Trust Company and its consolidated subsidiaries, which consist of Lydian Private Bank, or the Bank, Lydian Wealth Management Holdings Company, or Lydian Wealth Management, and its subsidiaries, including Lydian Wealth Management Company, LLC, and Lydian Data Services Inc., or Lydian Data Services.

          Unless otherwise stated, all information in this prospectus:

  •
  assumes that the underwriters will not exercise their over-allotment option to purchase up to an additional             shares of common stock from the selling stockholders; and

  •
  reflects a two-for-one stock split of our common stock which was declared on December 12, 2003 and paid on December 31, 2003 and related adjustments to the applicable purchase prices.

i

PROSPECTUS SUMMARY

          The following summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our common stock. You should read the following together with the more detailed information set forth in this prospectus, including the "Risk Factors" section beginning on page 7 and our consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus.

About Lydian Trust Company

          We are a Florida-based diversified financial services firm that provides a variety of banking and wealth management services to high-net worth clients and technology development and loan processing services to large financial services firms. Our businesses use a modern technology platform with a common architecture which we developed. Our technology platform enhances the products and services we offer, improves our overall efficiency and is capable of supporting substantial growth with limited incremental cost.

          Banking.    Through Lydian Private Bank, we pursue a private banking business strategy which focuses on providing a variety of financial services and products primarily to high-net worth individuals and their families. The Bank offers a broad range of lending products, including single-family residential, consumer and other loans, and a broad range of deposit accounts, as well as wealth management and ancillary services to high-net worth clients through its private banking division. The Bank specializes in designing personalized lending products, including jumbo residential mortgage loans secured by properties located nationwide, for high-net worth clients. The Bank's home office is located in Palm Beach, Florida. The Bank also operates through an on-line division under the name "VirtualBank", which is the principal source of funds for the Bank's lending and other activities.

          Wealth Management.    Through Lydian Wealth Management, we provide a comprehensive suite of objective wealth management services to address the needs of ultra-high net worth individuals and families (those with a minimum of $10 million in investable assets) and institutions throughout the United States. After working with our clients to determine their financial objectives, we design a disciplined and diversified investment plan that integrates quantitative asset allocation with qualitative personal goals. By objectively selecting investment managers based on performance and suitability within an overall portfolio, we give our clients access to top professionals across a variety of asset classes and investment styles. By utilizing our technology platform, we provide comprehensive, consolidated performance reporting on our clients' entire investment portfolio (including those assets on which we are not advising). Our wealth management business has grown primarily through referrals from existing clients.

          Data Services.    Through Lydian Data Services, we provide loan origination processing services to some of the largest global financial services firms in the world, including affiliates of Credit Suisse First Boston and Morgan Stanley. In recent years, investment banks and other institutional investors have significantly expanded their presence in the mortgage markets to become substantial acquirers of single-family residential loans. Our technology platform handles all aspects of the loan acquisition process, including underwriting, compliance, due diligence, appraisal review, custodial transfers and servicing transfers, which allows our clients to be more competitive by reducing costs and increasing efficiencies in their mortgage loan acquisition business. Our current business primarily consists of large institutional clients that have fee-based, multi-year contracts with minimum monthly revenue commitments which generally have been exceeded to date. Although this business currently is dependent on a small number of clients, we believe that these relationships will endure because of the substantial investment required to integrate our loan processing systems with the systems of our clients. Furthermore, we believe our services are unique because we can provide efficient, high-quality services on a substantially automated basis through the use of internally-developed software that is tailored for each client.

Financial Summary

          Our businesses have grown rapidly since we began operations in April 1999. We were profitable in 2001, our first full year of operation following the establishment and acquisition of our businesses, notwithstanding our substantial investment in the technology and infrastructure necessary to support our future growth.

          Our net operating revenue, which is comprised of net interest income and fee and other income, has increased from $2.7 million in 2000 to $58.3 million in 2003. Fee and other income amounted to 54.7%, 64.7% and 62.9% of net operating revenue in 2001, 2002 and 2003, respectively, which was in large part attributable to recurring fee income received from our wealth management and data services businesses. Our net income increased from $2.0 million in 2001 to $8.6 million in 2003.

          Client assets under management increased from $1.8 billion at December 31, 2001 to $3.6 billion at December 31, 2003. At December 31, 2003, the average amount of assets under management for each client relationship was $21.3 million. The number and principal amount of loans processed by us for large financial services firms increased from 730 and $120 million, respectively, in 2000 to 41,936 and $6.9 billion, respectively, in 2003.

          At December 31, 2003, on a consolidated basis we had $1.1 billion of assets, $721.1 million of deposits and $62.5 million of stockholders' equity. At this date, our assets were comprised primarily of $571.3 million of loans available for sale and $377.1 million of loans held for investment, which aggregated 88.2% of our consolidated assets.

Industry Trends

          We believe that we are well-positioned to capitalize on a number of trends in the financial services industry, including the following:

  •
  Long-term growth in the high-net worth market. According to Spectrem Group, a financial services industry consulting and research firm, the number of households with net worth, excluding primary residence, in excess of $5 million grew at an estimated compounded annual rate of 11.6% during the period from 1996 to 2003. The wealth of high net worth individuals (defined as those individuals with greater than $1 million in net financial assets) is expected to average 7% annual growth over the next five years, reaching approximately $38 trillion globally by year-end 2007, according to the Merrill Lynch/Cap Gemini Ernst & Young World Wealth Report for 2003.

  •
  Demand for independent, open-architecture wealth management services. According to Cerulli Associates, total assets managed by independent financial advisors has grown from $286 billion in 1997 to $587 billion in 2001, representing a 27% compound annual growth rate. We believe this trend indicates that clients are increasingly looking for unbiased investment advice and the right to use investment products like those offered by Lydian Wealth Management. As the high-net worth wealth management industry grows over the next few years, we believe that wealth managers must be able to provide access to a comprehensive variety of products and services.

  •
  Continued consolidation within the financial services industry. According to Thomson Financial, a provider of information and technology services to the financial community, over 9,000 financial services mergers and other consolidation transactions have been completed in the United States since January 1, 1997. We believe consolidation activity provides our businesses with attractive opportunities for growth.

    •
    Private Banking: We believe that consolidation activity has resulted in a shortage of specialty players that can deliver customized value-added private banking services. We also believe that our tailored approach differentiates us from large financial services conglomerates.

    •
    Wealth Management: We believe that continued consolidation of the highly-fragmented wealth management industry and the current lack of a national brand that provides objective wealth management services will present us with opportunities to expand our business by partnering with firms that share our philosophy for independent wealth management services.

  •
  Demand for Third Party Loan Processing Services. We believe that the increasing trend toward automation of the mortgage lending process will result in additional opportunities for us as an independent service provider with market-leading technology. Similar to developments in the credit card processing industry, we believe institutional clients will increasingly look to third parties that can efficiently perform all aspects of the loan acquisition process. Our platform enables institutional clients to bypass large mortgage aggregators and correspondents and directly acquire loans that meet their specific standards from mortgage brokers and smaller correspondents.

Key Elements of our Growth Strategy

          We are pursuing this offering at this time to increase the capital of the Bank to support continued growth and to provide us with additional capital to support the growth of our other businesses, as well as to provide our stockholders with an opportunity to publicly sell their shares of common stock. Our growth strategy has the following key elements:

  •
  Expand Our Private Banking and Wealth Management Activities. We intend to expand our private banking and wealth management businesses by opening additional offices in markets that present attractive growth opportunities. We believe there is significant demand for the customized independent investment advisory and banking services we offer that will allow us to attract clients in new markets. Satisfying our existing clients will also provide additional customer growth through referrals, which has historically been an important source of our growth.

  •
  Expand Institutional Client Base. We have been highly successful in partnering with large financial institutions to provide them with our loan processing services. We believe that there is a significant opportunity to expand our existing relationships and obtain other institutional clients for these services. Large institutional investors in single-family residential loans utilize our loan processing services because outsourcing the loan review function can be a more cost-effective means of evaluating loans than internal operations given the volume of loans acquired.

  •
  Pursue Strategic Acquisitions. We will continue to evaluate the acquisition of high-net worth wealth advisers that share our emphasis on providing independent and objective advice and services and understand the value of client relationships. We expect acquisitions to contribute meaningful assets under management and the potential to realize additional revenue synergies. We believe that the flexibility of our technology infrastructure will allow us to efficiently integrate acquisitions in both wealth management and private banking onto our platform and realize meaningful cost and efficiency synergies. We also believe that there are opportunities for us to expand our wealth management and private banking franchise through the opening of additional offices in attractive geographic markets and the hiring of talented professionals with established relationships.

  •
  Realize Efficiencies and Operating Leverage Through Technology. Our businesses utilize a common technology platform to service our clients in an efficient and cost-effective manner. We believe that our technology is flexible and able to accommodate substantial growth with limited incremental cost.

  •
  Continue to Raise Funds in a Cost-Effective Manner. To raise funds in a cost-effective manner and to support the planned growth of our businesses, we plan to increase the deposits obtained by us through VirtualBank, particularly deposits obtained through our popular eMoney Market account, as well as deposits obtained from our private banking division. We also intend to increase our external borrowings to support our growth to the extent appropriate and consistent with our asset and liability strategies.

Executive Offices, Phone Number and Internet Website

          Our executive offices are located at 3801 PGA Boulevard, Palm Beach Gardens, Florida 33410, and our telephone number is (561) 514-4900. Our Internet address is located at www.lydian.com. Information on this and other websites maintained by us and our subsidiaries does not constitute part of this prospectus.

Recent Developments

          For information regarding recent developments in the first quarter of 2004 relating to a pending acquisition of an investment advisory firm, certain purchases of loans by us and the settlement of a trademark infringement lawsuit, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments" on page 25.

The Offering

Common stock we are offering	shares
Common stock offered by selling stockholders	shares
Total	shares
Common stock to be outstanding after this offering	shares(1)
Use of proceeds
We estimate that our net proceeds from this offering will be approximately $ million. We intend to contribute approximately $30.0 million of the net proceeds to the Bank to increase its capital to support further growth and for general corporate purposes, including, without limitation, the origination and purchase of loans. We intend to retain the remainder of the net proceeds from this offering for general corporate purposes, which may include additional contributions of capital to the Bank and our other subsidiaries to finance the growth of our businesses.

We will not receive any proceeds from the sale of common stock by the selling stockholders, except that six selling stockholders, including a director and executive officer of the Company and four officers of Lydian Wealth Management, will use proceeds from the sale of their shares to repay $3.75 million of loans made by the Company in connection with our acquisition of Lydian Wealth Management in 2001.
Dividend policy	We currently do not intend to pay any cash dividends on our common stock.
Risk factors	Please read "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Nasdaq National Market symbol	We have applied to have our common stock listed on the Nasdaq National Market under the symbol "LYDN".

(1)
The number of shares of common stock to be outstanding after this offering excludes 2,390,930 shares of common stock issuable upon the exercise of stock options outstanding at December 31, 2003 with a weighted average exercise price of $8.66 per share.

Summary Consolidated Financial And Other Data

          The following table presents summary consolidated financial and other data of the Company at the dates and for the periods indicated. The data as of and for the years ended December 31, 2003, 2002, 2001 and 2000 and for the period from inception (April 30, 1999) through December 31, 1999 have been derived from our audited financial statements and other data. The summary consolidated financial and other data should be read in conjunction with, and is qualified in its entirety by reference to, the information in our consolidated financial statements and related notes included herein.

	At or For the Year Ended December 31,
	2003	2002	2001	2000	1999 (1)
	(Dollars in Thousands, Except Per Share Data)
Selected Income Statement Data:
Net interest income(2)	$21,648	$11,939	$8,510	$2,541	$1,119
Fee and other income	36,665	21,865	10,272	190	—

Net operating revenue(3)	58,313	33,804	18,782	2,731	1,119
Operating expenses	44,899	26,503	15,728	7,135	1,088
Net income (loss)	8,571	4,537	2,012	(2,752)	18
Per Share Data:
Average common shares outstanding	9,978	10,343	10,587	7,467	7,214
Average diluted shares outstanding	10,599	10,343	10,587	7,467	7,214
Diluted earnings (loss) per share	$0.81	$0.44	$0.19	$(0.37)	$0.00
Selected Ratios:
Fee and other income to net operating revenue	62.88%	64.68%	54.69%	6.94%	N/A
Average equity to average assets	6.83	13.04	16.95	19.20	55.33
Return on average equity	14.68	8.41	4.12	(7.54)	0.07
Selected Balance Sheet and Other Data:
Total assets	$1,075,205	$601,280	$346,602	$254,207	$163,754
Loans available for sale, net	571,278	308,050	139,275	50,101	—
Loans, net	377,101	164,265	115,365	122,304	—
Stockholders' equity	62,535	52,886	52,162	46,469	36,028
Client assets under management	3,612,624	2,650,104	1,798,654	—	—
Loans processed for third parties:
Principal amount	6,919,440	2,988,645	957,825	120,000	—
Number of loans	41,936	16,610	5,805	727	—
Selected Asset Quality Ratios:
Nonperforming assets to total assets	0.27%	0.65%	0.23%	0.00%	—%
Allowance for loan losses to nonperforming loans	94.98	72.52	117.43	0.00	—
Net charge-offs to average loans(4)	0.11	0.27	0.01	0.00	—

(1)
Represents the period from our inception on April 30, 1999 through December 31, 1999. The Bank commenced operations on February 17, 2000.

(2)
After provision for loan losses.

(3)
Consists of net interest income after provision for loan losses plus fee and other income.

(4)
Includes loans available for sale.

RISK FACTORS

          An investment in our common stock involves a number of risks. We describe below the material risks and uncertainties which we believe affect us at this time. Before making an investment decision, you should carefully consider all of the risks described below and all other information contained in this prospectus. If any of the risks described in this prospectus occur, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to happen, the value of our common stock could decline significantly, and you could lose all or part of your investment.

Risks Associated With Our Businesses

We may be unable to continue to implement our growth strategy, which may adversely affect our financial performance and future prospects.

          Our businesses have grown significantly since our formation in 1999, and our business plan is directed toward enhancement of our financial performance through continued significant growth. This requires that we:

  •
  find attractive opportunities for expansion of our businesses;

  •
  maintain our wealth management clients and obtain new clients for this business;

  •
  expand our existing relationships with our data services clients and obtain new clients for this business;

  •
  acquire additional loans and other assets while maintaining a high level of asset quality;

  •
  attract and retain the additional qualified employees and maintain the infrastructure necessary to manage and support our growth; and

  •
  continue to comply with regulatory requirements applicable to our businesses.

          We can give you no assurance that we will be able to expand our businesses successfully in accordance with our business plan. Moreover, because we are a highly-regulated institution, our growth strategy could raise regulatory concerns that could prevent us from implementing all or part of our business plan or otherwise limit our business flexibility.

Our businesses may be adversely impacted by changes in economic and market conditions.

          Our businesses may be adversely impacted by changes in general economic and market conditions over which we have no control, such as a downturn in the local economies or real estate markets in which we conduct business or have made loans and terrorist attacks and the response of the U.S. to such attacks. Changes in general economic and market conditions could adversely affect the demand for new loans, which could affect the amount of loans originated by us and processed by us for third parties, and the cost and availability of funds which are necessary to support our operations and future growth. A worsening of economic conditions also could adversely affect the value of real estate, which secures substantially all of our loans, the ability of borrowers to repay outstanding loans and the value of our loan and securities available-for-sale portfolios. Acts of nature, including earthquakes and floods, which may cause uninsured damage and other loss of value to the real estate which secures our loans, also may negatively impact our financial condition and results of operations.

          Our wealth management business also may be negatively impacted by changes in market conditions because the performance of such business is directly affected by conditions in the financial and securities markets. The financial markets and businesses operating in the securities industry are highly volatile (meaning that performance results can vary greatly within short periods of time) and are directly affected by, among other factors, domestic and foreign economic and political conditions and general trends in business and finance, all of which are beyond our control. Our investment management agreements generally provide for fees payable based on the market value of assets under management. Because these agreements provide for a fee based on market values of securities, fluctuations in securities prices may have a material adverse effect on our business, financial condition and results of operations.

We are subject to interest rate risk and changes in interest rates can adversely affect our financial performance.

          Our businesses may be adversely impacted by changes in interest rates over which we have no control. Changes in interest rates are neither predictable or controllable and could have varying effects on our businesses. Material and prolonged increases in interest rates generally can be expected to adversely affect our businesses, and material and prolonged decreases in interest rates generally can be expected to have the opposite affect.

          Our profitability is dependent to a significant extent on our net interest income, which is the difference between interest income we earn as a result of interest paid to us on loans and securities and interest we pay to third parties such as our depositors and those from whom we borrow funds. Interest rate risk can result from mismatches between the dollar amount of repricing or maturing assets and liabilities and from mismatches in the timing and rate at which our assets and liabilities reprice. Based on our one-year cumulative interest rate gap at December 31, 2003 of negative $56 million, or 6.1% of total assets, an increase in the general level of interest rates may negatively affect our net interest income because our interest-bearing liabilities reprice faster than our interest-earning assets. In addition, due to the periodic caps which limit interest rate changes on our adjustable rate loans, which generally amount to 2% per year, an increase in rates greater than the periodic interest rate caps on these loans may negatively affect our interest income earned on these assets. We believe that increases in interest rates would similarly adversely affect our net portfolio value, which is defined as the present value of expected net cash flows from existing assets minus the present value of expected cash flows from existing liabilities and off-balance sheet contracts. Although we have implemented hedging and other strategies which we believe reduce the potential effects of changes in interest rates on our net interest income, these strategies may not always be successful.

          For a discussion of other means by which changes in interest rates can adversely affect our businesses, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Asset and Liability Management" on page 44.

We have a limited operating history which makes it difficult to predict our future prospects and financial performance.

          We were formed in April 1999 and began providing banking and loan processing services in 2000 and acquired Lydian Wealth Management in 2001. Our activities in 1999 and early 2000 were focused on starting our operations, building our infrastructure, developing our technology and achieving the necessary scale in our businesses to enhance our profitability. Consequently, we have limited historical financial data upon which to determine our future prospects. Although we reported favorable operating results for the years ended December 31, 2001, 2002 and 2003, no assurance can be made that we will be successful in achieving or maintaining our profitability in future periods.

We are dependent on key personnel, and our failure to attract and retain key personnel could adversely affect our businesses.

          Our businesses are significantly dependent on our ability to retain key members of our senior management team. Although we expect to enter into employment agreements with certain of our executive officers, there can be no assurance that these persons will serve the term of their employment agreements or renew their employment agreements upon expiration. Our future success also depends on our continuing ability to attract and retain other highly-qualified personnel. Competition for such personnel is intense, and there can be no assurance that we can retain our key employees or that we can attract and retain other highly-qualified personnel in the future. Failure to attract and retain such personnel in what is an intensely competitive hiring environment could have a material adverse effect on our business, financial condition and results of operations.

We must effectively manage our credit risk in order to prevent significant increases in nonperforming assets, which could adversely affect our financial condition and results of operations.

          There are risks inherent in making any loan, including risks with respect to the period of time over which the loan may be repaid, risks resulting from changes in economic and market conditions, risks inherent in dealing with individual borrowers and risks resulting from uncertainties as to the future value of collateral. The risk of nonpayment is inherent in any loan. Moreover, adjustable-rate loans, which we emphasize, involve additional risk relating to the borrower's ability to make higher payments which may be required in an increasing interest rate environment. Although we attempt to minimize our credit risk through prudent loan underwriting procedures, these procedures will not eliminate these lending risks.

          Because nonperforming loans generally are nonearning assets, our financial condition and results of operations would be adversely affected if high levels of performing loans become nonperforming loans. Moreover, if nonperforming assets increase, we will need to devote increased resources to, and incur increased costs for, the management and resolution of those assets.

Our loans are concentrated in Florida and California and adverse conditions in those states could adversely affect our operations.

          Properties underlying our current mortgage assets are concentrated in California and Florida. At December 31, 2003, approximately 24.7% and 23.8% of our total mortgage loans by principal balance (including loans held for sale) were secured by properties located in California and Florida, respectively. Adverse economic, political or business developments, including developments that might result from recent or future terrorist attacks, and the U.S. response to those attacks, or natural hazards such as earthquakes or other factors, including energy costs and real estate taxes, may affect these areas, as well as other areas in which properties which secure our loans are located, and the ability or the willingness of property owners in these areas to make payments of principal and interest on the underlying mortgages. As a result of our substantial lending activities in California and Florida, adverse economic, political or business conditions and natural hazards in these areas could have a material adverse effect on our business, financial condition and results of operations.

There are increased risks involved with our commercial real estate, construction, commercial business and consumer lending activities.

          Although they are not emphasized by us at this time, our lending activities include loans secured by commercial real estate and loans for the construction of single-family residential real estate. Commercial real estate and construction lending generally is considered to involve a higher degree of risk of default than single-family residential lending due to a variety of factors, including generally larger loan balances, the dependency on successful completion or operation of the project for repayment, the difficulties in estimating construction costs and loan terms which often do not require full amortization of the loan over its term and, instead, provide for a balloon payment at stated maturity. In connection with our private banking activities, from time to time we also make loans to businesses which are affiliated with high-net worth clients and their families, which may be secured by various equipment and other corporate assets or unsecured. We also originate consumer loans, including automobile loans and home equity loans and lines of credit, and personal loans. Commercial business loans, consumer loans and personal loans generally have shorter terms and may have higher interests rates than mortgage loans, but generally involve more risk of default than mortgage loans because of the nature of, or in certain cases the absence of, the collateral which secures such loans. At December 31, 2003, commercial real estate loans, construction loans, commercial business loans, consumer loans and personal loans amounted to 1.4%, 3.1%, 0.4%, 19.4% and 3.8% of our total loans held for investment, respectively.

Our business is substantially dependent on our ability to attract and retain deposits which may be more sensitive to interest rate levels and other factors than deposits obtained through bank offices.

          A principal source of our deposits is retail customers through VirtualBank, our Internet banking division. The market for Internet banking is extremely competitive and allows retail consumers to access financial products and compare interest rates from numerous financial institutions across the United States. As a result, Internet retail consumers generally are more sensitive to interest rate levels and market and economic conditions than retail customers who bank at a branch office. In addition, such deposits, as well as certificates of deposit with balances equal to $100,000 or more and deposits obtained with the assistance of brokers, which respectively amounted to 7.5% and 6.5% of our total deposits at December 31, 2003, may be more sensitive to significant changes in our financial condition and results of operations. Our future success in retaining and attracting deposits from retail consumers through the Internet and these other sources of deposits depends significantly on our ability to offer competitive rates, in addition to market and economic conditions and other factors.

Our results would be adversely affected if we are unable to attract or maintain deposits.

          We plan to increase significantly the level of our assets, including our loan portfolio. Our ability to pursue this business strategy will depend in large part on our ability to attract additional deposits at competitive rates, which will be significantly affected by market interest rates and general economic conditions. In addition, we anticipate that competition for deposits will continue to be intense. In the event we increase interest rates paid to retain deposits and to compete to obtain additional deposits, our net interest margin likely would be adversely affected. This could have a material adverse effect on our business, financial condition and results of operations. If we are unable to attract and retain deposits at levels required to fund growth and current operations, our business, financial condition and results of operations may be materially and adversely affected.

Our results would be adversely affected if we are unable to utilize external sources of funds.

          Because deposits have not been, and are not anticipated to be, sufficient to meet our funding needs, we rely, and intend to continue to rely, on external financing sources, such as advances from the Federal Home Loan Bank ("FHLB") of Atlanta, securities sold under agreements to repurchase and, to a lesser extent, other external financing sources. If we are unable to attract and retain external sources of funds at levels required to fund our growth and current operations, our business, financial condition and results of operations may be materially and adversely affected.

Our financial condition and results of operations would be adversely affected if our allowance for loan losses is not sufficient to absorb actual losses.

          Experience in the banking industry indicates that a portion of our loans will become delinquent and that some of these loans may only be partially repaid or may never be repaid at all. Although we believe that our allowance for loan losses is maintained at a level which is adequate to absorb any inherent losses in our loans, these estimates of loan losses are inherently subjective. We may need to make significant and unanticipated increases in our allowance for loan losses in the future, which would materially affect our results of operations in that period.

Bank regulators may require us to increase our allowance for loan losses, which could have a negative effect on our financial condition and results of operations.

          Federal regulators, as an integral part of their respective supervisory functions, periodically review our allowance for loan losses. The regulatory agencies may require us to increase our provision for loan losses or to recognize further loan charge-offs based upon their judgments, which may be different from ours and could be affected by our limited operating history. Any increase in the allowance for loan losses required by these regulatory agencies could have an adverse effect on our financial condition and results of operations.

Lack of seasoning of our mortgage loans may increase the risk of credit defaults in the future.

          Most of our mortgage loans were originated within the past three years, and approximately 60% were originated within the past year. In general, mortgage loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process referred to as "seasoning." As a result, a portfolio of older loans will usually behave more predictably than a newer loan portfolio. Because our mortgage loans are relatively new, the current level of delinquencies and defaults may not be representative of the level that will prevail when our loans become more seasoned, which is likely to be somewhat higher than current levels.

Until our loans become more seasoned, we must rely in part on the historical loan loss experience of other financial institutions and the experience of our management in determining our allowance for loan losses, and this may not be comparable to our loan portfolio.

          Because most of our loans were originated relatively recently, our loans do not provide an adequate history of loan losses for our management to rely upon in establishing our allowance for loan losses. We therefore rely to a significant extent upon other financial institutions' histories of loan losses and their allowance for loan losses as reflected in information prepared by the OTS, as well as our management's estimates based on their experience in the banking industry, when determining our allowance for loan losses. We cannot assure you that the history of loan losses and the reserving policies of other financial institutions and our management's judgment will result in reserving policies that will be adequate for our business and operations or applicable to our loans.

We are subject to losses resulting from fraudulent and negligent acts on the part of loan applicants, mortgage brokers, correspondents and other third parties.

          We rely heavily upon information supplied by third parties, including the information contained in loan applications, property appraisals, title information and employment and income documentation, in deciding which loans we will originate, as well as the terms of those loans. Additionally, our use of mortgage brokers to obtain loans poses a particular risk of losses due to fraudulently or improperly documented collateral. If any of the information upon which we rely is misrepresented, either fraudulently or inadvertently, and the misrepresentation is not detected prior to loan funding, the value of the loan may be significantly lower than we had expected, or we may fund a loan that we would not have funded or on terms we would have not extended. Whether a misrepresentation is made by a loan applicant, a mortgage broker or another third party, we generally bear the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically not saleable or is subject to repurchase if it is sold prior to detection of the misrepresentation. The sources of the misrepresentations are often difficult to locate and it is often difficult to recover any of the monetary losses we have suffered.

          Although we have controls and processes which are designed to help us identify misrepresented information in our loan origination operations, we cannot assure you that we have detected or will detect all misrepresented information or other malfeasance in our loan origination operations or in our other business activities. Loan charge-offs amounted to $816,000 in 2003, substantially all of which was attributable to two fraudulently obtained single-family residential loans. In addition, our nonperforming loans currently are principally comprised of a $1.7 million single-family residential loan in which affiliates of the mortgage broker and the title company embezzled the bulk of the escrowed funds we advanced. We have not yet recorded any losses on this loan but have established a specific reserve thereon in the amount of $496,000.

We may be subject to significant environmental liabilities in connection with foreclosures on defaulted mortgage loans in the ordinary course of business.

          From time to time we acquire real property as a result of foreclosures on loans in the ordinary course of business. Foreclosures on defaulted commercial real estate loans and, to a lesser extent, single-family residential mortgage loans, involve the risk of environmental liabilities related to the underlying real property. Hazardous substances or wastes, contaminants, pollutants or sources thereof may be discovered on properties during our ownership or after a sale to a third party. The amount of environmental liability could exceed the value of the real property if we are forced to foreclose on a defaulted mortgage loan to recover our investment. There can be no assurance that we would not be fully liable for the entire cost of any removal and clean-up on an acquired property, that the cost of removal and clean-up would not exceed the value of the property or that we could recoup any of the costs from any third party. The incurrence of any significant environmental liabilities with respect to a property securing a mortgage loan could have a material adverse effect on our business, financial condition and results of operations.

Our data services business currently is dependent on a small number of clients, the loss of the more significant of which could have a material adverse affect on our business.

          We currently provide loan processing services for four clients. These clients include an affiliate of Credit Suisse First Boston, which accounted for approximately 78% and 98% of the revenues of Lydian Data Services in 2003 and 2002, respectively, and an affiliate of Morgan Stanley, which accounted for approximately 12% of the revenue of Lydian Data Services in 2003. Although we have entered into contractual agreements with our loan processing clients, there can be no assurance that these contracts will be renewed upon their expiration. The loss of any of our principal loan processing clients could have a material adverse effect on our business, financial condition and results of operations.

We may incur liabilities if we improperly perform our loan processing services, which could adversely affect our results of operations.

          Institutional investors in single-family residential loans for which we provide loan processing services may seek to obtain recourse against us in the event we do not adequately review the documentation of a loan or its compliance with applicable laws and regulations and the investors'

underwriting guidelines. Although we have not had any such claims to date and our loan services agreements generally limit our liability for individual breaches and impose aggregate caps for such liabilities, there can be no assurance that we will not incur significant liabilities to acquirers of single-family residential loans in connection with our loan processing activities. Any such liabilities would directly adversely affect our results of operations, and could indirectly adversely affect our operations by adversely affecting the relationship with the institutional investor for which we perform loan processing services.

We face intense competition in the financial services industry and expect to face more competition, which could hurt our businesses.

          The financial services industry, which includes thrifts and banks, as well as insurance companies, mutual funds, consumer finance companies and securities brokerage firms, is highly competitive. Numerous financial institutions and nonbank financial institutions compete with us for deposit accounts, the origination of loans and the provision of wealth management and private banking services. In addition, many banks have established, or will establish in the near future, on-line banking capabilities that may be comparable or superior to those currently offered by us. With respect to deposits, additional significant competition arises from corporate and governmental debt securities, as well as money market mutual funds. Competition will continue from both banking and non-banking organizations, many of which are more established than we are and have substantially greater resources, larger branch systems and a wider array of banking products and services than we have. Moreover, although we are not aware of any institutions which specialize in the current business of Lydian Data Services, significant competitors can be expected to emerge.

We have and will continue to incur substantial expenses as we enter new, and expand existing, lines of business, and we may not successfully implement new business initiatives.

          From time to time we may enter into new lines of business and expand our existing lines of business, as part of our overall strategy. We cannot assure you that we will enter any new lines of business, or that, if undertaken, such initiatives will be successful. Our entry into new business lines likely would involve the risks ordinarily attendant with the implementation of new business initiatives, including, among others, the absence of management expertise, the incurrence of start-up costs and competition from companies that may have greater experience, expertise and resources in these areas.

Our ability to compete successfully may be reduced if we are unable to make technological advances.

          Our businesses are highly dependent on technology. The financial services industry is experiencing rapid changes in technology. In addition to improving customer service, effective use of technology increases efficiency and enables financial institutions to reduce costs. As a result, our future success will depend in part on our ability to adapt to and implement technological changes and to address our customers' needs by using technology. We cannot assure you that we will be able to adapt to technological changes or develop new technology-driven products and services desired by our customers. Many of our competitors have far greater resources than we have to invest in technology.

Risks Associated With Our Operations

Our internal control systems could fail to detect operating risks such as data processing systems failures and errors and customer and employee fraud.

          We are subject to certain operations risks, including, but not limited to, data processing system failures and errors and customer or employee fraud. We maintain a system of internal controls to mitigate against such occurrences and maintain insurance coverage for certain of such risks, but should such an event occur that is not prevented or detected by our internal controls, uninsured or in excess of applicable insurance limits, it could have a significant adverse impact on our business, financial condition or results of operations.

The network and computer systems on which we depend could fail or experience a security breach.

          Our computer systems and network infrastructure could be vulnerable to unforeseen problems. Because we conduct critical parts of our business over the Internet and lease data lines between our offices, our operations depend on our ability to protect our computer systems and network infrastructure against damage from fire, power loss, telecommunications failure or a similar catastrophic event. Any damage or failure that causes interruptions in our operations could have a material adverse effect on our business, financial condition and results of operations. In addition, our operations are dependent upon our ability to protect the computer systems and network infrastructure utilized by us against damage from physical break-ins, security breaches and other disruptive problems caused by the Internet or other users. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure, which may result in significant liability to us and deter potential customers. Although we, with the help of third-party service providers, intend to continue to implement security technology and establish operational procedures to prevent such damage, there can be no assurance that these security measures will be successful. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms our third-party service providers use to protect customer transaction data. If any such compromise of our security were to occur, it could have a material adverse effect on our business, financial condition and results of operations.

Risks Associated With Our Status as a Regulated Institution

We are subject to extensive regulation and supervision that could adversely affect our business and operations.

          We and our subsidiaries operate in a highly-regulated environment and are subject to extensive regulation, supervision and examination by several federal agencies.

          The Company and the Bank are subject to regulation, supervision and examination by the Office of Thrift Supervision, or OTS. The Bank also is regulated by the Federal Deposit Insurance Corporation, or FDIC, as administrator of the Savings Association Insurance Fund, or SAIF, which insures the Bank's deposits to the maximum extent permitted by law. These regulations are intended primarily for the protection of depositors.

          As a registered investment adviser with the Securities and Exchange Commission, or SEC, Lydian Wealth Management is subject to regulation under the Investment Advisers Act of 1940, which imposes numerous obligations on registered investment advisers, including fiduciary, record keeping, operational and disclosure obligations, and subjects registered investment advisers to regulation and examination by the SEC. Certain of our other subsidiaries also are subject to regulation and examination by the SEC and other federal agencies.

          Applicable laws and regulations generally grant regulatory authorities broad supervisory powers, including the power to limit or restrict our business in the event we fail to comply with such laws and regulations. Moreover, in light of our rapid growth, there can be no assurance that an applicable regulatory authority will not determine that we must change our strategy or impose restrictions or requirements that limit our business flexibility. See "Regulation and Supervision" beginning on page 81.

          We are subject to changes in federal and state laws, as well as changes in regulations and governmental policies, income tax laws and accounting principles. The effects of any potential changes cannot be predicted but could adversely affect our business and operations. See "Regulation and Supervision — Legislative and Regulatory Proposals" beginning on page 90.

We are subject to regulatory capital adequacy guidelines, and if we fail to meet these guidelines we may be subject to regulatory action.

          The Bank is subject to minimum capital requirements prescribed by federal banking law and OTS regulations. The Bank's ability to maintain regulatory capital at appropriate levels is subject to a number of factors, including general economic conditions, the discretion of our regulators and the performance of our loans. If the Bank fails to meet minimum capital requirements the Bank would be subject to a system of mandatory and discretionary supervisory actions and our financial condition could be materially and adversely affected. The Bank's failure to maintain the status of "well capitalized" under applicable laws and regulations also could affect the confidence of our clients in us and compromise our competitive position.

Recently-enacted and proposed changes in securities laws and regulations are likely to increase our costs.

          The Sarbanes-Oxley Act of 2002 that became law in July 2002, as well as new rules subsequently implemented by the SEC, have required changes in some of our corporate governance practices. The Sarbanes-Oxley Act also requires the SEC to promulgate additional new rules on a variety of subjects. In addition to final rules and rule proposals already made by the SEC, Nasdaq has adopted revisions to its requirements for companies that are Nasdaq-listed. We expect these new rules and regulations to increase our legal and financial compliance costs, and to make some activities more difficult, time consuming and costly. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These new rules and regulations also could make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

Risks Associated With Our Common Stock

Investors in this offering will suffer immediate and substantial dilution.

          The initial public offering price is substantially higher than the current net tangible book value of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate dilution of $             per share. This dilution is due in large part to earlier investors in us having paid substantially less than the initial public offering price when they purchased their shares. The issuance of additional shares of common stock pursuant to our stock compensation plans and future equity issuances, including any additional shares issued in connection with acquisitions, could result in further dilution to investors.

We cannot be sure that a public trading market for our common stock will develop or be maintained, which may adversely affect your ability to sell your shares and the price which you could obtain for your shares.

          Our common stock has not been publicly traded, and an active trading market in our common stock may not develop or be sustained after this offering. We have applied to have our common stock listed on the Nasdaq National Market under the symbol "LYDN". However, there can be no assurance that an established and liquid trading market for our common stock will develop or that it will continue if it does develop. Each of the representatives of the underwriters has advised us that it intends to make a market in our common stock. However, none of the representatives of the underwriters nor any other market maker is obligated to make a market in such shares, and any such market making may be discontinued at any time in the sole discretion of the party making such market. If a trading market for our common stock does not develop or is not maintained, your ability to sell your shares may be severely constrained and the price at which you are able to sell your shares may be adversely affected.

The market price of our common stock could be adversely affected by sales of substantial amounts of our common stock in the public markets.

          Sales by us or our stockholders of a substantial number of shares of our common stock in the public markets following this offering, or the perception that these sales might occur, could cause the market price of our common stock to decline. These factors also might make it more difficult for us to sell equity securities in the future and at a price that we deem appropriate. Our inability to issue equity securities may prevent us from raising additional capital, which we may need to fund our business or implement our business plan.

          Upon completion of this offering, there will be                          shares of our common stock outstanding. The shares of our common stock sold in this offering will be freely transferable, except for any shares sold to our "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933. Although the remaining shares of our outstanding common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act and generally may not be sold in the public market unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rule 144, we believe that with the exception of the shares owned by our directors and officers and certain stockholders which will enter into the lock-up agreements noted below, all of the shares of common stock issued prior to this offering will be eligible for sale pursuant to Rule 144(k) following this offering.

          We, all of our directors and executive officers and certain of our existing stockholders will sign lock-up agreements with the underwriters under which they will agree, subject to limited exceptions, not to directly or indirectly transfer or dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock for a period of not less than 180 days nor more than 210 days after the date of this prospectus except with the prior written consent of Goldman, Sachs & Co. on behalf of the underwriters. An aggregate of             shares of common stock will be subject to these lock-up agreements.

          Following the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register an aggregate of 3,982,292 shares of our common stock reserved for issuance under our 1999 Stock Plan and 2003 Equity Incentive Plan. Shares registered under the registration statement on Form S-8 will be available for sale into the public markets after their issuance and the expiration of the applicable lock-up agreements, subject in certain cases to compliance with the requirements of Rule 144, other than the holding period requirement.

Our offering price may not be indicative of the fair market value of our common stock, and the market price of our common stock may fluctuate substantially after this offering.

          The public offering price may not indicate the market price for the common stock after this offering. We expect to determine the public offering price based on a variety of factors, including:

  •
  prevailing market and economic conditions;

  •
  our historical performance and capital structure;

  •
  estimates of our business potential and earnings prospects;

  •
  an overall assessment of our management; and

  •
  the consideration of these factors in relation to market valuations of companies in related businesses.

          The offering price and aggregate number of shares being offered will be determined through our negotiations with the underwriters. No assurance can be given that you will be able to resell your shares at a price equal to or greater than the offering price or that the offering price will necessarily indicate the fair market value of our common stock.

          The market price of our common stock also may experience significant fluctuations after this offering in response to a number of factors, including actual or anticipated variations in our quarterly financial results, failure by us to meet securities analysts' expectations, the results of our operating strategies and prevailing market and economic conditions. In recent years, the stock market has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performances and prospects of individual companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our operating performance.

Our future ability to pay dividends is subject to restrictions.

          We currently do not intend to pay any cash dividends on our common stock. In addition, as a holding company, our ability to pay dividends on our common stock will be primarily dependent on dividends from our subsidiaries, including the Bank. The Bank's ability to pay dividends or make other capital distributions to us is subject to the regulatory authority of the OTS. For a description of restrictions on our ability to pay dividends, including the regulatory and other limitations on the Bank's ability to pay dividends to us, see "Description of Capital Stock — Restrictions on the Payment of Dividends" on page 112.

Provisions of Florida law and our articles of incorporation and bylaws could delay or prevent a change in control of us, which could adversely impact the value of our common stock.

          Florida has enacted legislation that may deter or frustrate takeovers of certain Florida corporations. The Florida Control Shares Act generally provides that shares of an issuing public corporation, as defined, acquired in excess of certain specified thresholds will not possess any voting rights unless voting rights are approved by a majority of a corporation's disinterested stockholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested stockholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates).

          Our amended and restated articles of incorporation (the "Restated Articles") and amended and restated bylaws (the "Restated Bylaws") contain a number of provisions that may have the effect of discouraging or delaying attempts to gain control of us, including provisions which, among other things:

  •
  authorize the issuance of additional shares of common stock and preferred stock, which may have terms which make it more difficult and/or expensive to acquire us;

  •
  classify the board of directors into three classes to serve for three-year terms, with one class being elected annually, which makes it more difficult to change a majority of our board of directors;

  •
  provide for a 66 2/3% vote for removal of directors by stockholders and a 50% vote for stockholders to call a special meeting of stockholders, which also make it more difficult to change a majority of our board of directors; and

  •
  provide that action by stockholders may only be taken at a duly called meeting of stockholders and not by written consent and that stockholders must provide us with advance notice for nominations of directors and stockholder proposals, which could have the effect of delaying or impeding a proxy contest for control of us.

          Any or all of the foregoing provisions of Florida law and our Restated Articles and Restated Bylaws could delay or prevent tender offers or other business combination transactions that might otherwise result in our stockholders receiving a premium over the market price of our common stock.

FORWARD-LOOKING INFORMATION

          Some of the statements that we make under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and may be identified by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from the forward-looking statements based on a variety of factors, some of which are beyond our control. Such factors include, but are not limited to, the material risks relating to us discussed under "Risk Factors." Although we believe that the expectations reflected in the forward- looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

USE OF PROCEEDS

          We estimate that we will receive net proceeds of approximately $             million from the sale of shares of our common stock in this offering after deducting underwriting discounts and commissions and estimated offering expenses.

          We intend to contribute approximately $30.0 million of the net proceeds to the Bank to increase its capital to support further growth and for general corporate purposes, including, without limitation, the origination and purchase of loans. We intend to retain the remainder of the net proceeds from this offering for general corporate purposes, which may include additional contributions of capital to the Bank and our other subsidiaries to finance the growth of our businesses.

          We will not receive any proceeds from the sale of shares by the selling stockholders, except that six selling stockholders, including a director and executive officer of the Company and four officers of Lydian Wealth Management, will use proceeds from the sale of their shares to repay $3.75 million of loans made by the Company in connection with our acquisition of Lydian Wealth Management in 2001.

DIVIDEND POLICY

          We currently do not intend to pay any cash dividends on our common stock, and intend to retain future earnings for general corporate purposes and to finance our operations and the growth of our businesses. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, capital requirements, regulatory restrictions, contractual restrictions and other factors that our board of directors deems relevant.

CAPITALIZATION

          The following table sets forth our capitalization as of December 31, 2003 on an actual basis and as adjusted to give effect to this offering and the application of the net proceeds from this offering as described under "Use of Proceeds." You should read this table in conjunction with our consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus.

	December 31, 2003
	Actual	As Adjusted
	(Dollars in Thousands)
Stockholders' Equity:
Preferred Stock, no par value per share; 25,000,000 shares authorized, none issued and outstanding	$—		$—
Common Stock, $0.01 par value per share; 100,000,000 shares authorized, 10,306,152 shares issued and outstanding, actual; shares issued and outstanding, as adjusted	103
Additional paid-in capital	50,754
Retained earnings	12,386		12,386
Accumulated other comprehensive income (loss)	(708)		(708)

Total stockholders' equity	$62,535	$

DILUTION

          Our net tangible book value as of December 31, 2003 was approximately $44.5 million, or $4.31 per share of our common stock. Net tangible book value per share represents stockholders' equity minus our intangible assets (which consist of goodwill, identifiable intangible assets and mortgage servicing rights), divided by the 10,306,152 shares of our common stock that were outstanding on December 31, 2003. After giving effect to the sale of             shares of our common stock in this offering at an assumed initial public offering price of $             per share, which is the midpoint of the price range listed on the cover page of this prospectus, our net tangible book value on December 31, 2003 would have been approximately $             million, or $             per share. This represents an immediate increase in net tangible book value of $             per share to our existing stockholders and an immediate dilution of $             per share to new investors who purchase our common stock in this offering at the assumed initial public offering price. The following table shows this immediate per share dilution:

Assumed initial public offering price per share		$
Net tangible book value per share on December 31, 2003, before giving effect to this offering	$4.31
Increase in net tangible book value per share attributable to this offering
Pro forma net tangible book value per share on December 31, 2003, after giving effect to this offering

Dilution in pro forma net tangible book value per share to new investors(1)		$

(1)
Does not include a $3.25 million intangible asset recorded in February 2004 in connection with the acquisition of certain trademark rights. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments" on page 25. Assuming this asset was recorded at December 31, 2003, dilution in pro forma net tangible book value per share to new investors would be $             .

          The following table summarizes, as of December 31, 2003, the differences between the average price per share paid by our existing stockholders and by new investors purchasing shares of common stock in this offering at an assumed initial public offering price of $             per share, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
(In Thousands)

Existing stockholders	10,306%			$51,531%			$5.00
New investors

Total			%	$		%

          The foregoing discussion and table assume no exercise of any outstanding stock options to purchase common stock. As of December 31, 2003, there were 2,390,930 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $8.66 per share. To the extent these options are exercised, there will be further dilution to new investors.

          If the underwriters fully exercise their over-allotment option, the number of shares of common stock held by existing holders will be reduced to             % of the aggregate number of shares of common stock outstanding after this offering and the number of shares of common stock held by new investors will be increased to             , or    % of the aggregate number of shares of common stock outstanding after this offering.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

          The following table presents selected consolidated financial and other data of the Company at the dates and for the periods indicated. The financial condition, operations and balance sheet data as of and for the years ended December 31, 2003, 2002, 2001 and 2000 and for the period from inception (April 30, 1999) through December 31, 1999 have been derived from our audited financial statements and other data. The selected consolidated financial and other data should be read in conjunction with, and is qualified in its entirety by reference to, the information in our consolidated financial statements and related notes included herein.

	At or For the Year Ended December 31,
	2003	2002	2001	2000	1999(1)
	(Dollars in Thousands, Except Per Share Data)
Selected Income Statement Data:
Interest income	$42,793	$25,355	$20,185	$12,723	$1,757
Interest expense	19,990	11,024	10,872	10,035	638

Net interest income before provision for loan losses	22,803	14,331	9,313	2,688	1,119
Provision for loan losses	1,155	2,392	803	147	—

Net interest income	21,648	11,939	8,510	2,541	1,119

Fee and other income	36,665	21,865	10,272	190	—

Net operating revenue(2)	58,313	33,804	18,782	2,731	1,119
Operating expenses	44,899	26,503	15,728	7,135	1,088
Minority interest	56	—	—	—	—

Income (loss) before provision (benefit) for income tax	13,358	7,301	3,054	(4,404)	31
Income tax provision (benefit)	4,787	2,764	1,042	(1,652)	13

Net income (loss)	8,571	4,537	2,012	(2,752)	18
Per Share Data:
Average common shares outstanding	9,978	10,343	10,587	7,467	7,214
Average diluted shares outstanding	10,599	10,343	10,587	7,467	7,214
Basic earnings (loss) per share	$0.86	$0.44	$0.19	$(0.37)	$0.00
Diluted earnings (loss) per share	0.81	0.44	0.19	(0.37)	0.00
Book value per share	6.14	5.38	4.76	4.68	4.99
Selected Ratios:
Fee and other income to net operating revenue	62.88%	64.68%	54.69%	6.94%	N/A
Average equity to average assets	6.83	13.04	16.95	19.20	55.33
Return on average equity	14.68	8.41	4.12	(7.54)	0.07
Return on average assets	1.00	1.23	0.70	(1.45)	0.03
Net interest margin (3)	2.81	3.58	3.47	1.48	1.81
Interest rate spread (4)	2.73	3.21	2.88	0.44	1.20
Selected Balance Sheet and Other Data:
Total assets	$1,075,205	$601,280	$346,602	$254,207	$163,754
Loans available for sale, net	571,278	308,050	139,275	50,101	—
Loans, net	377,101	164,265	115,365	122,304	—
Deposits	721,055	313,695	194,849	149,615	—
Borrowings	268,806	224,207	94,808	56,575	127,054
Stockholders' equity	62,535	52,886	52,162	46,469	36,028
Client assets under management	3,612,624	2,650,104	1,798,654	—	—
Loans processed for third parties:
Principal amount	6,919,440	2,988,645	957,825	120,000	—
Number of loans	41,936	16,610	5,805	727	—

Selected Asset Quality Ratios:
Nonperforming assets to total assets	0.27%	0.65%	0.23%	0.00%	—%
Allowance for loan losses to nonperforming loans	94.98	72.52	117.43	0.00	—
Net charge-offs to average loans(5)	0.11	0.27	0.01	0.00	—
Capital Ratios(6)
Tier 1 leverage (or core) ratio	7.99%	8.19%	10.99%	14.44%	N/A
Total risk-based capital ratio	14.23	12.94	18.15	22.71	N/A

(1)
Represents the period from our inception on April 30, 1999 through December 31, 1999. The Bank commenced operations on February 17, 2000.

(2)
Consists of net interest income after provision for loan losses plus fee and other income.

(3)
Net interest income divided by average interest-earning assets.

(4)
Yield on average interest-earning assets less rate on average interest-bearing liabilities.

(5)
Includes loans available for sale.

(6)
Represents regulatory capital ratios of the Bank and not the Company, which is not subject to regulatory capital requirements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following discussion and analysis should be read in conjunction with our consolidated financial statements, and the notes to those financial statements, included elsewhere in this prospectus.

General

          We are a Florida corporation formed in April 1999 as a financial services holding company. Our wholly-owned federally chartered savings bank acquired its charter and commenced operations on February 17, 2000. The Bank began accepting federally-insured deposits on April 6, 2000. Lydian Data Services, which we formed in November 1999, commenced operations in 2000. In addition, we acquired Lydian Wealth Management on January 1, 2001.

          Our historical financial results reflect the development of our company in its early stages, notably our initial start-up costs and efforts in raising and retaining excess capital to fund our planned growth. Notwithstanding our substantial investment in the technology and infrastructure necessary to support our businesses, we achieved profitability on an annual basis in 2001, our first full year of operations following our organization of the Bank, commencement of our data services business and acquisition of Lydian Wealth Management.

          The following table sets forth the annual growth rate of our net interest income, fee and other income, net operating revenue, assets, loans and deposits, as well as client assets under management and loans processed for third parties, during the periods indicated.

	At or For the Year Ended December 31,
	2003		2002		2001
	Amount	Annual Growth Rate	Amount	Annual Growth Rate	Amount	Annual Growth Rate
	(Dollars in Thousands)

Net interest income(1)	$21,648	81.3%	$11,939	40.3%	$8,510	234.9%
Fee and other income	36,665	67.7	21,865	112.9	10,272	5,305.8

Net operating revenue (2)	58,313	72.4	33,804	80.0	18,782	587.7
Assets	1,075,205	78.8	601,280	73.5	346,602	36.3
Loans, net (3)	948,379	100.8	472,314	85.5	254,639	47.7
Deposits	721,055	129.9	313,695	61.0	194,849	30.2
Client assets under management	3,612,624	36.3	2,650,104	47.3	1,798,654	20.7
Loans processed for third parties:
Principal amount	6,919,440	131.5	2,988,645	212.0	957,825	698.2
Number of loans	41,936	152.5	16,610	186.1	5,805	698.5

(1)
After provision for loan losses.

(2)
Consists of net interest income after provision for loan losses plus fee and other income.

(3)
Includes loans available for sale.

Recent Developments

          Acquisition.    On March 11, 2004, the Company and Lydian Wealth Management entered into an agreement to acquire a privately-held investment advisory firm that provides objective wealth management services to ultra-high net worth individuals and families as well as institutions throughout the United States. The firm's total revenue during 2003 amounted to $2.9 million, and we anticipate that the acquisition will not have a significant impact on our net income in 2004.

          Under the agreement, we will make a payment of approximately $1.5 million at the closing of the acquisition plus additional contingent cash payments of up to $11.0 million over a three-year period beginning on the second anniversary of the closing based the achievement of certain growth and earnings targets. We anticipate that this acquisition will close during the second quarter of 2004.

          Loan Purchases.    In January and February 2004, we purchased $147.9 million of single-family residential loans from an affiliate of Lehman Brothers and purchased or entered into agreements to purchase in the first quarter of 2004 an aggregate of $151.1 million of single-family residential loans from an affiliate of Countrywide Financial Corporation (all such purchased and to-be-purchased loans, the "Loans"). All of the Loans were newly-originated and have interest rates which are scheduled to adjust annually or semi-annually in accordance with changes in a designated index rate after an initial fixed-rate period of five years. The Loans have an average balance of approximately $406,000, a weighted average rate of 5.40% at December 31, 2003, an average loan-to-value ratio of approximately 72.2% and a weighted average term to maturity of approximately 359 months. Of the total Loans, approximately $151.2 million, or 50.7%, are secured by properties located in California and $17.3 million, or 5.8%, are secured by properties located in Colorado. No other state represents more than 5% of the total Loans.

          We funded the purchase of $225.1 million of the Loans with proceeds obtained from loan sales in the ordinary course of business and deposits and anticipate utilizing these sources and, if necessary, external borrowings to fund the remaining $73.9 million of Loans to be purchased in the first quarter of 2004.

          Settlement of Trademark Infringement Suit.    In February 2004, we settled a lawsuit filed against us in September 2003 which alleged trademark infringement by our use of the name "Lydian" and our logo. In order to avoid the costs and risks of protracted litigation, we agreed to pay the plaintiff $250,000 and the parties agreed to dismiss their respective claims against each other with prejudice. In connection with the settlement, the parties also entered into a co-existence and consent agreement pursuant to which we acquired the right to use the name Lydian and our related logo in connection with our existing and future businesses, but may not use the name Lydian in connection with the management and administration of hedge funds, global convertible arbitrage, equity-linked derivatives and the direct management and administration of credit-related strategies. Pursuant to this agreement, the plaintiff may use the name Lydian and its related logo in connection with its existing and future financial and wealth management business, but not in connection with banking, lending, data and loan processing and computer services. In connection with the foregoing, we paid the plaintiff $3.25 million for such rights.

          We recorded the $250,000 settlement payment as an expense in the fourth quarter of 2003 because the settlement was entered into prior to the issuance of our audited financial statements for that year. The $3.25 million payment, which was supported by an independent valuation of the rights that we acquired, was recorded by us as an intangible asset in February 2004 and will be amortized by us on a straight-line basis over 20 years.

Results of Operations

          We recorded net income of $8.6 million, or $0.81 per diluted share, in 2003, as compared to net income of $4.5 million, or $0.44 per diluted share, in 2002 and net income of $2.0 million, or $0.19 per diluted share, in 2001. Net income increased in 2003 and 2002 as a result of increases in fee and other income and, to a lesser extent, net interest income. Fee and other income increased by $14.8 million, or 67.7%, in 2003, and by $11.6 million, or 112.9%, in 2002, primarily as a result of increases in data services fees, investment advisory fees, gain on sale of loans and, in 2003, loan servicing fees. Net interest income after provision for loan losses increased by $9.7 million, or 81.3%, in 2003, and by $3.4 million, or 40.3%, in 2002. These increases were primarily attributable to increases in average interest-earning assets of $410.9 million, or 102.7%, in 2003, and $132.5 million, or 49.5%, in 2002. The increases in net operating revenue in 2003 and 2002 more than offset increases in operating expenses of $18.4 million, or 69.4%, in 2003, and $10.8 million, or 68.5%, in 2002.

          Net Interest Income.    Net interest income is the difference between interest income earned on interest-earning assets such as loans and securities, and interest expense paid on interest-bearing liabilities such as deposits and borrowings. Net interest income is affected by changes in interest rates and by changes in the amount and composition of interest-earning assets and interest-bearing liabilities.

          Net interest income before provision for loan losses increased from $9.3 million in 2001 to $14.3 million in 2002, an increase of $5.0 million, or 53.9% and from $14.3 million in 2002 to $22.8 million in 2003, an increase of $8.5 million, or 59.1%. These increases were primarily attributable to increases in average interest-earning assets from $267.6 million in 2001 to $400.1 million in 2002 and to $811.0 million in 2003, which reflect substantial increases in average loans primarily as a result of our substantially increased single-family residential lending activities during these periods. As a result of increases in average interest-earning assets, interest income increased by $17.4 million, or 68.8%, in 2003 and by $5.2 million, or 25.6%, in 2002. The increases in average interest-earning assets in 2003 and 2002 were funded by increases in average interest-bearing liabilities, which increased from $233.4 million in 2001 to $352.9 million in 2002 and to $784.3 million in 2003, reflecting increases in the average balances of both deposits and FHLB advances and other borrowings. As a result of increases in interest-bearing liabilities, interest expense increased by $9.0 million, or 81.3%, in 2003 and by $153,000, or 1.4%, in 2002.

          Our interest rate spread increased from 2.88% in 2001 to 3.21% in 2002, and decreased to 2.73% in 2003. The decrease in our interest rate spread in 2003 reflected a 106 basis point decrease in the weighted average yield earned on our interest-earning assets from 6.34% in 2002 to 5.28% in 2003, which more than offset a 57 basis point decrease in the weighted average yield on our interest-bearing liabilities from 3.12% in 2002 to 2.55% in 2003. The decrease in the yield on interest-earning assets in 2003 was primarily attributable to a decrease in the yield earned on loans as a result of substantial originations of single-family residential loans in a lower rate environment. The decrease in the rate paid on interest-bearing liabilities in 2003 was primarily attributable to a decrease in the rates paid on certificates of deposit and checking accounts and, to a lesser extent, borrowings, which offset an increase in the rate paid on savings accounts as a result of our successful introduction of the eMoney Market account. The reduction in the rate paid on our borrowings in 2003 was notwithstanding the issuance of $10.0 million of trust preferred securities in each of July and September 2002 and September 2003, which currently have higher rates than our other borrowings. Our interest rate spread increased in 2002 because a 154 basis point decrease in the weighted average rate paid on our interest-bearing liabilities more than offset a 121 basis point decrease in the weighted average rate earned on interest-earning assets during this period.

          As a result of the foregoing changes, our net interest margin increased from 3.48% during 2001 to 3.58% during 2002, and decreased to 2.81% during 2003.

          For a tabular presentation of average balances, yields and rates in recent periods, see Table 1 under "Selected Financial Tables" on page 56, and for an analysis of net interest income based on changes in volume and rate, see Table 2 under "Selected Financial Tables."

          Provision for Loan Losses.    The provision for loan losses amounted to $1.2 million, $2.4 million and $803,000 in 2003, 2002 and 2001, respectively. These provisions reflect substantial increases in our loan portfolio in recent years, as well as a higher level of net charge-offs in 2002. Net charge-offs amounted to $800,000, $906,000 and $27,000 in 2003, 2002 and 2001, respectively. All of these charge-offs were attributable to charge-offs of single-family residential loans and, to a much lesser extent, home equity loans and automobile loans.

          At December 31, 2003, the allowance for loan losses amounted to $2.8 million, or 0.73% of our total loans held for investment, as compared to $2.4 million, or 1.47%, at December 31, 2002. The ratio of the allowance for loan losses to nonperforming loans amounted to 95.0% at December 31, 2003, as compared to 72.5% at December 31, 2002.

          We consider the methodology for determining the provision for loan losses and the amount of our allowance for loan losses to be a critical accounting policy, as discussed under "— Critical Accounting Policies," beginning on page 52. For additional information concerning our allowance for loan losses, see "— Credit Risk Management — Allowance for Loan Losses" on page 41.

          Fee and Other Income.    Fee and other income increased from $10.3 million in 2001 to $21.9 million in 2002 and to $36.7 million in 2003. Fee and other income as a percentage of net operating revenue increased from 54.7% in 2001 to 64.7% in 2002 and amounted to 62.9% in 2003. The increases in fee and other income in 2003 and 2002 were substantially attributable to increased revenues from Lydian Wealth Management and Lydian Data Services and reflect our emphasis on this source of income.

          The following table sets forth our fee and other income during the periods indicated.

	Year Ended December 31,
	2003	2002	2001
	(In Thousands)

Data services fees	$14,761	$4,798	$1,595
Investment advisory fees	11,383	8,548	5,274
Risk management advisory fees	265	2,601	1,115
Loan servicing fees	1,861	175	—
Gain on sale of loans, net	6,979	4,584	1,137
Other income	1,416	1,159	1,150

Total	$36,665	$21,865	$10,271

          Data services fees represent fees obtained from the processing of single-family residential loans for institutional investors, which include revenues received for technology development and systems integration which are necessary for us to process loans for such investors. These fees increased in 2003 and 2002 as a result of the expansion of the activities of Lydian Data Services. The aggregate principal amount of loans processed by us increased from $120 million in 2000 to $958 million in 2001 to $3.0 billion in 2002 and to $6.9 billion in 2003. The average principal amount of loans processed by us on a monthly basis was $576.6 million during all of 2003 and $749.5 million during the last three months of 2003. The total number of loans processed by us increased from 727 in 2000 to 5,805 in 2001 to 16,610 in 2002 and to 41,936 in 2003, and amounted to 15,178 in the fourth quarter of 2003.

          Investment advisory fees consist primarily of fees received by Lydian Wealth Management for investment consulting services, which are based on the value of client assets under management. Investment advisory fees increased in 2003 and 2002 primarily because of growth in client assets under management. Client assets under management increased from $1.8 billion at December 31, 2001 to $2.7 billion at December 31, 2002 and to $3.6 billion at December 31, 2003.

          Risk management advisory fees represent one-time fees received by Lydian Wealth Management in connection with the development of equity risk management strategies for clients who have concentrated stock positions.

          Loan servicing fees are received by us in connection with our servicing of single-family residential loans which we have sold in the secondary market on a servicing-retained basis. The increases in these fees in 2003 and 2002 reflect the increased sale of loans by us on a servicing-retained basis. For information about the mortgage-servicing rights which we record in connection with such sales, see "Financial Condition — Mortgage Servicing Rights" below.

          Gain on sale of loans, net increased in 2003 and 2002 as a result of higher loan sales activity and loan sale premiums. We sell in the secondary market substantially all of the fixed-rate single-family residential loans with maturities of 15 years or more, as well as some of the adjustable-rate single-family residential loans, that we originate. During 2003, 2002 and 2001, we sold $938.6 million, $309.1 million and $68.4 million of loans, respectively. Gain on sale of loans is net of losses on derivative financial instruments which we use to hedge against the effects of changes in interest rates on the value of our mortgage loans available for sale. See "Asset and Liability Management — Derivative Financial Instruments" below. Gains from the sale of loans are subject to market and economic conditions and, as a result, there can be no assurance that the gains reported in prior periods will be achieved in future periods.

          Operating Expenses.    Operating expenses increased from $15.7 million in 2001 to $26.5 million in 2002 and to $44.9 million in 2003. These increases generally were attributable to increases in most categories of operating expenses, particularly compensation and employee benefits, as a result of our substantial growth during these periods.

          The following table sets forth our operating expenses during the periods indicated.

	Year Ended December 31,
	2003	2002	2001
	(In Thousands)

Compensation and employee benefits	$26,631	$17,281	$8,348
Professional fees	2,297	837	414
Marketing	1,849	581	724
Data processing	1,117	818	793
Office and occupancy	5,209	3,023	2,195
Depreciation and amortization	4,151	2,234	1,950
Travel and entertainment	1,246	758	419
Other	2,399	971	885

Total	$44,899	$26,503	$15,728

          Compensation and employee benefits expense increased in 2003 and 2002 primarily as a result of increased salaries and bonus expense, which generally reflected increases in full-time equivalent employees in connection with the expansion of all of our businesses. Full-time equivalent employees increased from 155 at December 31, 2001 to 271 at December 31, 2002 and to 497 at December 31, 2003.

          Professional fees increased in recent periods primarily as a result of increased consultant fees, which reflected the growth of the Bank and Lydian Data Services, and legal fees, which included $250,000 paid in connection with the settlement of the lawsuit described under "—Recent Developments" above.

          Data processing expense is comprised of expenses associated with our investment in both externally-provided and internally-developed technology. The increases in data processing expense in 2003 and 2002 reflect increased investment in the development of software for our businesses. The increase in this expense in 2002 also was due to our investment in a state-of-the art disaster recovery system.

          Office and occupancy expense increased in 2003 and 2002 primarily as a result of increases in rent due to the expansion of our executive offices, Lydian Wealth Management's move into new executive offices in 2003 and opening of two branch offices in late 2001 and the expansion of the facilities used by Lydian Data Services. In addition, in 2003 we incurred $250,000 of costs relating to the write-off of an operating lease and leasehold improvements in connection with Lydian Wealth Management's move into new executive offices. Office and occupancy expense also includes stationery and supplies, postage and various other office expenses, including telephone expense. These expenses increased in 2003 and 2002 as a result of the growth in our operations and, in 2002, costs incurred in connection with the change of our and our subsidiaries' names.

          Depreciation and amortization expense consists primarily of depreciation of computer equipment and software and, to a lesser extent, leasehold improvements and furniture and fixtures. This expense increased in 2003 and 2002 as a result of our increased investment in depreciable assets in connection with the growth in our operations. In addition, in 2003 we incurred $160,000 of accelerated depreciation expense in connection with the replacement of our phone system in this period. We compute depreciation and amortization primarily on the straight-line method over the estimated life of each type of asset and assess the potential impairment of assets as circumstances warrant. In accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," we capitalize costs related to the development and implementation of websites and software. These costs include payroll and other employee-related expenses. During 2003, 2002 and 2001, we capitalized costs of $2.2 million, $1.0 million and $639,000, respectively.

          Other operating expense consists of a sundry of items, including certain loan origination expenses, loan servicing fees paid to third parties, OTS examination expenses and FDIC insurance assessments. Other operating expense increased in 2003 primarily because of increases associated with loan credit investigations and increases in other loan expenses, which reflect our increased lending activities during these periods.

          Minority Interest.    Minority interest represents dividends paid on preferred stock issued by Lydian Preferred Capital Corporation, or LPCC, an indirect subsidiary of the Bank which intends to elect to be taxed as a real estate investment trust, or REIT, for federal and state income tax purposes for 2003. In late 2002, LPCC issued 1,250 shares of Series 2002 cumulative preferred stock (the "Series 2002 Stock") with an aggregate liquidation preference of $937,500, of which 1,125 shares are indirectly held by the Company and eliminated in consolidation and 125 shares with an aggregate liquidation preference of $93,750 are held by unaffiliated parties and included in minority interest. In December 2003, LPCC issued 15,000 shares of Series 2003A noncumulative exchangeable fixed/floating rate preferred stock (the "Series 2003A Stock") with an aggregate liquidation preference of $15.0 million. See "— Financial Condition — Minority Interest" on page 39.

          Income Taxes.    We file a consolidated federal income tax return with our subsidiaries and also file separate entity income tax returns in states where we maintain operations. Provision for income taxes amounted to $4.8 million, $2.8 million and $1.0 million in 2003, 2002 and 2001, respectively.

Our effective tax rates amounted to 35.8%, 37.8% and 34.1% during 2003, 2002 and 2001, respectively. For a reconciliation of our effective tax rates and the federal statutory rate of 34%, see note 15 to the audited consolidated financial statements.

          We generated net operating loss carryforwards as a result of our operating loss in 2000. Because of these carryforwards, there was no current provision for federal income taxes by us in 2001. At December 31, 2003, we had no more federal net operating loss carryforwards but had $7.0 million of Florida state net operating loss carryforwards which expire in 2021. For additional information regarding taxation of us and our subsidiaries, see note 15 to the audited consolidated financial statements.

          Comprehensive Income.    Our comprehensive income amounted to $7.8 million, $4.5 million and $2.2 million in 2003, 2002 and 2001, respectively. Comprehensive income differs from our net income because of unrealized gains and losses on securities available for sale and derivative securities accounted for as cash flow hedges, and related income tax effects.

          For a reconciliation of our comprehensive income and net income, see the consolidated statements of comprehensive income included in our consolidated financial statements.

Operating Segments Results

          The following table summarizes the operating results during 2003, 2002 and 2001 of the three business segments which comprise our operations.

	Year Ended December 31,
	2003	2002	2001
	(In Thousands)
Lydian Private Bank:
Net interest income	$21,747	$11,925	$8,527
Fee and other income	10,530	5,767	1,834
Operating expenses	19,636	7,982	7,271
Tax provision	4,536	3,675	1,054

Segment net income	$8,105	$6,035	$2,036

Total assets at end of period	$1,050,977	$581,141	$334,095

Lydian Wealth Management:
Net interest income (expense)	$(32)	$14	$(17)
Fee and other income:
Investment advisory fees	11,108	8,547	5,274
Risk management advisory fees	257	2,601	1,115
Other	9	151	453
Operating expenses	9,312	9,218	4,572
Tax provision	710	793	769

Segment net income	$1,320	$1,302	$1,484

Total assets at end of period	$17,012	$17,038	$10,990

Lydian Data Services:
Net interest income (expense)	$(67)	$—	$—
Fee and other income	14,761	4,798	1,595
Operating expenses	6,280	2,533	669
Tax provision	2,944	857	316

Segment net income	$5,470	$1,408	$610

Total assets at end of period	$7,216	$3,101	$1,517

Total:
Net interest income	$21,648	$11,939	$8,510
Fee and other income	36,665	21,864	10,271
Operating expenses	35,228	19,733	12,512
Tax provision	8,190	5,325	2,139

Total segment net income	14,895	8,745	4,130
Corporate expenses	9,727	6,770	3,215
Corporate tax benefit	(3,403)	(2,562)	(1,097)

Net income	$8,571	$4,537	$2,012

Total assets at end of period	$1,075,205	$601,280	$346,602

        Set forth below is a discussion of the operating results during 2003, 2002 and 2001 of the three business segments which comprise our operations.

          Banking.    The Bank provides a wide variety of financial services and products, with an emphasis on high-net worth individuals and families as customers. These products and services include a broad range of basic deposit products, including checking, savings and certificates of deposit, and single-family residential, consumer and other loans, both through traditional offices and VirtualBank. In addition, the Bank provides wealth management, trust and estate administrative services as well as a variety of other services to individuals.

          The Bank's profitability is primarily dependent on its net interest income after provision for loan losses, which increased from $8.5 million in 2001 to $11.9 million in 2002 and to $21.7 million in 2003. These increases were primarily attributable to increases in average interest-earning assets as a result of the continued growth and establishment of the Bank's lending operations. The average balance of loans for the consolidated organization, substantially all of which are held by the Bank, increased from $206.5 million in 2001 to $329.9 million in 2002 and to $735.4 million in 2003. The effects of increases in the average balance of loans more than offset the effects of a decline in the weighted average yield on loans from 7.74% in 2001 to 6.19% in 2002 and to 5.25% in 2003, which reflected the generally declining interest rate environment during these periods.

          The Bank used deposits and FHLB advances to fund the growth in loans in recent periods. Interest-bearing liabilities increased from $233.4 million in 2001 to $352.9 million in 2002 and to $784.3 million in 2003. The increased interest expense resulting from these increases was partially offset by decreases in the weighted average rate paid on interest-bearing liabilities from 4.66% in 2001 to 3.12% in 2002 and to 2.55% in 2003, which reflected the generally declining interest rate environment during these periods.

          The Bank's fee and other income is comprised primarily of gains on sale of loans and servicing income. Gains on sale of loans increased by $3.4 million from 2001 to 2002 and by $2.4 million from 2002 to 2003. These increases were due to the expansion of the Bank's lending activities during these periods. In addition, the Bank began selling loans on a servicing-retained basis at the end of 2002, and as a result recorded loan servicing income of $1.9 million in 2003, as compared to $175,000 of such income in 2002.

          The Bank's operating expense increased from $7.3 million in 2001 to $8.0 million in 2002 and to $19.6 million in 2003. These increases were primarily attributable to higher compensation and employee benefits expense, which increased from $4.8 million in 2001 to $10.1 million in 2002 and to $13.8 million in 2003, respectively, reflecting increased growth and staffing at the Bank. Other operating expenses of the Bank increased consistent with the Bank's growth in recent periods.

          The Bank's net income increased from $2.0 million in 2001 to $6.0 million in 2002 and to $8.1 million in 2003.

          Wealth Management.    Lydian Wealth Management provides a comprehensive suite of customized wealth management services primarily to ultra-high-net worth individuals and their families.

          Lydian Wealth Management's income is primarily dependent on investment advisory fees received from client assets under management and, to a lesser extent, risk management advisory fees, which are received in connection with the development of equity risk management strategies for clients who have concentrated stock positions. Investment advisory fees increased from $5.3 million in 2001 to $8.5 million in 2002 and to $11.1 million in 2003, which generally reflected increases in client assets under management from $1.8 billion at December 31, 2001 to $2.7 billion at December 31, 2002 and to $3.6 billion at December 31, 2003. Risk management advisory fees are nonrecurring by nature and are subject to significant fluctuation from period to period. Such fees amounted to $1.1 million in 2001, $2.6 million in 2002 and $257,000 in 2003. The increase in 2002 was due to two engagements during 2002.

          Lydian Wealth Management's operating expenses increased from $4.6 million in 2001 to $9.2 million in 2002 and to $9.3 million in 2003. These increases generally reflect the growth of the operations of Lydian Wealth Management and, in 2002, commission expense incurred in connection with Lydian Wealth Management's risk management advisory activities and expense associated with its opening of two branch offices in late 2001.

          Lydian Wealth Management's net income decreased from $1.5 million in 2001 to $1.3 million in 2002, and amounted to $1.3 million in 2003. The decrease in 2002 was due to an increase in operating expenses during this period, and the flat results in 2003 were attributable to a substantial decrease in risk management advisory fees.

          Data Services.    Lydian Data Services provides mortgage loan origination processing services, including underwriting, compliance, due diligence, appraisal review, custodial transfers and servicing transfers, to financial services firms.

          The profitability of Lydian Data Services is dependent on fees obtained from the processing of single-family residential loans for institutional investors, which include revenues received for technology development and systems integration which are necessary for it to process loans for such investors. Lydian Data Services' fee and other income increased from $1.6 million in 2001 to $4.8 million in 2002 and to $14.8 million in 2003, respectively, and amounted to $4.6 million during the fourth quarter of 2003. These increases were attributable to a 622% increase in the principal amount of loans processed by Lydian Data Services between 2001 and 2003. Income from this segment is primarily derived from four clients, of which an affiliate of Credit Suisse First Boston accounted for approximately 78% and 98% of Lydian Data Service's fee and other income in 2003 and 2002, respectively, and an affiliate of Morgan Stanley accounted for approximately 12% of such fees and income in 2003. The total number of loans processed by us increased from 727 in 2000 to 5,805 in 2001 to 16,610 in 2002 and to 41,936 in 2003, and amounted to 15,178 in the fourth quarter of 2003.

          Lydian Data Services' operating expenses increased from $669,000 in 2001 to $2.5 million in 2002 and $6.3 million in 2003. These increases reflect the growth in the operations of this segment and were primarily due to the hiring of additional employees to support the expanded loan processing volumes and the opening of a separate data center in 2002.

          Lydian Data Services' net income increased from $610,000 in 2001 to $1.4 million in 2002 and to $5.5 million in 2003, which reflected the growth in its operations during these periods.

          The aggregate of the net income of the Company's three business segments in 2003, 2002 and 2001 was greater than the consolidated net income of the Company during these periods as a result of $9.7 million, $6.8 million and $3.2 million of corporate operating expense, respectively. Such corporate operating expense was comprised primarily of compensation expense and, to a lesser extent, data processing expense and depreciation and amortization expense.

Financial Condition

          Total assets increased from $346.6 million at December 31, 2001 to $601.3 million at December 31, 2002 and to $1.1 billion at December 31, 2003. The $254.7 million, or 73.5%, increase during 2002 and the $473.9 million, or 78.8%, increase during 2003 were primarily attributable to increases in loans, which reflects the build-up of our lending operations. These increases were funded primarily by increases in deposits and FHLB advances.

          Securities.    Our securities available for sale portfolio decreased from $63.1 million at December 31, 2001 to $52.3 million at December 31, 2002 and to $39.4 million at December 31, 2003. Securities available for sale are carried at fair value inclusive of unrealized gains and losses. Securities available for sale had a pre-tax net unrealized loss of $957,890 and a pre-tax net unrealized gain of $767,874 at December 31, 2003 and 2002, respectively. These unrealized gains and losses do not impact net income but are recorded as adjustments to stockholders' equity, net of related deferred income taxes, by virtue of their being a component of our comprehensive income.

          At December 31, 2003, our securities available for sale consisted of $18.7 million of Fannie Mae mortgage-backed securities backed by single-family residential loans and $20.7 million of interest-only, strip securities related to Fannie Mae and Ginnie Mae mortgage-backed securities backed by multi-family residential loans. Strip securities exhibit considerably more price volatility than mortgage loans and ordinary mortgage-backed securities, due in part to the uncertain cash flows that result from changes in the prepayment rates of the underlying mortgages. Increased prepayments of the underlying mortgages as a result of decreases in market interest rates can result in a loss of all or part of the purchase price of a strip security, although strip securities backed by multi-family residential loans (which comprise all of our strip securities) generally have provisions which prohibit and/or provide economic disincentives to prepayments for specified periods. We acquired our strip securities in 2001 based on our view of the market for such securities and our capital position and interest rate risk profile at the time. We closely monitor our strip securities, which are risk-weighted at 100% for regulatory capital purposes, utilizing both internal and independent assumptions for performance and valuation, and to date these securities have performed in accordance with our projections.

          In recent periods, we have not emphasized investments in investment securities because we have emphasized lending activities and investment in our businesses. We are authorized to invest in a wide range of investment securities under our investment policy, however, and expect to acquire additional investment securities in the future as opportunities arise and circumstances warrant, although we have no plans to do so at the current time.

          In addition to securities available for sale, we hold, through the Bank, stock of the FHLB of Atlanta, which we are required to hold as a result of our membership in this bank. Our FHLB stock increased from $2.2 million at December 31, 2001 to $8.4 million at December 31, 2002 and to $11.1 million at December 31, 2003.

          For a tabular presentation of our securities available for sale and FHLB stock, see Table 3 under "Selected Financial Tables" on page 57, and for a tabular presentation of the contractual maturities of our securities available for sale, see Table 4 under "Selected Financial Tables" on page 58.

          Loans.    Our loans are comprised of loans which we do not intend to hold to maturity, which we classify as loans available for sale, and loans which we do intend to hold to maturity. Loans available for sale are carried at the lower of cost or market value determined on an aggregate basis. Loans held to maturity are carried at their unpaid principal balance prior to adjustment for our allowance for loan losses and unearned fees, premiums and discounts.

          Our loans available for sale, net increased from $139.3 million at December 31, 2001 to $308.0 million at December 31, 2002 and to $571.3 million at December 31, 2003. These increases were primarily attributable to substantial increases in single-family residential loans, which increased from $97.5 million, or 71.6%, of total loans available for sale at December 31, 2001 to $281.3 million, or 92.5%, of total loans available for sale at December 31, 2002 and to $547.2 million, or 97.1%, of total loans available for sale at December 31, 2003.

          Our loans held for investment, net increased from $115.4 million at December 31, 2001 to $164.3 million at December 31, 2002 and to $377.1 million at December 31, 2003. The increase in 2003 was primarily attributable to an increase in single-family residential loans, and the increase in 2002 was primarily attributable to an increase in both single-family residential loans and consumer and personal loans. Single-family residential loans increased from $76.7 million, or 63.3%, of total loans at December 31, 2001 to $100.1 million, or 59.7%, of total loans at December 31, 2002 and to $269.7 million, or 71.7%, of total loans at December 31, 2003. Consumer and personal loans increased from $30.3 million, or 25.0%, of total loans at December 31, 2001 to $54.1 million, or 32.2%, of total loans at December 31, 2002 and to $88.0 million, or 23.4%, of total loans at December 31, 2003.

          We generally classify as available for sale substantially all of our newly-originated, long-term, fixed-rate single-family residential loans with maturities of 15 years or more, as well as adjustable-rate single-family residential loans which we may sell in the secondary market as circumstances warrant. In addition, we classified as available for sale a package of home equity loans and lines of credit which we purchased in late 2000, which amounted to $48.0 million at December 31, 2000 and $16.5 million at December 31, 2003. We generally classify as held for investment our shortest duration adjustable-rate single-family residential loans, loans to clients with which we have other banking or wealth management relationships and where we desire to control the total customer experience, and all commercial real estate, construction, commercial business and consumer and other loans, except as noted above.

          For a tabular presentation of our loans available for sale and loans held for investment, see Tables 5 and 7, respectively, under "Selected Financial Tables" on pages 58 and 60, respectively. For a tabular presentation of the maturities and interest rate terms of our loans available for sale and loans held for investment, see Tables 6 and 8, respectively, under "Selected Financial Tables" on pages 59 and 61, respectively.

          Single-family residential loans for our high-net worth clients and other customers are obtained from wholesale sources, primarily through the use of independent brokers located nation-wide, and also are obtained on a retail basis through VirtualBank and our loan offices. From time to time, we also purchase pools of loans from other financial institutions.

          Although not currently emphasized by us, commercial real estate loans, construction loans and commercial business loans generally are obtained on a retail basis through direct contact with clients. Automobile loans and home equity loans and lines of credit are also obtained in this manner and through VirtualBank.

          The following table sets forth information regarding our mortgage loan origination and purchase activity during the periods indicated.

	Year Ended December 31,
	2003	2002	2001
	(In Thousands)

Originations	$1,632,332	$518,509	$147,144
Purchases	28,275	57,992	43,302

	$1,660,607	$576,501	$190,446

          We seek to maintain a geographically diverse mortgage loan portfolio in order to limit the effects of adverse economic conditions in any one area on our operations. For a tabular presentation of the geographic location of our mortgage loans held for sale and held for investment, see Table 9 under "Selected Financial Tables" on page 62.

          We emphasize the acquisition of high-quality single-family residential loans which exceed the loan amounts established by government-sponsored agencies, such as Fannie Mae or Freddie Mac, for loans purchased by them, or so-called "jumbo" loans. The maximum ratio of the principal amount of a single-family residential loan we acquire to the most recent appraised value of the underlying property, which we refer to as the loan-to-value, or LTV ratio, generally is substantially below the maximum permitted by our various loan programs. At December 31, 2003, the weighted average LTV ratio for our mortgage loans (including loans available for sale) was 64.3%.

          For a tabular presentation of the average balances and LTVs at the time of origination of our mortgage loans available for sale and held for investment, see Table 10 under "Selected Financial Tables" on page 63.

          Equipment and Other Fixed Assets.    Our equipment and other fixed assets increased from $7.0 million at December 31, 2001 to $10.5 million at December 31, 2002 and to $14.0 million at December 31, 2003. The increase in 2003 was attributable to a $5.5 million, or 42.7%, gross increase (before accumulated depreciation and amortization) in computer equipment and software, including internally-developed software, and a $2.0 million, or 63.0%, gross increase (before accumulated depreciation and amortization) in other fixed assets, which consist of leasehold improvements and furniture, fixtures and equipment.

          Goodwill.    Goodwill increased from $6.9 million at December 31, 2001 to $11.8 million at December 31, 2002 and was unchanged at December 31, 2003. We initially recorded $6.1 million of goodwill in connection with our acquisition of Lydian Wealth Management in January 2001, which was subsequently increased to reflect the payment of contingent consideration to the former stockholders of Lydian Wealth Management based on its post-acquisition performance. For additional information, see "— Critical Accounting Policies" below and notes 1 and 2 to the audited consolidated financial statements.

          Real Estate Owned.    Real estate owned increased from $0 at December 31, 2001 to $613,000 at December 31, 2002 and decreased to $0 at December 31, 2003. Real estate owned at December 31, 2002 consisted of a single-family residence acquired by foreclosure.

          Data Services and Investment Advisory Receivables.    Data services and investment advisory receivables represent amounts payable to us for our data services activities and investment advisory activities. Data services and investment advisory receivables increased from $611,000 at December 31, 2001 to $2.9 million at December 31, 2002 and to $4.9 million at December 31, 2003. These increases generally reflect the increased activities of Lydian Data Services and Lydian Wealth Management during these periods.

          Mortgage Servicing Rights.    Mortgage servicing rights are recorded by us in connection with our sale of loans in the secondary market on a servicing-retained basis. We generally sell loans on a servicing-released basis but from time to time retain loan servicing rights if the pricing of a proposed loan sale is more attractive to us on this basis. As a result of these sales, mortgage servicing rights increased from $0 at December 31, 2001 to $825,000 at December 31, 2002 and to $5.1 million at December 31, 2003, and we serviced $358 million of loans for others at December 31, 2003. We amortize mortgage servicing rights in proportion to and over the period of estimated net servicing income and adjust this amortization on a prospective basis in response to changes in estimated projections of future cash flows.

          The value of our mortgage servicing rights generally would be adversely affected if a decline in market interest rates results in a substantial increase in prepayments as borrowers refinance the related loans at lower rates, which would reduce the period during which we receive income from the loans serviced by us. Because the value of our mortgage servicing rights is based on the net present value of estimated future cash flows, if the rate of prepayment of the related loans exceeds the rate assumed by us, due to a significant decline in interest rates or otherwise, the value of our mortgage servicing rights will decrease and accelerated amortization of servicing rights or recognition of an impairment provision may be necessary, which would adversely affect our results of operations.

          Bank-Owned Life Insurance.    In December 2003, the Company purchased bank-owned life insurance, or BOLI, on the lives of approximately 50 employees who have consented to allowing the Bank to be the beneficiary of such policies. The BOLI had a cash surrender value of $15.0 million at December 31, 2003, and we received $14,000 of income from this insurance in 2003, which is included in fee and other income. Our BOLI is invested in the general account of an insurance carrier which had a Standard and Poors financial strength rating of A and a credit rating of A at December 31, 2003. This insurance provides us a means to mitigate increasing employee benefit costs.

          Deposits.    Our primary source of deposits is accounts opened through VirtualBank, our on-line banking system, which serves its customers on a 24 hours-a-day/7 days-a-week basis. We also obtain deposits through our branch office in Palm Beach, Florida. In addition, we obtain brokered deposits from time to time, but these have not been a significant source of our deposits to date.

          Deposits increased from $194.8 million at December 31, 2001 to $313.7 million at December 31, 2002 and to $721.1 million at December 31, 2003. The increase in deposits in 2002 was primarily attributable to a $90.5 million, or over 100%, increase in certificates of deposit and a $32.3 million, or 88.2%, increase in negotiable order of withdrawal ("NOW") accounts. The increase in NOW accounts in 2002 was attributable to a six month-teaser rate offered on these accounts, and the increase in certificates of deposit during this period was primarily attributable to our payment of higher rates, in each case to attract deposits to support our growth. The increase in deposits in 2003 was primarily attributable to a $409.7 million increase in savings accounts, which was attributable to our successful introduction of the eMoney Market account. This account is a purely electronic account for individuals in which deposits may be made only by means of a link to another account or accounts with us or another financial institution and from which deposits may be withdrawn only by electronic transfer back to the linked account or accounts.

          For a tabular presentation of our deposits, see Table 11 under "Selected Financial Tables" on page 64. For a tabular presentation of the maturities of our certificates of deposit and our certificates of deposit of $100,000 or more, see Tables 12 and 13, respectively, under "Selected Financial Tables" on pages 64 and 65, respectively.

          FHLB Advances.    We use both short-term and long-term borrowings to fund the growth of earning assets in excess of deposit growth. A principal source of these borrowings is the advance programs of the FHLB of Atlanta, which we may utilize on a short-term basis or on a long-term basis to extend the maturity of our interest-bearing liabilities as appropriate. FHLB advances increased from $40.5 million at December 31, 2001 to $167.5 million at December 31, 2002 and to $216.6 million at December 31, 2003. FHLB advances generally are secured by a specific assignment of qualifying first mortgage single-family residential loans with unpaid principal amounts equal to at least 100% of the FHLB advances when discounted at 85% of the unpaid principal balance, as well as our stock in the FHLB of Atlanta.

          Junior Subordinated Debentures.    Junior subordinated debentures are securities issued by us to affiliated trusts in connection with their issuance to unaffiliated parties of trust preferred securities with substantially similar terms. Various contractual obligations relating to the trust preferred securities effectively make them full and unconditional obligations of the Company. In 2003, we deconsolidated two of these affiliated trusts, which were formed prior to February 1, 2003, pursuant to FASB Interpretation No. 46, "Consolidation of Variable Interest Entities — An Interpretation of ARB No. 51." The result of the deconsolidation and the accounting for a third affiliated trust in September 2003 was a $930,000 increase in other assets, reflecting our investment in the common securities issued by these trusts, and a $930,000 increase in borrowings as a result of our classification of the junior subordinated debentures which we had issued to these trusts, including those issued in return for the amounts contributed by us in connection with our acquisition of the common securities of these trusts, as borrowings. Previously, our interests in the common securities issued by the two trusts formed prior to February 1, 2003 and the related junior subordinated debentures were eliminated on consolidation and we classified the trust preferred securities issued by these trusts as borrowings. See "— Recent Accounting Pronouncements" on page 54, "Impact of New Accounting Pronouncements" in note 1 to the consolidated financial statements and note 12 to the consolidated financial statements.

          We formed Lydian Capital Trust I in July 2002 and Lydian Capital Trust II in October 2002. Each of these trusts issued $10 million of variable-rate trust preferred securities and invested the proceeds, along with capital contributions by us, in $10.3 million of our variable-rate junior subordinated debentures. The rate on $10.3 million of these junior subordinated debentures and the related trust preferred securities resets quarterly based on 3-month LIBOR plus 3.65%, and the rate on the other $10.3 million of these junior subordinated debentures and the related trust preferred securities resets quarterly based on 3-month LIBOR plus 3.45%. The maximum rate on these securities is capped at 12.50% through mid-to-late 2007, after which the cap is removed. We may redeem $10.3 million of these junior subordinated debentures and the related trust preferred securities at our option at par plus accrued unpaid interest beginning in July 2007, and we may redeem the other $10.3 million of these junior subordinated debentures and the related trust preferred securities at our option and on the same terms beginning in November 2007. These securities mature in 2032.

          In September 2003, we formed Lydian Capital Trust III. This trust issued $10 million of variable-rate trust preferred securities and invested the proceeds, along with capital contributions by us, in $10.3 millon of our variable-rate junior subordinated debentures. The rate on these junior subordinated securities and related trust preferred securities resets quarterly based on 3-month LIBOR plus 3.00%. We can redeem these junior subordinated securities and related trust preferred securities at our option at par plus accrued unpaid interest beginning in August 2008. These securities mature in 2033. We contributed the $9.7 million net proceeds from this offering to the Bank to increase its capital.

          Repurchase Agreements.    Our consolidated borrowings also include sales of securities under agreements to repurchase the same securities, which we generally use to obtain funds on a short-term basis (less than a year). The average amount of these borrowings outstanding during 2003, 2002 and 2001 was $31.1 million, $42.6 million and $23.5 million, respectively. At December 31, 2003 and 2002, we had mortgage-backed securities with a fair value of $12.8 million and $44.1 million, respectively, pledged as collateral to secure $11.2 million and $36.7 million of repurchase agreements, respectively. These securities remain in our asset accounts but are held by our counterparties to these agreements.

          For a tabular presentation of repurchase agreements and certain of our other short-term borrowings, see Table 14 under "Selected Financial Tables" on page 65.

          Other Borrowings.    At December 31, 2003, our consolidated borrowings also included a $5.0 million line of credit from First Tennessee Bank to each of Lydian Wealth Management and Lydian Data Services, of which $10.0 million was outstanding in the aggregate. These lines of credit are guaranteed by the Company and are secured by the stock we hold in the Bank, Lydian Data Services and Lydian Wealth Management. These lines of credit mature in September 2005 and bear interest at the initial rate of three-month LIBOR plus 2.10%, which resets quarterly during the second year of the loan. Each line of credit is interest only for two years, with a balloon payment of interest and principal due at maturity.

          From time to time our short-term borrowings also include advances to us under a $100 million loan repurchase agreement with Greenwich Capital Financial Products, Inc. At December 31, 2003, we had no borrowings outstanding under this agreement. For additional information regarding this source of borrowing, see "Liquidity and Capital Resources" below.

          Minority Interest.    Minority interest represents preferred stock issued by LPCC. At December 31, 2003, such preferred stock included $15.0 million of Series 2003A Stock issued in December 2003, which qualifies as Tier 1 capital of the Bank for regulatory purposes. The Series 2003A Stock pays dividends equal to 8% per annum through December 30, 2008 and at an annual rate equal to the three-month LIBOR plus 445 basis points thereafter. Dividends on the Series 2003A Stock are not cumulative and are payable only when, as and if declared by the board of directors of LPCC. The Series 2003A Stock is not redeemable prior to December 31, 2008 except upon occurrence of a specific adverse tax, capital or investment company event, as described in LPCC's articles of incorporation. Each share of Series 2003A Stock will be exchanged for one share of Bank preferred stock if the Bank becomes or may become undercapitalized pursuant to applicable banking laws and regulations or the Bank is placed into bankruptcy, reorganization, conservationship or receivership. Holders of Series 2003A Stock do not have any voting rights, except with respect to limited matters as required by Florida law or described in LPCC's articles of incorporation. Dividends on the Series 2003A Stock amounted $50,000 during 2003.

          At December 31, 2003, outstanding LPCC preferred stock also included 1,250 shares of Series 2002 Stock with an aggregate liquidation preference of $937,500, of which 1,125 shares are indirectly held by the Company and eliminated in consolidation and 125 shares with an aggregate liquidation preference of $93,750 are held by unaffiliated parties and included in minority interest. Holders of Series 2002 Stock are entitled to receive cumulative cash dividends at a rate of $45 per share, which are subordinate to the preference of the Series 2003A Stock. The Series 2002 Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption. Dividends on the Series 2002 Stock not eliminated in consolidation amounted to $5,625 during 2003.

          Stockholders' Equity.    Our stockholders' equity increased from $52.2 million at December 31, 2001 to $52.9 million at December 31, 2002 and to $62.6 million at December 31, 2003. These increases were primarily attributable to our retention of earnings. In addition, in 2002, we recorded $1.9 million of additional paid-in capital in connection with the issuance of contingent consideration to the former stockholders of Lydian Wealth Management, and in 2003 we recorded $5.2 million of additional capital in connection with our issuance of 1,015,990 shares upon exercise of outstanding options under our 1999 Stock Plan and 130,000 shares of restricted stock. The effects of these increases in our stockholders' equity were substantially offset by our repurchase of 673,000 shares and 1,145,000 shares for an aggregate of $3.4 million and $5.7 million, respectively, during 2003 and 2002, respectively.

Credit Risk Management

          Credit risk management is governed by policies reviewed and approved annually by our board of directors. The board delegates responsibility for credit risk management to a credit committee, which is comprised of directors and members of senior management who are responsible for supervising and administering our lending activities. The credit committee reviews information regarding our loans, classifies them in accordance with the requirements of federal regulations and takes other action as appropriate. We strive to identify potential problem loans early, take any necessary charge-offs promptly and maintain an adequate allowance for loan losses.

          Nonperforming Assets.    Nonperforming assets consist of nonaccrual loans, accruing loans 90 days or more overdue, real estate acquired upon foreclosure or by deed-in-lieu thereof and repossessed assets.

          At December 31, 2003, our nonperforming assets amounted to $2.9 million, as compared to $3.9 million at December 31, 2002 and $786,000 at December 31, 2001. Nonperforming assets at December 31, 2003 consisted of $2.9 million of nonperforming loans, which consisted primarily of a $1.7 million single-family residential loan in which affiliates of the mortgage broker and the title company embezzled the bulk of the escrowed funds we advanced. We are currently pursuing recovery of the loan proceeds through litigation against the mortgage broker and the title company, as well as a fidelity bond claim. Pursuant to applicable accounting requirements, we consider this loan impaired and carry it on our books at its estimated net realizable value.

          Although we currently have a low level of nonperforming assets, there can be no assurance that we will not experience higher levels of nonperforming assets as our loans become more seasoned or as a result of changes in the real estate markets and economic conditions in the areas in which we engage in lending activities. Increases in nonperforming assets would adversely affect our operations through higher provisions for loan losses, increased net charge-offs, decreased accrual of interest income and increased noninterest expenses as a result of the allocation of resources to the collection and workout of nonperforming assets.

          The following table shows the amounts of our nonperforming assets at the dates indicated.

	December 31,
	2003	2002	2001	2000	1999
	(Dollars in Thousands)
Nonaccruing loans:
Single-family residential	$2,846	$3,300	$711	$—	$—
Commercial real estate	—	—	—	—	—
Construction	—	—	—	—	—
Commercial business	—	—	—	—	—
Consumer and other	64	22	75	—	—

Total nonaccruing loans	2,910	3,322	786	—	—
Accruing loans 90 days or more past due	—	—	—	—	—

Total nonperforming loans	2,910	3,322	786	—	—
Real estate owned, net	—	613	—	—	—
Repossessed assets, net	—	—	—	—	—

Total non-performing assets	$2,910	$3,935	$786	$—	$—

Total nonperforming loans as a percentage of total loans (1)	0.31%	0.70%	0.31%	—	—
Total nonperforming assets as a percentage of total assets	0.27	0.65	0.23	—	—

(1)
Includes loans available for sale.

          Loans are generally placed on nonaccrual when they are more than 90 days past due in either principal or interest, unless the loans are well collateralized and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days also may be classified as nonaccrual if repayment in full of principal or interest is in doubt. Loans may be returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment within an acceptable period of time and there is a sustained period of repayment performance by the borrower of interest and principal in accordance with the contractual terms.

          At the time a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest income in the current period. Recognition of the interest on the accrual method is discontinued when interest or principal payments are greater than 90 days in arrears.

          Additional interest income of $78,442, $168,388, $24,489 and $0 would have been recorded in 2003, 2002, 2001 and 2000, respectively, had the nonaccrual loans at the end of these periods been accruing in accordance with their terms.

          Real estate owned is initially recorded at the lower of the adjusted cost basis of the loan or fair value less estimated costs of disposal of the property after the date of acquisition by foreclosure or deed-in-lieu thereof. After acquisition, we periodically reevaluate real estate owned to determine that the carrying value is recorded at the lower of cost or fair value less estimated costs to dispose.

          Classified Assets.    Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. The Bank has established three classifications for potential problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristics that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The Bank has established another category, designated "special mention," for assets which do not currently expose the Bank to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as special mention, substandard or doubtful result in the institution establishing higher levels of allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. At December 31, 2003, we had $2.4 million of classified assets, which are primarily comprised of the nonperforming single-family residential loans included in our nonperforming assets at such date.

          Potential Problem Loans.    In addition to the nonperforming loans discussed above, we also have loans that are 30 to 89 days delinquent and still accruing. These loans amounted to $1.7 million at December 31, 2003, as compared to $1.1 million at December 31, 2002 and $1.5 million at December 31, 2001. These loans and related delinquency trends are considered in the evaluation of the allowance for loan losses and the determination of the provision for loan losses.

          Allowance for Loan Losses.    Based upon an evaluation of known and inherent risks, we maintain an allowance for loan losses at a level that we consider adequate to provide for probable losses on our loans held to maturity. The allowance for loan losses is increased by provisions for losses charged to income and by recoveries on loans previously charged off and is reduced by loans charged-off. The credit committee reviews the loan portfolio no less frequently than monthly in order to identify known or inherent losses and to assess the overall collection probability of the portfolio. Management begins the analysis by reviewing nonperforming loans by category and classifies each loan as special mention, substandard, doubtful or loss based on a review of the type of loan, the underlying collateral, nonperformance trends, delinquency status and economic and business conditions affecting the loan. Each classification is assigned a risk weighted percentage determined based on a combination of the Company's and its peer group's historical loss experience. Loans not classified as of each reporting period are divided into homogeneous groups, such as single-family residential loans and consumer loans, and evaluated for known and inherent losses based on a risk-weighted percentage determined based on a combination of the Company's and its peer group's historical loss experience. Peer group historical loss experience is based on a review of other OTS regulated banks of comparable size with similar loan products and is used due to the lack of seasoning within the Company's loan portfolio. As the Company's loan portfolio seasons over time, we will place greater reliance on internal loan historical loss experience and data. For non-homogeneous loans that are not classified, such as commercial real estate loans, a specific allowance is established based on a review of the status of the individual loan.

          Arriving at an appropriate level of allowance for loan losses necessarily involves a high degree of judgment. Although we use currently available information to maintain our allowance for loan losses, future additions to the allowance may be necessary based on the performance of our loans, changes in economic conditions or regulatory requirements. Any such additions would adversely affect our results of operations.

          The following table shows changes in our allowance for loan losses during the periods indicated.

	At or For the Year Ended December 31,
	2003	2002	2001	2000	1999(1)
	(Dollars in Thousands)

Average loans outstanding(2)	$735,364	$329,853	$206,479	$41,178	$—

Allowance for loan losses, beginning of period	$2,409	$923	$147	$—	$—
Provision for loan losses	1,155	2,392	803	147
Charge-offs:
Single-family residential	629	860	—	—	—
Commercial real estate	—	—	—	—	—
Construction	—	—	—	—	—
Commercial business	—
Consumer and personal	187	47	27	—	—

Total charge-offs	816	907	27	—	—
Recoveries on loans previously charged off:
Single-family residential	16	—	—	—	—
Commercial real estate	—	—	—	—	—
Construction	—	—	—	—	—
Commercial business	—	—	—	—	—
Consumer and personal	—	1	—	—	—

Total recoveries	16	1	—	—	—
Net charge-offs	800	906	27	—	—

Allowance for loan losses, end of period	$2,764	$2,409	$923	$147	$—

Allowance for loan losses as a percentage of total loans held for investment	0.73%	1.47%	0.80%	0.12%	—
Allowance for loan losses as a percentage of nonperforming loans	94.98	72.52	117.43	0.00	—
Ratio of net charge-offs during the period to average loans outstanding during the period(2)	0.11	0.27	0.01	0.00	—

(1)
Represents the period from inception on April 30, 1999 through December 31, 1999.

(2)
Includes loans held for sale.

          The following table shows how our allowance for loan losses was allocated by type of loan at the dates indicated.

	December 31,
	2003		2002		2001		2000		1999
	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans
	(Dollars in Thousands)
Single-family residential	$1,723	71.8%	$1,749	59.7%	$495	63.3%	$119	92.6%	$—	—%
Commercial real estate	2	1.4	1	0.7	1	0.9	6	0.9	—	—
Construction	13	3.1	10	6.8	8	10.7	2	1.6	—	—
Commercial business	8	0.4	15	0.7	9	0.1	—	—	—	—
Consumer and personal	1,018	23.3	634	32.1	410	25.0	20	4.9	—	—

Total	$2,764	100.0%	$2,409	100.0%	$923	100.0%	$147	100.0%	$—	—%

          Included in the allowance for loan losses are specific reserves determined on a loan by loan basis as part of the regular review of our loan portfolio. At December 31, 2003, specific reserves consisted solely of a $496,000 reserve allocated to the $1.7 million single-family residential loan described under "Nonperforming Assets".

Asset and Liability Management

          The goal of asset-liability management is the prudent control of market risk, liquidity and capital. Asset-liability management is governed by policies reviewed and approved annually by our board of directors. The board delegates responsibility for asset-liability management to the asset-liability management committee, which is comprised of directors and members of senior management who set strategic directives that guide the daily asset-liability management of our activities. This committee reviews our asset-liability policies and our interest rate risk position. It meets weekly, and reports trends and our interest rate risk position to our board of directors on a quarterly basis.

          Market Risk.    Market risk is the sensitivity of income to changes in interest rates, foreign exchange rates, commodity prices and other market-driven rates or prices. We have no trading operations and as a result are only exposed to non-trading market risk.

          Interest-rate risk, including mortgage prepayment risk, is by far the most significant non-credit risk to which we are exposed. Interest-rate risk is the sensitivity of income to changes in interest rates. Changes in interest rates, as well as fluctuations in the level and duration of assets and liabilities, affect net interest income, which is currently our primary source of revenue. This risk is inherent in our lending and deposit gathering activities. In addition to directly impacting net interest income, changes in the level of interest rates also can affect:

  •
  the demand for loans and the amount of loans originated and sold by us, which generally can be expected to increase in response to decreases in interest rates and decrease in response to increases in interest rates;

  •
  the ability of borrowers to repay adjustable or variable rate loans, which may be adversely affected by the increased credit costs resulting from increases in interest rates;

  •
  the average maturity of loans held by us, as well as the loans we service for others, which can adversely affect the carrying value of our mortgage servicing rights;

  •
  the rate of amortization of premiums paid on loans and securities, which generally increases as a result of increases in loan prepayments in response to a decrease in interest rates;

  •
  the fair value of our saleable assets, the amount of unrealized gains and losses on loans and securities available for sale and the resultant ability to realize gains from the sale of such assets, each of which generally is adversely affected by increases in interest rates; and

  •
  the fair value of derivatives carried on our balance sheet, derivative hedge effectiveness and the amount of ineffectiveness recognized in earnings, which can have various effects depending on the nature of the derivative financial instrument and the change in interest rates.

          Increases in interest rate levels which have the effect of reducing the demand for new loans also could adversely affect the volume of loans which we process for existing clients, as well as our ability to attract new clients for which to perform such services. In addition, to the extent that changes in general levels of interest rates adversely affect financial and securities markets, our wealth management business would be adversely affected because our fees for our investment advisory services generally are based on the market value of assets under management.

          The primary objective of interest-rate risk management is to control our exposure to interest-rate risk both within limits approved by our board and guidelines established by the asset-liability management committee. These limits and guidelines reflect our tolerance for interest rate risk over both short-term and long-term horizons. We attempt to control interest rate risk by identifying, quantifying and, where appropriate, hedging our exposure.

          In recent years, we have primarily utilized the following strategies in our efforts to manage interest rate risk:

  •
  we have emphasized originations and purchases for portfolio retention of adjustable-rate, single-family residential loans;

  •
  we sell in the secondary market substantially all of our newly-originated, long-term, fixed-rate single-family residential loans with maturities of 15 years or more;

  •
  when market conditions warrant, we have attempted to lengthen the terms of our deposits and borrowings; and

  •
  where appropriate, we have used derivative instruments to hedge the exposure of specific assets and liabilities to changes in interest rates or otherwise to reduce our exposure to such changes.

          GAP Analysis.    We monitor our interest rate sensitivity in part by evaluating on at least a monthly basis the interest-rate sensitivity of our assets and liabilities and our interest rate sensitivity "gap." An asset or a liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. At December 31, 2003, our cumulative one-year interest rate gap, as a percentage of total assets, was a negative 6.1%. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to affect adversely net interest income while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to affect adversely net interest income.

          The following table sets forth the amounts of our interest-earning assets and interest-bearing liabilities outstanding at December 31, 2003, which we expect, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the "GAP Table"). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at December 31, 2003, on the basis of contractual maturities, estimated prepayments and scheduled rate adjustments within a three-month period and subsequent selected time intervals. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and estimated prepayments of hybrid loans, which have a fixed interest rate for an initial period before becoming an adjustable-rate loan, and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans.

	3 Months or Less	More than 3 Months to 6 Months	More than 6 Months to 1 Year	More than 1 Year to 3 Years	More than 3 Years to 5 Years	More than 5 Years	Total
	(Dollars in Thousands)
Interest-earning Assets:
Cash and overnights	$4,753	$—	$—	$—	$—	$—	$4,753
Investment securities	50,515	—	—	—	—	—	50,515
Loans available for sale	190,791	32,131	9,281	90,536	173,446	67,540	563,725
Loans receivable	52,363	21,253	21,818	124,994	135,330	20,643	376,401

Total interest-earning assets	$298,422	$53,384	$31,099	$215,530	$308,776	$88,183	$995,394

Interest-bearing Liabilities:
Savings accounts	$41,734	$41,734	$20,867	$102,780	$208,671	$—	$415,787
Checking accounts	31,630	25,293	26,942	20,065	13,188	—	117,118
Certificate accounts	42,532	27,210	25,902	36,558	45,766	163	178,130

Total interest-bearing deposits	115,896	94,237	73,711	159,403	267,625	163	711,035
FHLB advances and other borrowings	57,695	—	107,478	7,500	50,000	46,133	268,806

Total interest-bearing liabilities	$173,591	$94,237	$181,189	$166,903	$317,625	$46,296	$979,841

Interest-earning assets less interest-bearing liabilities	$124,831	($40,853)	($150,090)	$48,627	($8,849)	$41,887	$15,553

Cumulative interest-rate sensitivity gap(1)	$124,831	$83,978	($66,112)	($17,485)	($26,334)	$15,553	$—

Cumulative interest-rate gap as a percentage of total assets	11.6%	7.8%	(6.1%)	(1.6%)	(2.4%)	1.4%
Cumulative interest-earning assets as a percentage of cumulative interest-bearing liabilities	171.9%	131.4%	85.3%	97.2%	97.2%	101.6%

(1)
Interest-rate sensitivity gap represents the difference between net interest-earning assets and interest-bearing liabilities.

          Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities also may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market rates. In addition, certain assets, such as adjustable rate mortgages, or ARMs, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their ARM loans may decrease in the event of an interest rate increase because of an inability to meet the increased credit costs.

          NPV Analysis.    In addition to gap measurements, we measure and manage interest-rate risk with the use of computer simulation of our net portfolio value, or NPV, as promulgated by the OTS's Thrift Bulletin 13a. The OTS defines NPV as the present value of expected net cash flows from existing assets minus the present value of expected net cash flows from existing liabilities plus the present value of expected net cash flows from existing off-balance sheet contracts. Under Thrift Bulletin 13a, institutions are required to establish limits on the sensitivity of NPV to parallel changes in interest rates. Those changes in interest rates are defined as instantaneous and sustained movements of interest rates in 100 basis point increments. In addition, institutions are required to calculate the ratio of NPV to the present value of total assets, or NPV Ratio, for each interest rate shock scenario.

          Our board-set policy on interest rate risk simulation regarding NPV specifies that if interest rates were to shift up by 100 basis points and 200 basis points, our minimum NPV ratio should not be less than 7% and 6%, respectively, which qualify as a minimal or moderate level of interest rate risk based on OTS guidelines. We were in compliance with these policy requirements at December 31, 2003.

          The following table sets forth the estimated effects on our NPV as of December 31, 2003 based on the indicated increases or decreases in interest rates. For purposes of presenting this information, we have used certain assumptions which differ from those used by the OTS. The principal assumptions in this regard relate to the intangible value ascribed to our savings and demand deposits by the OTS.

	Net Portfolio Value
Change in Interest Rates in Basis Points (Rate Shock)
	Amount	Dollar Change	Percentage Change	NPV Ratio
	(Dollars in Thousands)

200	$71,272	($12,556)	(10.0%)	6.96%
100	79,455	(4,373)	(3.0)	7.65
Base	83,828	—	—	7.98
(100)	85,913	2,085	2.0	8.12

          As is the case with the GAP Table, certain shortcomings are inherent in the methodology used in these interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of our interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effects of changes in market interest rates on our NPV and will differ from actual results.

          Derivative Financial Instruments.    From time to time we use certain hedging strategies which include the use of derivative financial instruments. The primary objective of our hedging strategies is to reduce our exposure to interest rate risk arising from our asset and liability structure. In accordance with Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," we record all derivatives on our consolidated balance sheet at fair value, which generally represents the amount of money we would pay or receive if the item were bought or sold in a current transaction. Changes in the fair value of derivative instruments are reported in earnings or other comprehensive income depending on the intended use of the derivative and the resulting designation, as set forth below.

  •
  For fair value hedge derivatives, the gain or loss is recognized in earnings in the period of change together with the offsetting gain or loss on the hedged item attributable to the risk being hedged. The effect is to reflect in earnings the extent to which the hedge is ineffective in achieving the offsetting changes in fair value.

  •
  For cash flow hedge derivatives, the effective portion of the gain or loss on the derivative is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the hedged item affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately.

For nondesignated hedge derivatives, or designated hedge derivatives which no longer qualify for hedge accounting treatment, the gain or loss is recognized in earnings in the period of change.

          A derivative instrument may be accounted for as a fair value hedge or a cash flow hedge only if certain conditions are met. Among other things, an entity that elects to apply hedge accounting has to meet substantial documentation requirements at the inception of the hedge and the entity must demonstrate that the hedging relationship is highly effective in achieving offsetting changes in fair value or cash flows for the risk being hedged. Hedge accounting treatment must be discontinued if it is determined that the derivative is no longer effective in offsetting changes in the hedged item, because it is unlikely that the forecasted transaction will occur, or management determines that the designation of the derivative as a hedging instrument is no longer appropriate.

          In connection with our single-family residential lending activities, we enter into interest-rate lock loan commitments with loan applicants, whereby the interest rate on the loan is guaranteed for a certain period of time while the application is in the approval and closing process. In accordance with SFAS No. 133, interest-rate lock loan commitments on loans to be designated as held for sale are derivative financial instruments, and changes in their fair value are required to be reported in current earnings because they are nondesignated derivatives. The fair value of interest-rate lock loan commitments is based on the estimated fair value of the underlying mortgage loans, including the value of the related loan servicing rights. Generally, the change in the value of the underlying mortgage loans is based on quoted market prices of publicly-traded mortgage-backed securities. We estimate the amount of loans expected to close by applying a fall-out ratio for commitments that are expected to expire. This estimate is based on the historical data for loans with similar characteristics as well as current market conditions. Actual funding amounts may vary from our estimates. We customarily close a higher percentage of loans with committed interest rates lower than the current market rate and lower percentages of loans that have committed interest rates greater than the current market rate. These variances can have a negative effect on our earnings. We record changes in the fair value of interest-rate lock loan commitments under other noninterest income in the consolidated statement of operations, with an offset to other assets in the consolidated balance sheet. At December 31, 2003, we recorded $161,000 of net gains from fair value adjustments on interest-rate lock loan commitments. At December 31, 2003, we had $94.7 million notional amount of interest-rate lock loan commitments, of which approximately $48 million was expected to be funded.

          In order to manage the risk that changes in interest rates would decrease the value of our mortgage loans held for sale and loans subject to interest-rate lock loan commitments, we enter into agreements to sell Fannie Mae mortgage-backed securities, which generally mature over a 30 to 90 day period. The use of these forward sales agreements allows us to hedge interest rate risk associated with both conforming and nonconforming single-family residential mortgage loans because the value of Fannie Mae mortgage-backed securities generally changes in the same manner as such loans in response to changes in interest rates. To date, we have not elected hedge accounting treatment for these forward sales agreements. We recorded a loss of $4.4 million on closed forward sales agreements and an unrealized loss of $742,000 on open forward sales agreements at December 31, 2003. During 2002, we realized a gain of $77,000 on closed forward sales agreements. At December 31, 2003, we had $55 million of open forward sales agreements outstanding, which mature in January 2004.

          In November 2002, we entered into an interest rate swap agreement for a notional amount of $25 million to synthetically convert $20 million of trust preferred securities issued during 2002, as well as $5.0 million of our short-term repurchase agreements, to fixed-rate obligations. Under this agreement, we receive the 3-month LIBOR rate, reset quarterly, in exchange for fixed-rate interest payments at an interest rate of 4.46% over the ten-year life of the agreement without an exchange of the underlying principal amounts. The differential between the amounts paid and received by us under the interest rate swap agreement is recognized as an adjustment to interest expense on the related trust preferred securities and short-term repurchase agreements. The interest rate swap agreement, which we account for as a cash flow hedge of the related liabilities, effectively locked in for a ten-year period a fixed rate of interest of 8.11% on the $10 million of trust preferred securities issued by us in connection with Lydian Capital Trust I and 7.91% on the $10 million of trust preferred securities issued by us in connection with Lydian Capital Trust II.

          During 2003 and 2002, we recorded a net gain of $308,140 and a net loss of $416,610, respectively, net of taxes, in other comprehensive income resulting from the effective portion of our cash flow hedges. The ineffectiveness of these hedges was insignificant during these periods.

          From time to time we enter into futures agreements to hedge the exposure of our investment advisory business to general declines in the securities markets, which adversely affect the value of our assets under management and thus our results of operations. At December 31, 2003, we had futures contracts, which were nondesignated hedges, to sell $237,000 of indexed funds. Changes in the fair value of the futures contracts are recorded in noninterest income in the consolidated statement of operations. We recorded a net loss of $5,806 on these contracts during 2003 and a net gain of $58,167 on these contracts during 2002.

          For additional information regarding our interest rate risk management contracts, see "Contractual Obligations and Other Commitments" below.

Liquidity and Capital Resources

          On a parent-only basis at December 31, 2003, our debt service requirements consisted primarily of $30.9 million of floating-rate junior subordinated debentures issued to three affiliated trusts in connection with their issuance of an aggregate of $30 million of trust preferred securities. The obligations under the junior subordinated debentures mature starting in 2032 and bear interest based on the three-month LIBOR plus 3.65%, 3.45% and 3.00% in the case of the $10.0 million tranches of trust preferred securities issued in July 2002, October 2002 and September 2003, respectively. Based on the variable rates in effect on December 31, 2003, these obligations have annual debt service payments of $1.4 million in the aggregate.

          The principal sources of funds for us to meet parent-only obligations are dividends from the Bank, which are subject to regulatory limitations, and from our other subsidiaries. At December 31,

2003, the Bank had $16.6 million available for dividends that could be paid to us without prior regulatory approval. Additional sources of funds for us include cash and cash equivalents held by us on a parent-only basis, which amounted to $1.8 million at December 31, 2003, and borrowings.

          On a consolidated basis, liquidity generally represents the ability of the Company and its subsidiaries to fund their operating expenses and meet their contractual obligations and commitments. Currently, the Bank accounts for all of the external borrowings of the Company and its subsidiaries, with the exception of the parent-only indebtedness of the Company noted above and a $5.0 million line of credit from First Tennessee Bank to each of Lydian Wealth Management and Lydian Data Services. Each of these lines of credit is guaranteed by us, secured by the stock we hold in our direct subsidiaries and has an initial interest rate of three-month LIBOR plus 2.10%, which is adjusted quarterly during the second year of the two-year loan term. Payments are on an interest-only basis, with a balloon payment of principal and interest due upon maturity in September 2005. At December 31, 2003, the outstanding balances under these lines of credit aggregated $10.0 million.

          For the Bank liquidity represents the ability to fund asset growth and accommodate deposit withdrawals, pay borrowings and meet other funding requirements. Liquidity risk is the danger that the Bank cannot meet anticipated or unexpected funding requirements or can meet them only at excessive cost. Liquidity is measured by the ability to raise cash when needed at a reasonable cost. Many factors affect a financial institution's ability to meet liquidity needs, including variations in the markets served, its asset and liability mix, its reputation and credit standing in the market and general economic conditions.

          In addition to retail deposits, the Bank has various other liquidity sources, including proceeds from maturing loans and securities, proceeds from sales of loans and securities, borrowed funds such as FHLB advances and repurchase agreements and brokered deposits. In addition, from time to time the Company may contribute or loan funds to the Bank from its sources of funds. At December 31, 2003, the Bank was eligible to borrow an additional $186 million from the FHLB of Atlanta, subject to the availability of qualifying collateral. In addition, provided that it has adequate unencumbered loans, the Bank may borrow an aggregate of $100 million under a loan repurchase agreement with Greenwich Capital Financial Products, Inc. Outstanding borrowings under this agreement bear interest at LIBOR plus .75% or 1.25%, depending on the type of loan which secures the borrowings. At December 31, 2003, the Bank had no borrowings under the loan repurchase agreement with Greenwich Capital. At the same date, the Bank had $90 million of unencumbered loans and securities which were available to secure additional borrowings.

          Liquidity is monitored on a weekly basis by the asset-liability management committee based on a review of a report which projects loan originations and maturities of loans and deposits and which also includes information regarding credit and collateral availability. The committee also reviews weekly long-term balance sheet projections which identify planned growth in various asset and liability categories.

          We believe that we and our subsidiaries will continue to have sufficient funds and alternative funding sources to meet existing contractual obligations and commitments in both the short-term and the long-term. For further information regarding certain of our existing contractual obligations and commitments, see the table in the following section.

Contractual Obligations and Other Commitments

          We have entered into numerous contractual obligations and commitments. The following tables summarize our contractual cash obligations, other commitments and derivative financial instruments at December 31, 2003.

Contractual Cash Obligations

		Payments Due By Period
	Total	Within 1 Year	1-3 Years	4-5 Years	After 5 Years
	(In Thousands)

Certificates of deposit	$178,130	$95,643	$36,558	$45,766	$163

FHLB advances	216,633	113,000	7,500	50,000	46,133
Other borrowings	21,243	11,243	10,000	—	—
Junior subordinated debentures	30,930	—	—	—	30,930

Total long-term debt	268,806	124,243	17,500	50,000	77,062
Operating lease obligations	15,004	2,151	4,811	4,344	3,698

Total contractual obligations	$461,939	$222,037	$58,869	$100,110	$80,923

Other Commitments

			Amount of Commitment Expiration — Per Period
	Total Amounts Committed		Within 1 Year	1-3 Years	4-5 Years	After 5 Years
	(In Thousands)

Letters of credit	$4,634		$34	$4,600	$—	$—
Commitments to originate loans	110,754	(1)	110,754	—	—	—

Total commitments	$115,388	(1)	$110,788	$4,600	$—	$—

(1)
Includes $94.7 million of interest-rate loan lock commitments.

Derivative Financial Instruments

		Amount of Commitment Expiration — Per Period
	Total Amount Committed	Within 1 Year	1-3 Years	4-5 Years	After 5 Years
	(In Thousands)
Interest rate swap agreements (notional amount)	$25,000	$—	$—	$—	$25,000
Forward commitments to sell mortgage-backed securities	55,000	55,000	—	—	—
Futures contracts:
Commitments to sell index funds	237	237	—	—	—
Interest-rate loan lock commitments	94,698	94,698	—	—	—

Regulatory Capital Requirements

          Federally-insured savings institutions such as the Bank are required to maintain minimum levels of regulatory capital. At December 31, 2003, the Bank was deemed to be "well capitalized" under the regulations of the OTS and in compliance with applicable regulatory capital requirements.

          The following table reflects the Bank's actual levels of regulatory capital and applicable regulatory capital requirements at December 31, 2003.

	Required		Actual		Excess
	Percent	Amount	Percent	Amount	Percent	Amount
	(Dollars in Thousands)

Tangible capital (1)	4.00%	$41,819	7.99%	$83,526	3.99%	$41,705
Tier 1 leverage (or core) capital (1)	4.00	41,819	7.99	83,526	3.99	41,705
Risk-based capital (1)	8.00	48,249	14.23	85,793	6.23	37,544

(1)
Tangible and Tier 1 leverage (or core) capital are computed as a percentage of adjusted total assets of $1.1 billion. Risk-based capital is computed as a percentage of adjusted risk-weighted assets of $603.1 million.

Impact of Inflation and Changing Prices

          The financial statements, accompanying notes and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in purchasing power of money over time due to inflation. Inflation is, however, reflected in the increased costs of our operations. Because most of our assets and liabilities are monetary in nature; therefore, the impact of interest rates has a greater impact on our performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Critical Accounting Policies

          We follow accounting and reporting practices that are in accordance with accounting principles generally accepted in the United States of America. The more significant of these policies are summarized in our consolidated financial statements. We believe that our most critical accounting policies are set forth below. Certain of these policies are deemed to be critical accounting policies to us because by their nature they require a significant amount of subjective and complex judgment by our management and because they could potentially result in materially different results under different assumptions or conditions.

          Allowance for Loan Losses.    We maintain an allowance for loan losses to provide for probable loan losses based upon evaluations of known and inherent risks in our loan portfolio. Arriving at an appropriate level of allowance for loan losses involves a high degree of judgment. We consider a variety of factors relating to the performance of our loan portfolio and current economic conditions in evaluating the adequacy of our allowance for loan losses and the provisions for loan losses which we record in a particular period to maintain this adequacy. Because of a lack of historical loss experience on our loans, however, we currently rely primarily on loss histories of other financial institutions and on our management's judgment based on their years of experience in the banking industry in determining the adequacy of our allowance for loan losses and in establishing provisions for loan losses. Although we use available information to establish the appropriate level of the allowance for loan losses, future additions to the allowance may be necessary based on changes in economic conditions, the performance of our loan portfolio or other factors on which our judgments are based, which would adversely affect our results of operations. For further information on our methodologies for assessing the adequacy of our allowance for loan losses, see "— Credit Risk Management — Allowance for Loan Losses."

          Accounting for Acquisitions and Review of Goodwill and Other Intangible Assets.    In connection with our acquisition of other companies, such as our acquisition of Lydian Wealth Management in January 2001 and the pending acquisition described under "—Recent Developments" above, we record as assets on our financial statements both goodwill, an intangible asset which is equal to the excess of the purchase price which we pay for another company over the estimated fair value of the net assets acquired, and identifiable intangible assets such as non-compete agreements and customer lists. Since our required adoption of SFAS No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002, we are no longer required to amortize the amount of our goodwill through a charge to expense over the period of its expected life, and instead evaluate at least once a year whether the carrying value of our goodwill has become impaired, in which case we would reduce its carrying value through a charge to our earnings. Identifiable intangible assets determined to have limited lives are amortized to expense over their estimated useful lives and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The valuation techniques used by us to determine potential impairment of intangible assets acquired in acquisitions involve estimating for discount rates, projected future cash flows and time period calculations, all of which are susceptible to change based on changes in economic conditions and other factors. Any changes in the estimates which we use to determine the carrying value of our goodwill and identifiable intangible assets or which otherwise adversely affects their value or estimated lives would adversely affect our results of operations.

          Derivative Instruments.    We use a variety of derivative financial instruments in order to mitigate our exposure to changes in market interest rates. All derivative financial instruments are recorded on our consolidated balance sheet at their fair value, which generally represents the amount of money we would receive or pay if the item were bought or sold in a current transaction. Changes in the fair value of derivative instruments are reported in earnings or other comprehensive income depending on the intended use of the derivative and the resulting designation and the effectiveness of the instrument in hedging against a particular risk.

          When determining the extent to which interest rate exposures should be hedged, we make certain estimates and judgments. For example, in connection with our efforts to hedge the effects of changes in interest rates on loans available for sale, we make estimates and judgments regarding potential changes in interest rates and the timing of the sale of loans available for sale. To the extent that actual results are different from our assumptions, our hedging strategy may not be effective in offsetting changes in the value of hedged items, which would adversely affect our results of operations and equity. To the extent that designated hedge derivatives do not qualify for hedge accounting treatment or we utilize nondesignated hedge derivatives, our earnings and equity would be subject to greater volatility because gains or losses on the derivative instrument would be recognized in our earnings, but any offsetting gains or losses on the related assets or liabilities would not be recognized in our earnings.

          Mortgage Servicing Rights.    A significant portion of our loan production to date has been in the production of single-family residential loans. As part of the strategy to manage our interest rate risk, we sell loans to various investors and, in some instances, we retain the right to service those loans. If we sell loans servicing retained, we estimate the fair values of the future revenue stream to be earned from servicing loans and record mortgage servicing rights on the consolidated balance sheet. The fair value of servicing rights is based on judgments, assumptions and estimates as to the period the servicing fees will be collected, current and future interest rates, the underlying performance of the loans and loan prepayments. We amortize servicing rights over the estimated period that servicing revenue will be earned. We review our estimates and assumptions on at least a quarterly basis. Impairment, if any, is recognized through a valuation allowance and charged against current earnings.

          Loans Available For Sale.    Loans available for sale are comprised predominately of single-family residential loans and represent loans that we do not intend to hold to maturity. These loans are carried at the lower of cost or market on the consolidated balance sheet. We determine the estimated market value for the available for sale portfolio on at least a quarterly basis based on estimated market prices for similar loans as of a period end date. If the aggregate market value for the loans is greater than the aggregate carrying value, no adjustment to current earnings is recorded in the consolidated statement of operations. If the aggregate market value for the loans is less than the aggregate carrying value for the loans, we record a charge in the current period in the consolidated statement of operations for the difference between the estimated market value and the carrying value of the loans.

Recent Accounting Pronouncements

          In January 2003, the FASB issued Interpretation No. 46 "Consolidation of Variable Interest Entities — An Interpretation of ARB No. 51," or FIN 46. This Interpretation addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics:

  •
  the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interests that will absorb some or all of the expected losses of the entity; and

  •
  the equity investors lack one or more of the following essential characteristics of a controlling financial interest:

  –
  the direct or indirect ability to make decisions about the entity's activities through voting rights or similar rights;

  –
  the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities; or

  –
  the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

          FIN 46 applies upon formation to variable interest entities created after January 31, 2003, and to all variable interest entities in the first fiscal year or interim period beginning after June 15, 2003. During December 2003, the FASB deferred certain provisions of FIN 46 until the first reporting period ending after March 15, 2004. Pursuant to this standard, the Company deconsolidated as of December 31, 2003 two variable interest entities which had issued trust preferred securities prior to February 1, 2003. The Company did not consolidate the variable interest entity formed by it in September 2003. The adoption of FIN 46 did not have a material impact on the consolidated financial statements of the Company. For additional information, see "Impact of New Accounting Pronouncements" in note 1 to the consolidated financial statements.

          In April 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149"). This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," resulting in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except for certain hedging relationships designated after June 30, 2003. The adoption of this standard on July 1, 2003 did not have a material impact on our financial position, results of operations or cash flows.

          In May 2003, the FASB issued SFAS No. 150, "Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS No. 150"). This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, "Elements of Financial Statements." SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. During November 2003, the FASB additionally deferred the provisions that require that mandatorily redeemable minority interests within the scope of SFAS No. 150 be classified as a liability on a parent company's financial statements in certain situations, including when a finite-lived entity is consolidated. The adoption of this standard on July 1, 2003 did not have a material impact on our financial position, results of operations or cash flows.

          In December 2003, American Institute of Certified Public Accountants issued SOP 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004, with early adoption encouraged. A certain transition provision applies for certain aspects of loans currently within the scope of Practice Bulletin 6, "Amortization of Discounts on Certain Acquired Loans." SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes loans acquired in business combinations but does not apply to loans originated by the Company. The Company does not expect the adoption of SOP 03-3 to have a material impact on its consolidated financial statements.

          We expect the Securities and Exchange Commission to issue a Staff Accounting Bulletin relating to accounting for interest rate lock commitments on loans available for sale. The Staff Accounting Bulletin, which is expected to apply prospectively to commitments entered into subsequent to April 1, 2004, will require that such commitments be recorded as a liability on an issuer's balance sheet. We currently account for these commitments as assets. We will assess the impact of this proposed Staff Accounting Bulletin upon issuance.

SELECTED FINANCIAL TABLES

Table 1 — Average Balance Sheets

          The following table shows for the periods indicated the total dollar amount of interest income from average interest-earning assets and interest expense from average interest-bearing liabilities, the yields earned and rates paid thereon and our interest rate spread and net interest margin. Information is based on average daily balances during the indicated periods.

	Year Ended December 31,
	2003			2002			2001
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Dollars in Thousands)
Interest-earning assets:
Investment securities	$57,769	$4,024	6.97%	$60,719	$4,819	7.94%	$51,773	$3,852	7.44%
Loans(1)	735,364	38,588	5.25	329,853	20,432	6.19	206,479	15,978	7.74
Other	17,889	181	1.01	9,571	105	1.09	9,378	355	3.79

Total interest-earning assets	811,022	42,793	5.28	400,143	25,356	6.34	267,630	20,185	7.54
Non-interest-earning assets	44,451			13,500			20,386

Total assets	$855,473			$413,643			$288,016

Interest-bearing liabilities:
Savings accounts	$134,777	2,890	2.14	$8,872	132	1.48	$15,740	562	3.57
Checking accounts	130,250	2,124	1.63	92,148	2,105	2.28	69,207	2,350	3.40
Certificate accounts	231,885	6,898	2.97	136,348	5,311	3.90	99,261	5,629	5.67

Total interest-bearing deposits	496,912	11,912	2.40	237,368	7,548	3.18	184,208	8,541	4.64
FHLB advances and other borrowings	287,401	8,078	2.81	115,551	3,477	3.01	49,195	2,331	4.74

Total interest-bearing liabilities	784,313	19,990	2.55	352,919	11,025	3.12	233,403	10,872	4.66
Non-interest-bearing deposits	5,968			3,305			2,314
Other liabilities	6,152			3,479			3,475

Total non-interest-bearing liabilities	12,120			6,784			5,789
Minority interest(3)	650			—			—

Shareholders' equity	$58,390			$53,940			$48,824

Total liabilities and shareholders' equity	$855,473			$413,643			$288,016

Net interest-earning assets	$26,709			$47,224			$34,226

Net interest income; interest rate spread		$22,803	2.73%		$14,331	3.21%		$9,313	2.88%

Net interest margin(2)			2.81%			3.58%			3.48%

Average interest-earning assets to interest-bearing liabilities			103.4%			113.4%			114.7%

(1)
Includes loans available for sale and nonperforming loans, but unpaid interest on nonperforming loans has not been included for purposes of determining interest income.

(2)
Net interest income divided by average interest-earning assets.

(3)
Pertains to preferred stock issued by LPPC, an indirect subsidiary of the Bank which will elect to be taxed as a real estate investment trust in 2003.

Table 2 — Changes in Net Interest Income

          The following table presents certain information regarding changes in our interest income and interest expense for the periods indicated. In calculating the variances, the changes were first segregated into changes attributable to (1) changes in rate (change in rate multiplied by prior year volume) and (2) changes in volume (change in volume multiplied by prior year rate). The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	2003 vs. 2002			2002 vs. 2001
	Increase (Decrease) Due to			Increase (Decrease) Due to
			Total Increase (Decrease)			Total Increase (Decrease)
	Rate	Volume		Rate	Volume
	(In Thousands)
Interest income:
Investment securities	$(569)	$(226)	$(795)	$268	$698	$966
Loans (1)	(2,578)	20,735	18,157	(2,233)	6,687	4,455
Other	(7)	83	76	(258)	7	(251)

Total interest-earning assets	(3,154)	20,592	17,438	(2,223)	7,392	5,169

Interest expense:
Interest-bearing deposits:
Savings accounts	84	2,674	2,758	(246)	(184)	(430)
Checking accounts	(41)	59	18	18,841	(19,086)	(245)
Certificates of deposit	(808)	2,395	1,587	1,654	(1,973)	(319)

Total deposits	(765)	5,128	4,363	20,249	(21,243)	(994)
FHLB advances and other borrowings	(213)	4,814	4,601	(425)	1,571	1,146

Total interest-bearing liabilities	(978)	9,942	8,964	19,824	(19,672)	152

Increase (decrease) in net interest income	$(2,176)	$10,650	$8,474	$(22,047)	$27,064	$5,017

(1)
Includes loans available for sale.

Table 3 — Securities Available for Sale and Held to Maturity

          The following table sets forth certain information relating to our securities available for sale and FHLB stock at the dates indicated.

	December 31
	2003		2002		2001
	Carrying Value	Market Value	Carrying Value	Market Value	Carrying Value	Market Value
	(In Thousands)

FNMA mortgage-backed securities	$18,608	$18,688	$24,822	$24,915	$33,439	$33,397
FNMA and GNMA multifamily interest-only securities	21,783	20,745	26,669	27,344	29,530	29,657

Total investment securities	40,391	39,433	51,491	52,259	62,969	63,054
FHLB stock	11,082	11,082	8,375	8,375	2,225	2,225

Total investment securities and FHLB stock	$51,473	$50,515	$59,866	$60,634	$65,194	$65,279

Table 4 — Contractual Maturities of Investment Securities

          The following table sets forth the amount of investment securities which contractually mature during each of the periods indicated and the weighted average yields for each range of maturities at December 31, 2003.

	Amounts at December 31, 2003 Which Mature In
	One Year or Less	Weighted Average Yield	Over One Year Through Five Years	Weighted Average Yield	Over Five Through Ten Years	Weighted Average Yield	Over Ten Years	Weighted Average Yield
	(Dollars in Thousands)
FNMA mortgage-backed securities	—	—	—	—	—	—	$18,608	2.98%
FNMA and GNMA multifamily interest-only securities	—	—	—	—	—	—	21,783	12.12

Total	—	—	—	—	—	—	$40,391	7.91

Table 5 — Composition of Loans Available for Sale

          The following table shows the composition of our loans available for sale by type of loan at the dates indicated.

	December 31,
	2003		2002		2001		2000		1999
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(Dollars in Thousands)
Single-family residential loans	$547,177	97.1%	$281,312	92.5%	$97,543	71.6%	$—	—%	$—	—%
Home equity loans and lines of credit	16,548	2.9	22,822	7.5	38,620	28.4	48,011	100.0	—	—

Total loans available for sale	563,725	100.0%	304,134	100.0%	136,163	100.0%	48,011	100.0%	—	—%

Plus:
Unearned fees, premiums and discounts	7,553		3,916		3,112		2,090		—

Net loans available for sale	$571,278		$308,050		$139,275		$50,101		$—

Table 6 — Scheduled Contractual Amortization of Loans Available for Sale

          The following table shows the scheduled contractual maturities of our total loans available for sale as of December 31, 2003, as well as the amount of such loans which have fixed or adjustable interest rates. The amounts shown below do not take into account loan prepayments.

	Single-Family Residential	Home Equity Loans and Lines of Credit	Total
	(In Thousands)
Amounts due after December 31, 2003:
Within one year	$—	$11,727	$11,727
After one year through five years	—	4,693	4,693
Beyond five years	547,177	128	547,305

Total	$547,177	$16,548	$563,725

	Fixed-Rate	Floating or Adjustable-Rate		Total
	(In Thousands)
Interest rate terms on amounts due after one year:
Single-family residential	$149,594	$397,583		$547,177
Home equity loans and lines of credit	—	4,821		4,821

Total	$149,594	$402,404	(1)	$551,998

(1)
Includes $331.2 million of loans that have adjustable rates after an initial fixed-rate period of more than one year.

Table 7 — Composition of Loans Held for Investment

          The following table shows the composition of our loans held to maturity by type of loan at the dates indicated.

	December 31,
	2003		2002		2001		2000		1999
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(Dollars in Thousands)
Real estate loans:
Single-family residential	$269,744	71.7%	$100,133	59.7%	$76,696	63.3%	$113,049	92.5%	$—	—%
Commercial real estate	5,422	1.4	1,082	0.6	1,096	0.9	1,046	0.9	—	—
Construction	11,655	3.1	11,361	6.8	12,967	10.7	2,004	1.6	—	—

Total real estate loans	286,821	76.2	112,576	67.1	90,759	74.9	116,099	95.0	—	—

Commercial business loans	1,591	0.4	1,188	0.7	70	0.1	—	—	—	—

Consumer and other loans:
Home equity loans and lines of credit	3,442	0.9	—	—	—	—	—	0.0	—	—
Automobile	69,799	18.6	48,525	28.9	26,489	21.9	6,016	5.0	—	—
Personal	14,354	3.8	5,122	3.2	3,564	2.9	44	0.0	—	—
Other	394	0.1	404	0.1	270	0.1	—	—	—	—

Total consumer and other loans	87,989	23.4	54,051	32.2	30,323	25.0	6,060	5.0	—	—

Total loans held to maturity	376,401	100.0%	167,815	100.0%	121,152	100.0%	122,159	100.0%	—	—%

Adjustments:
Unearned fees, premiums and discounts	3,651		877		486		1,182		—
Undisbursed loans in process	(187)		(2,019)		(5,350)		(890)		—
Allowance for loan losses	(2,764)		(2,409)		(923)		(147)		—

Net loans held to maturity	$377,101		$164,264		$115,365		$122,304		$—

Table 8 — Scheduled Contractual Amortization of Loans Held for Investment

          The following table shows the scheduled contractual maturities of our total loans held to maturity as of December 31, 2003, as well as the amount of loans which have fixed or adjustable interest rates. Demand loans, loans having no stated schedule of repayments and no stated maturity and overdrafts are reported as due in one year or less. The amounts shown below do not take into account loan prepayments.

	Single-Family Residential	Commercial Real Estate	Construction	Commercial Business	Consumer and Other	Total
	(In Thousands)
Amounts due after December 31, 2003:
Within one year	$19	$722	$4,024	$766	$12,111	$17,642
After one year through five years	1,566	4,120	7,631	575	72,524	86,416
Beyond five years	268,159	580	—	250	3,354	272,343

Total	$269,744	$5,422	$11,655	$1,591	$87,989	$376,401

	Fixed-Rate	Floating or Adjustable-Rate		Total
	(In Thousands)
Interest rate terms on amounts due after one year:
Single-family residential	$21,296	$248,429		$269,725
Commercial real estate	4,700	—		4,700
Construction	—	7,631		7,631
Commercial business	462	363		825
Consumer and other	73,422	2,456		75,878

Total	$99,880	$258,879	(1)	$358,759

(1)
Includes $225.8 million of loans that have adjustable rates after an initial fixed-rate period of more than one year.

Table 9 — Geographic Location of Mortgage Loans

          The following table sets forth the geographic distribution of our mortgage loans (including mortgage loans available for sale) at December 31, 2003.

	December 31, 2003
	Number of Loans	Principal Balance	Percent of Total Principal Balance
	(Dollars in Thousands)

California	439	$211,182	24.7%
Florida	470	203,046	23.8
Arizona	115	58,030	6.8
Massachusetts	111	51,828	6.1
New York	81	42,462	5.0
Illinois	132	38,327	4.5
New Jersey	72	32,740	3.8
Virginia	75	30,040	3.5
Pennsylvania	66	23,159	2.7
Connecticut	57	22,157	2.6
Michigan	571	20,496	2.4
Maryland	51	19,775	2.3
Wisconsin	44	17,659	2.1
North Carolina	28	13,653	1.6
Colorado	23	11,590	1.4
Other	213	57,844	6.7

Total	2,548	$853,988	100.0%

Table 10 — Average Balances and Loan-to-Value Ratios of Mortgage Loans

          The following table presents information regarding the principal amount of our mortgage loans (including mortgage loans available for sale) at December 31, 2003 and their LTVs at the time we acquired the loans.

	December 31, 2003
	Number of Loans	Average Principal Balance	Total Principal Balance	Original LTV
	(Dollars in Thousands)
Single-family residential loans:
Less than $25,000	22	$13	$294	46.8%
$25,000 to $99,999	155	60	9,357	63.8
$100,000 to $249,999	370	188	69,522	70.4
$250,000 to $499,999	785	365	286,289	69.5
$500,000 to $999,999	445	681	302,857	65.3
$1,000,000 to $1,999,999	92	1,366	125,638	59.8
$2,000,000 to $2,999,999	6	2,517	15,103	58.6
$3,000,000 to $3,999,999	5	3,246	16,230	52.4
Greater than $4,000,000	2	4,354	8,708	57.1

Total	1,882	443	833,998	65.9

Home equity loans and lines of credit	666	30	19,990	23.7	(1)

Total loans	2,548	335	$853,988	64.9	(2)

(1)
The LTV for second mortgage loans does not include the balance of any first mortgage loan that is senior to the Company's second mortgage loan.

(2)
The LTV for the aggregate loan portfolio, based on outstanding loan balances at December 31, 2003, was 64.3%.

Table 11 — Composition of Deposits

          The following table shows the distribution of, and certain other information relating to, our deposits by type of deposit at the dates indicated.

	December 31,
	2003		2002		2001
	Amount	%	Amount	%	Amount	%
	(Dollars in Thousands)

Savings (1)	$415,787	57.7%	$6,044	1.9%	$10,116	5.2%
Checking:
Non-interest bearing accounts	10,020	1.4	4,263	1.4	3,092	1.6
NOW accounts	53,858	7.5	68,890	22.0	36,610	18.8
Money market accounts	63,260	8.8	54,936	17.5	55,931	28.7

Total checking accounts	127,138	17.6	128,089	40.9	95,633	49.1
Certificates of deposit (2)	178,130	24.7	179,562	57.2	89,101	45.7

Total deposits	$721,055	100.0%	$313,695	100.0%	$194,849	100.0%

(1)
Includes $410.9 million of eMoney Market accounts at December 31, 2003.

(2)
Includes $47.2 million, $60.5 million and $23.5 million of brokered deposits at December 31, 2003, 2002 and 2001, respectively.

Table 12 — Maturities of Certificates of Deposit

          The following table presents, by various interest rate categories and maturities, the amount of our certificates of deposit at December 31, 2003.

	Balance at December 31, 2003 Maturing in the 12 Months Ending December 31,
Certificates of Deposit
	2004	2005	2006	Thereafter	Total
	(Dollars In Thousands)

Less than 2.00%	$44,757	$1,393	$—	$—	$46,150
2.00% – 2.99%	36,211	10,814	9,189	11	56,225
3.00% – 3.99%	12,303	2,761	2,738	7,859	25,661
4.00% – 4.99%	1,696	7,353	574	36,141	45,764
5.00% – 5.99%	14	10	182	1,918	2,124
6.00% – 6.99%	662	1,251	30	—	1,943
7.00% or more	—	263	—	—	263

Total	$95,643	$23,845	$12,713	$45,929	$178,130

Table 13 — Maturities of Deposits of $100,000 or More

          The following table shows the maturities of our certificates of deposit of $100,000 or more at the date indicated by time remaining to maturity.

	December 31, 2003
	Amount	Percent
	(Dollars in Thousands)

3 months or less	$16,632	30.7%
Over 3 to 6 months	11,926	22.0
Over 6 to 12 months	9,232	17.1
More than 12 months	16,354	30.2

Total	$54,144	100.0%

Table 14 — Composition of Borrowings

          The following table shows certain information regarding our FHLB advances, repurchase agreements and other short-term borrowings at the dates and for the periods indicated.

	At or For the Year Ended December 31,
	2003	2002	2001
	(Dollars in Thousands)
FHLB advances:
Average balance outstanding	$224,725	$64,373	$26,087
Maximum amount outstanding at any month-end during the period	300,666	167,500	40,500
Balance outstanding at end of period	216,632	167,500	40,500
Average interest rate during the period	2.32%	3.07%	4.96%
Weighted average interest rate at end of period	2.38%	2.55%	3.44%
Repurchase agreements:
Average balance outstanding	$31,127	$42,640	$23,497
Maximum amount outstanding at any month-end during the period	36,623	51,920	54,308
Balance outstanding at end of period	11,243	36,707	54,308
Average interest rate during the period	2.06%	2.23%	4.26%
Weighted average interest rate at end of period	1.41%	1.81%	2.27%
Other short-term borrowings:
Average balance outstanding	$9,408	$—	$—
Maximum amount outstanding at any month-end during the period	69,902
Balance outstanding at end of period	—
Average interest rate during the period	1.97%	—%	—%
Weighted average interest rate at end of period	—%	—%	—%

BUSINESS

General

          We are a Florida-based diversified financial services firm that provides a variety of banking and wealth management services to high-net worth clients and technology development and loan processing services to large financial services firms. Our businesses use a modern technology platform with a common architecture which we developed. Our technology platform enhances the products and services we offer, improves our overall efficiency and is capable of supporting substantial growth with limited incremental cost.

          Banking.    Through Lydian Private Bank, we pursue a private banking business strategy which focuses on providing a variety of financial services and products primarily to high-net worth individuals and their families. The Bank offers a broad range of lending products, including single-family residential, consumer and other loans, and a broad range of deposit accounts, as well as wealth management and ancillary services to high-net worth clients through its private banking division. The Bank specializes in designing personalized lending products, including jumbo residential mortgage loans secured by properties located nationwide, for high-net worth clients. The Bank's home office is located in Palm Beach, Florida. The Bank also operates through an on-line division under the name "VirtualBank", which is the principal source of funds for the Bank's lending and other activities.

          Wealth Management.    Through Lydian Wealth Management, we provide a comprehensive suite of objective wealth management services to address the needs of ultra-high net worth individuals and families (those with a minimum of $10 million in investable assets) and institutions throughout the United States. After working with our clients to determine their financial objectives, we design a disciplined and diversified investment plan that integrates quantitative asset allocation with qualitative personal goals. By objectively selecting investment managers based on performance and suitability within an overall portfolio, we give our clients access to top professionals across a variety of asset classes and investment styles. By utilizing our technology platform, we provide comprehensive, consolidated performance reporting on our clients' entire investment portfolio (including those assets on which we are not advising). Our wealth management business has grown primarily through referrals from existing clients.

          Data Services.    Through Lydian Data Services, we provide loan origination processing services to some of the largest global financial services firms in the world, including affiliates of Credit Suisse First Boston and Morgan Stanley. In recent years, investment banks and other institutional investors have significantly expanded their presence in the mortgage markets to become substantial acquirers of single-family residential loans. Our technology platform handles all aspects of the loan acquisition process, including underwriting, compliance, due diligence, appraisal review, custodial transfers and servicing transfers, which allows our clients to be more competitive by reducing costs and increasing efficiencies in their mortgage loan acquisition business. Our current business primarily consists of large institutional clients that have fee-based, multi-year contracts with minimum monthly revenue commitments which generally have been exceeded to date. Although this business currently is dependent on a small number of clients, we believe that these relationships will endure because of the substantial investment required to integrate our loan processing systems with the systems of our clients. Furthermore, we believe our services are unique because we can provide efficient, high-quality services on a substantially automated basis through the use of internally-developed software that is tailored for each client.

Industry Trends

          We believe that we are well-positioned to capitalize on a number of trends in the financial services industry, including the following:

  •
  Long-term growth in the high-net worth market. According to Spectrem Group, a financial services industry consulting and research firm, the number of households with net worth, excluding primary residence, in excess of $5 million grew at an estimated compounded annual rate of 11.6% during the period from 1996 to 2003. The wealth of high net worth individuals (defined as those individuals with greater than $1 million in net financial assets) is expected to average 7% annual growth over the next five years, reaching approximately $38 trillion globally by year-end 2007, according to the Merrill Lynch/Cap Gemini Ernst & Young World Wealth Report for 2003.

  •
  Demand for independent, open-architecture wealth management services. According to Cerulli Associates, total assets managed by independent financial advisors has grown from $286 billion in 1997 to $587 billion in 2001, representing a 27% compound annual growth rate. We believe this trend indicates that clients are increasingly looking for unbiased investment advice and the right to use investment products like those offered by Lydian Wealth

  Management. As the high-net worth wealth management industry grows over the next few years, we believe that wealth managers must be able to provide access to a comprehensive variety of products and services.

  •
  Continued consolidation within the financial services industry. According to Thomson Financial, a provider of information and technology services to the financial community, over 9,000 financial services mergers and other consolidation transactions have been completed in the United States since January 1, 1997. We believe consolidation activity provides our businesses with attractive opportunities for growth.

  •
  Private Banking: We believe that consolidation activity has resulted in a shortage of specialty players that can deliver customized value-added private banking services. We also believe that our tailored approach differentiates us from large financial services conglomerates.

  •
  Wealth Management: We believe that continued consolidation of the highly-fragmented wealth management industry and the current lack of a national brand that provides objective wealth management services will present us with opportunities to expand our business by partnering with firms that share our philosophy for independent wealth management services.

  •
  Demand for Third Party Loan Processing Services. We believe that the increasing trend toward automation of the mortgage lending process will result in additional opportunities for us as an independent service provider with market-leading technology. Similar to developments in the credit card processing industry, we believe institutional clients will increasingly look to third parties that can efficiently perform all aspects of the loan acquisition process. Our platform enables institutional clients to bypass large mortgage aggregators and correspondents and directly acquire loans that meet their specific standards from mortgage brokers and smaller correspondents.

Key Elements of our Growth Strategy

          We are pursuing this offering at this time to increase the capital of the Bank to support continued growth and to provide us with additional capital to support the growth of our other businesses, as well as to provide our stockholders with an opportunity to publicly sell their shares of common stock. Our growth strategy has the following key elements:

  •
  Expand Our Private Banking and Wealth Management Activities. We intend to expand our private banking and wealth management businesses by opening additional offices in markets that present attractive growth opportunities. We believe there is significant demand for the customized independent investment advisory and banking services we offer that will allow us to attract clients in new markets. Satisfying our existing clients will also provide additional customer growth through referrals, which has historically been an important source of our growth.

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  Expand Institutional Client Base. We have been highly successful in partnering with large financial institutions to provide them with our loan processing services. We believe that there is a significant opportunity to expand our existing relationships and obtain other institutional clients for these services. Large institutional investors in single-family residential loans utilize our loan processing services because outsourcing the loan review function can be a more cost-effective means of evaluating loans than internal operations given the volume of loans acquired.

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  Pursue Strategic Acquisitions. We will continue to evaluate the acquisition of high-net worth wealth advisers that share our emphasis on providing independent and objective advice and services and understand the value of client relationships. We expect acquisitions to contribute meaningful assets under management and the potential to realize additional revenue synergies, and believe that the flexibility of our technology infrastructure will allow us to efficiently integrate acquisitions in both wealth management and private banking onto our platform and realize meaningful cost and efficiency synergies. We also believe that there are opportunities for us to expand our wealth management and private banking franchise through the opening of additional offices in attractive geographic markets and the hiring of talented professionals with established relationships.

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  Realize Efficiencies and Operating Leverage Through Technology. Our businesses utilize a common technology platform to service our clients in an efficient and cost-effective manner. We believe that our technology is flexible and able to accommodate substantial growth with limited incremental cost.

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  Continue to Raise Funds in a Cost-Effective Manner. To raise funds in a cost-effective manner and to support the planned growth of our businesses, we plan to increase the deposits obtained by us through VirtualBank, particularly deposits obtained through our popular eMoney Market account, as well as deposits obtained from our private banking division. We also intend to increase our external borrowings to support our growth to the extent appropriate and consistent with our asset and liability strategies.

Banking

Lending Activities

          Substantially all of the mortgage loans held by us are loans secured by single-family residential properties. Although we emphasize single-family residential loans, from time to time we also make mortgage loans secured by commercial real estate and single-family residential construction loans. We also originate automobile loans, home equity loans and lines of credit, personal loans and other non-mortgage loans, as well as from time to time make commercial business loans to businesses which generally are affiliated with our high-net worth clients.

          At December 31, 2003, single-family residential loans comprised 97.1% of our loans held for sale, with the remainder accounted for by home equity loans and lines of credit. At the same date, single-family residential loans comprised 71.7% of our loans held for investment, with the remainder accounted for by commercial real estate loans (1.4%), construction loans (3.1%), commercial business loans (0.4%) and consumer, personal and other loans (23.4%).

          For a general description of the risks associated with certain loans, see "Risk Factors — There are increased risks involved with our commercial real estate, construction, commercial business and consumer lending activities" on page 9.

          A description of our loan origination, purchase and sale activities, loan products and underwriting standards is set forth below.

          Origination and Purchase of Loans.    We currently acquire single-family residential loans through two channels, retail and wholesale.

          Retail originations of single-family residential loans and home equity loans and lines of credit are obtained through individuals who come into contact with us through our home office in Palm Beach, Florida and loan origination offices in Atlanta, Georgia, Boca Raton and Palm Beach Gardens, Florida and Westport, Connecticut, as well as through VirtualBank. Our loan officers in these offices interact with borrowers and facilitate the efficient underwriting of loans by us at our executive offices. We expect to open other loan offices which emphasize single-family residential loans to high-net worth borrowers at other locations in Florida and other states.

          Wholesale acquisitions of mortgage loans are obtained primarily with the assistance of independent mortgage brokers. Currently, we utilize the services of approximately 800 independent mortgage brokers located nationwide, with an emphasis on California and Florida. These brokers are supervised by approximately 24 account executives whom we employ and are located in many of the same states in which we have brokers. The mortgage broker identifies applicants, gathers required information and documents and acts as our liaison with the borrower during the lending process. We provide updated pricing for our mortgage loan products to these brokers on a daily basis. Once a completed mortgage loan application is presented to us at our executive offices, our staff underwrites it according to our standard credit criteria and, if the loan is approved, it is originated and closed in our name.

          Wholesale loan origination activities also include the origination of single-family residential loans with mortgage banking companies and other financial institutions with which we have correspondent lending relationships. These entities originate and fund single-family residential loans utilizing our underwriting guidelines with the intent to sell the loans to us promptly following origination. These loans are closed in the name of the correspondent lender and then sold to us. Although correspondent lending institutions have not been as significant a source of single-family residential loans for us as independent mortgage brokers, we may seek to use this source of loans more in the future because it allows us to acquire loans without the cost of originating them ourselves.

          Prior to starting a relationship with an independent mortgage broker or a correspondent lender, we conduct due diligence on the person or firm. Our due diligence includes running credit and fraud checks, checking business references, evaluating mortgage lending expertise and verifying with applicable regulators that the broker or correspondent lender is in good standing. Once selected, we enter into a loan broker agreement with a mortgage broker and a loan purchase agreement with a correspondent lender which set forth the terms of our relationship.

          We monitor the performance of our brokers and correspondent lenders, including in the case of the latter delinquency ratios, document exceptions and other pertinent data relating to the loans they sell to us. Pursuant to our agreement with correspondent lenders, a correspondent lender is required to repurchase loans sold to us or otherwise indemnify us for our losses in the event of fraud or misrepresentation in the origination process and for certain other reasons, including noncompliance with applicable laws and our underwriting guidelines.

          Substantially all of our mortgage brokers and correspondent lenders deal with multiple loan originators for each prospective borrower and thus do not work exclusively for us. Wholesale lenders such as ourselves compete for loan business from independent mortgage brokers and correspondent lenders based upon price, service, loan fees and other factors.

          We believe that the wholesale origination of single-family residential loans is an efficient way for us to originate loans. This approach is a less expensive means of originating loans than through branch offices and gives us greater flexibility to adjust to changes in market conditions. As conditions change, we can expand into new geographic markets without incurring significant additional costs by utilizing existing and new mortgage brokers and correspondent lending institutions that operate in each new market. The use of mortgage brokers and correspondent lending institutions also enables us to exit markets easily if circumstances dictate.

          Although wholesale loan originations generally are an efficient means of acquiring loans, loans originated in this manner generally are more subject to the risk that the collateral or other loan information may be fraudulently or improperly documented or other fraud than loans obtained through retail lending offices. Although we have controls and processes which are intended to mitigate these risks, these risks cannot be eliminated.

          In addition to obtaining loans through brokers and correspondent lending institutions, from time to time we purchase from other financial institutions pools of single-family residential loans. We relied on this wholesale source of loans more significantly after our initial commencement of banking operations in early 2001, but have utilized this source of loans in recent years primarily to satisfy our obligations under the Community Reinvestment Act. In January and February 2004, however, we purchased $147.9 million of single-family residential loans in the secondary market and purchased or entered into agreements to purchase in the first quarter of 2004 an additional $151.1 million of such loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments" on page 25.

          Sales of Loans.    We sell in the secondary market substantially all of the fixed-rate single-family residential loans with maturities of 15 years or more originated by us, as well as some of the adjustable-rate single-family residential loans originated by us. We generally pool loans and sell them in bulk rather than on an individual loan-by-loan basis, although larger single-family residential loans (generally those with principal amounts of $1.0 million or more) may be sold in this manner. We generally sell loans to large institutional investors and regional banks and, in the case of conforming residential mortgage loans, government-sponsored enterprises such as Fannie Mae. Loans may be sold on a servicing-released or a servicing-retained basis. To date, all of our loan sales have been without recourse to us, except for customary recourse in the event of breach by us of representations and warranties made by us in connection with a loan sale regarding, among other things, our ownership and the enforceability of the loan and compliance with applicable laws, or the loan becomes delinquent by more than 30 days within a short period after completion of the sale, in which case we may be obligated to repurchase the loan. The price at which we sell loans is determined through arms'-length negotiations with the purchaser based on market factors.

          Single-Family Residential Loans.    We originate and acquire both conforming and nonconforming single-family residential loans. Conventional conforming single-family residential loans are loans that meet the size, documentation, borrower and credit standards to qualify to be pooled into mortgage-backed securities guaranteed by Fannie Mae or Freddie Mac. Substantially all of our single-family residential loans are nonconforming because they have original principal balances that exceed the limits for Fannie Mae or Freddie Mac programs (which recently were increased to $333,700, $427,150, $516,300 and $641,650 in the case of first mortgages on domestic single-family residences which have one, two, three and four units, respectively). We believe that these loans, which generally are to high-net worth individuals with high credit ratings, provide us with better returns on a portfolio basis than conforming loans because of our comprehensive credit evaluation and the generally higher rates on such loans. In addition, we believe that all of our single-family residential loans available for sale and substantially all of our single-family residential loans held for investment meet the requirements for sale to national private mortgage conduit programs or other investors in the secondary mortgage market.

          Under federal regulations, we may originate single-family residential loans with principal amounts up to $12.5 million. However, our largest loan currently is $4.7 million and we emphasize loans with principal amounts under $1.5 million. At December 31, 2003, the average size of our single-family residential loans (including loans available for sale) was $443,000.

          Each single-family residential loan is evidenced by a promissory note secured by a mortgage or deed of trust or other similar security instrument creating a first, or occasionally a second, lien on a single-family (one-to-four unit) residential property. Residential real estate properties underlying single-family residential loans include individual dwelling units, individual cooperative apartment units, individual condominium units, two- to four-family dwelling units, planned unit developments and townhouses.

          Single-family residential loans may have a fixed interest rate, an interest rate that is scheduled to adjust every specified period (generally one month, six months or a year) during the life of the loan or an interest rate that is scheduled to adjust every specified period after an initial period, ranging from two to ten years, during which the interest rate is fixed. In the case of the latter, the interest rate for the initial period is fixed for a certain number of years (generally two to ten), after which time the loan automatically converts to a one-year or six-month adjustable rate mortgage loan, or ARM, and the interest rate adjusts annually or semi-annually thereafter as if the loan were a one-year or six-month ARM with a lifetime interest rate cap.

          The interest rate in an ARM is typically tied to an index such as the one, six or 12 month LIBOR and the One-Year Treasury Index. ARMs are typically subject to lifetime interest rate caps, minimum interest rates and, in the case of most ARMs, maximum periodic adjustment increases or decreases, each as specified in the mortgage note relating to the ARM.

          Each ARM bears interest at its initial interest rate until its first rate adjustment date. Effective with each rate adjustment date, the monthly principal and interest payment on an adjustable rate loan generally will be adjusted to an amount that will fully amortize the then-outstanding principal balance of the loan over its remaining term to stated maturity and that will be sufficient to pay interest at the adjusted interest rate. Our ARM loan programs currently do not permit interest to be deferred and added to the principal amount of the loan, or so called "negative amortization," and we currently have no such loans. Our ARM loan programs do include interest-only loans, in which the monthly payment does not include any amount attributable to the repayment of principal, which is due in its entirety upon maturity of the loan, and only the amount of the monthly interest payment is subject to adjustment at each rate adjustment date.

          Substantially all fixed-rate single-family residential loans we have acquired contain a "due-on-sale" clause which declares the loan immediately due and payable in the event, among other things, that the borrower sells the property securing the loan without our consent. Our ARMs generally are assumable by a borrower we determine to be qualified.

          Commercial Real Estate Loans.    From time to time we make commercial real estate loans to high-net worth clients with whom we have had other lending or other business relationships. Our commercial real estate loans are secured by small office buildings and other special purpose properties located in Palm Beach County, Florida. Commercial real estate loans generally have adjustable interest rates, maturities of five to ten years and payment terms which do not require full amortization of the loan over its term and, instead, provide for a balloon payment at stated maturity.

          Although we currently do not actively pursue loans secured by commercial real estate because of the higher risk associated with such loans, we may from time to time in the future acquire additional commercial real estate loans secured by multi-family residential buildings, office buildings or other commercial properties located in or outside of Florida. We currently expect that any such loans would provide long-term financing for established, operating properties and not short-term financing for construction, acquisition and rehabilitation.

          Construction Loans.    From time to time we also make single-family residential construction loans to high-net worth clients with whom we have had other lending or other business relationships. These loans include loans to individuals who are seeking to construct a residence which they will occupy as a primary or secondary home, as well as loans to investors in single-family residential properties and lots for such properties. We do not currently make construction loans to builders or developers of residential housing projects. Construction loans generally have a maturity of two years or less, a variable interest rate and an interest-only payment schedule with a balloon payment due upon maturity of the loan.

          Although we do not actively pursue construction loans because of the higher risk associated with such loans, we may from time to time in the future acquire additional construction loans.

          Commercial Business Loans.    From time to time we make commercial business loans to businesses which generally are affiliated with our high-net worth clients. These loans generally are made to small businesses and may be secured by equipment and other corporate assets or first and second liens on real estate or guaranteed by individuals. Commercial business loans also may be unsecured. Commercial business loans generally have rates which float in accordance with changes in a designated prime rate and maturities of five years or less.

          Although we do not actively emphasize commercial business loans because of the higher risk associated with such loans, we may increase our commercial business lending in the future as we expand our private banking division.

          Consumer and Personal Loans.    Our consumer loans currently consist primarily of automobile loans and home equity loans and lines of credit, and our other loans consist primarily of personal loans.

          Automobile loans are made to individuals primarily through VirtualBank and are not obtained through direct or indirect programs with dealers. These loans may be made to finance the purchase of a new or used automobile from a dealer or a used vehicle from an existing owner, or to refinance an existing automobile loan or lease. Our automobile loans generally are made to applicants with high credit scores who do not have adverse events in their credit history. Automobile loans may have terms up to 72 months, although our average automobile loan is for approximately 51 months. Automobile loans have fixed interest rates and may have a prepayment penalty.

          Home equity lines of credit and fixed-rate second mortgage loans may have principal amounts up to $500,000 and may be secured by a first or second lien on a primary or second home. These loans generally are made with a term of 30 years, with payments on an interest-only basis during the first ten years and on a fully-amortizing basis over the last 20 years.

          Other consumer loans include unsecured lines of credit pursuant to credit cards we issue. We retain the credits issued pursuant to our credit cards but the processing of our credit cards is handled by an unaffiliated third party.

          Personal loans consist of loans and lines of credit made to high-net worth clients through the Bank's private banking division for personal purposes, such as securing funds for personal investment, making acquisitions of personal assets or providing a customer with the comfort of having funds available for future uses or establishing a line of credit as overdraft protection. Occasionally, our borrowers prefer not to liquidate assets to secure funds for investment or personal acquisitions. They will use these assets as collateral for personal loans, or if their financial statements and personal reputations are sufficient, we will grant unsecured credit. Knowing our customers is an important factor in originating personal loans. When personal loans are unsecured, we believe that the character and integrity of the borrower is as important as the borrower's financial statements. Personal loans may be in the form of lines of credit, floating-rate term loans or fixed-rate term loans.

          Underwriting Standards.    We generally underwrite every loan we originate or purchase, although we may underwrite only a sample of the loans in the loan package in connection with the purchase of a pool of loans. Our underwriting standards are applied in accordance with applicable federal and state laws and regulations.

          In the single-family residential loan approval process, we generally assess both the borrower's ability to repay the mortgage loan and the adequacy of the proposed security property. In certain cases, however, we may rely exclusively on the adequacy of the proposed security property and not assess a borrower's ability to repay through analysis of the assets, income and employment of the borrower.

          We currently have underwriting guidelines for single-family residential loans with principal amounts between $200,000 and $1.5 million which conform to Fannie Mae and Freddie Mac requirements except for the limitation on loan amount, and a set of alternative underwriting guidelines for single-family residential loans with principal amounts between $200,000 and $1.0 million. We consider loans underwritten in accordance with these two sets of guidelines, which currently comprise the bulk of our single-family residential loan originations, to be "A" quality loans and are packaged and sold as such when we sell them in the secondary market. We also have another set of underwriting guidelines for single-family residential loans with principal amounts of $1.0 to $4.0 million, which generally are more conservative than our other single-family residential loan underwriting guidelines.

          In evaluating all first mortgage loans we review credit scores derived from application of one or more nationally-recognized credit scoring models and require on-site appraisals of the properties securing the loans. In the case of single-family residential loans with a principal amount over $600,000, we require two independent appraisals of the security property conforming to standards established by Fannie Mae and Freddie Mac. Where circumstances warrant, these appraisals are reviewed by our appraisal department, which may follow up on the appraisal to the extent appropriate in the loan underwriting process.

          The maximum amount of a single-family residential loan in relation to the appraised value of the security property varies in accordance with the type of loan program. For example, loans up to 97% and 80% of the appraised value of an owner-occupied, single-family residential property generally are available in the case of "full documentation" loans with a principal amount of $400,000 and $1.0 million, respectively, whereas loans up to 95% and 60% of the appraised value of an owner-occupied, single-family residential property generally are available for "no income/no asset" loans with a principal amount of $400,000 and $1.0 million, respectively. Because we emphasize higher-balance loans to high-net worth borrowers, the average LTV of our loan portfolio is substantially less than the maximums permitted under our underwriting guidelines.

          We require title insurance policies protecting the priority of our liens for all first mortgage loans and also require fire and casualty insurance for mortgage loans. Generally, for any single-family residential loan in an amount exceeding 80% of the appraised value of the security property, we require mortgage insurance from an independent mortgage insurance company.

          Single-family residential loans having loan-to-value ratios greater than 80% generally are insured under primary mortgage guaranty insurance policies issued by insurers approved by Fannie Mae or Freddie Mac. A standard hazard insurance policy is required to be maintained by the mortgagor with respect to each single-family residential loan in an amount equal to the maximum replacement cost of the improvements securing such loan or the principal balance of such loan, whichever is less. If the residential real estate property underlying a single-family residential loan is located in a flood zone, the loan also may be covered by a flood insurance policy as required by law. We do not maintain any special hazard insurance policy or mortgagor bankruptcy insurance with respect to single-family residential loans, nor are our single-family residential loans insured by the Federal Housing Administration or guaranteed by the Veterans Administration.

          For commercial real estate loans, construction loans and commercial business loans, we focus on a borrower's ability to make principal and interest payments and, if applicable, the value of the property securing the underlying loan. We use debt/net worth, cash flow coverage, experience of management and, where appropriate, guarantees. Independent appraisers perform on-site inspections and valuation of the properties and land which secure these loans.

          We underwrite our automobile loans primarily using credit scoring and collateral value. We utilize underwriting standards for home equity loans and lines of credit which are similar to our underwriting standards for our single-family residential loans. Each personal loan is underwritten primarily on the strength of the financial resources of the borrower.

          Loan Approvals.    A management credit committee appointed by the Bank's board of directors sets our underwriting guidelines and credit policies. The Bank's management credit committee consists of the Bank's chairman, chief executive officer and chief financial officer. The committee approves specified loans and loan packages exceeding certain dollar amounts and reports to the board of directors of the Bank at regularly scheduled meetings.

          Single-family residential loans with principal amounts up to $1 million may be approved by the Bank's chief executive officer or one or more of our designated lending officers, depending on the amount of the loan. Loans with principal amounts above $1 million and up to $1.5 million may be approved by the Company's chief executive officer or two of three designated officers. Loans with principal amounts above $1.5 million must be approved by our chief executive officer.

          Commercial real estate loans, residential construction loans, home equity lines of credit and personal loans are subject to the same approval process as single-family residential loans.

Private Banking Services

          In November 2002, we opened an office in Palm Beach, Florida which provides private banking services to high-net worth clients. In addition, we provide clients of our private banking division with wealth management services through Lydian Wealth Management, which occupies space in our Palm Beach office.

          Our private banking approach emphasizes delivering a high level of personal service to our clients. Our team of financial professionals has an understanding of our clients' objectives and the flexibility to provide creative services and tailored products to meet their needs in a timely manner.

          Our typical private banking client is a high-net worth individual who has several of the following of our products: interest-bearing checking account with a credit line, money market deposit account, certificate of deposit and a credit card. A primary focus of the Bank is providing private banking clients with jumbo single-family residential loans. Through our federal charter, we are able to extend to our high-net worth clients mortgages on other residences they own throughout the United States. We also provide our clients secured and unsecured personal loans and lines of credit, home equity loans and various other products and services. In addition, we recently received regulatory approval to exercise trust powers through the Bank, which will provide various trust and other fiduciary services to our private banking clients. Fiduciary services do not include discretionary investment management services because we will continue to offer wealth management services to our private banking clients through Lydian Wealth Management.

VirtualBank

          The Bank operates an on-line platform under the name VirtualBank. VirtualBank is our principal source of deposits and an important source of loans.

          VirtualBank provides a complete line of consumer products that customers would typically expect from a traditional bank. Deposit products include retail and commercial checking accounts, negotiable order of withdrawal ("NOW") accounts, money market accounts with limited transaction capability, regular interest-bearing statement savings accounts and certificates of deposit with a range of maturity date options. In addition, in 2003 we introduced the eMoney Market account, a purely electronic account for individuals in which deposits may be made only by means of a link to another account or accounts with us or another financial institution and from which deposits may be withdrawn only by electronic transfer back to the linked account or accounts. This account may be opened with a $100 minimum deposit and has a $100,000 maximum account balance per depositor ($200,000 for joint accounts).

          Through VirtualBank, we offer various loan products, including single-family residential loans, home equity loans and lines of credit and automobile loans, as well as credit cards.

          The on-line approach of VirtualBank allows our customers to conduct banking activities on a real-time, 7-day-a-week, 24-hour-a-day basis from any computer that has access to the Internet and a secure web browser. VirtualBank customers can make deposits, apply for loans, direct payments, transfer funds and perform other account functions, as well as obtain credit reports and credit scores, through a secure web browser. VirtualBank customers also can access their accounts at ATM machines. All banking transactions are encrypted and all transactions are routed to and from an Internet server within our security system.

          Our costs of deposit-gathering generally are lower than those of traditional banks and thrifts because we do not operate through a traditional branch network to generate deposits and conduct operations. We pass a portion of these savings in operating costs on to customers by offering competitive interest rates and fees in order to generate deposits.

          Our marketing strategy for VirtualBank involves continuous advertising, the majority of which is done on line through Internet portals and financial websites.

Wealth Management

          We provide investment consulting and wealth management services to high-net worth individuals and their families through Lydian Wealth Management, a registered investment adviser under the Investment Advisers Act of 1940. Lydian Wealth Management commenced operations under the name CMS Financial Services, Inc. in 1994 and was acquired by us in January 2001.

          Lydian Wealth Management specializes in services to ultra-high-net worth individuals and families (those with $10.0 million or more of investable assets) as well as institutions. It competes by offering exceptional service combined with objectivity, innovation and technology. Its investment consulting services typically initially involve assisting clients in developing a clear and well-formulated investment policy. Lydian Wealth Management then utilizes state-of-the-art asset allocation and risk management software, including its own proprietary Monte Carlo simulation model, to determine the most appropriate portfolio mix for the investment objectives of its clients.

          Lydian Wealth Management does not actually invest or manage the assets of its clients, but instead identifies outside investment managers that offer investment strategies which Lydian Wealth Management determines are most appropriate for its clients' needs after asset allocation and portfolio construction have been determined. Lydian Wealth Management employs an "open architecture" approach, under which managers are objectively selected and the only decision criteria are performance and fit within the overall portfolio. Client assets under management by Lydian Wealth Management represent assets that are managed by such managers. Lydian Wealth Management monitors manager performance and recommends changes where appropriate.

          Lydian Wealth Management receives a management fee from the client based on the amount of assets under management by it, which amounted to $3.6 billion at December 31, 2003. Lydian Wealth Management generally charges management fees quarterly, which are deducted from the client's assets under management. Fees of outside investment managers and other account costs are also paid by the client and deducted from the client's assets under management.

          As part of its wealth management services, Lydian Wealth Management uses proprietary performance measurement software to provide its clients with a detailed, comprehensive report of portfolio performance every quarter. The performance reports we prepare for our clients include manager and index comparisons and a consolidated summary of all of their investments, even those not under our direct advisement. This report and other investment considerations are reviewed with clients in person on a quarterly basis.

          In addition to comprehensive wealth management services, Lydian Wealth Management provides its clients with a variety of additional services. Among these services is advice concerning equity risk management, which seeks to reduce the risks associated with large, concentrated stock positions. Strategies range from financial and charitable diversification techniques, with a particular focus on hedging transactions which are intended to protect the value of a client's single stock position and generate liquidity without selling the underlying securities. We act as an objective intermediary and the client's advocate as transactions we advise on are generally bid competitively among multiple firms. In addition, from time to time Lydian Wealth Management arranges various financing transactions for its clients, as well as provides access to certain alternative investment vehicles. For regulatory and other reasons, certain of these services are provided through subsidiaries of Lydian Wealth Management. See "— Subsidiaries" on page 78.

          Lydian Wealth Management also sells its wealth management expertise, both directly and on a "private label" basis, to a select group of advisors, banks and wealth managers. At December 31, 2003, Lydian Wealth Management had contracts to provide its investment consulting and wealth management services to 11 institutions. In addition, from time to time Lydian Wealth Management sells performance reporting services, as well as other specific products and services, to advisers and other persons who do not utilize all of Lydian Wealth Management's products and services.

Data Services

          Through Lydian Data Services we provide loan processing services to large financial services firms engaged in the origination, purchase and sale or securitization of single-family residential loans. Large institutional investors in single-family residential loans utilize our loan processing services because outsourcing the loan acquisition function can be a more cost-effective means of acquiring loans than internal operations given the volume of loans acquired. Currently we provide loan processing services to four institutional investors, including affiliates of Credit Suisse First Boston and Morgan Stanley.

          Lydian Data Services comprehensively reviews loans on behalf of institutional investors to ensure that a recently-acquired or to-be-acquired single-family residential loan complies with the institutional investor's underwriting guidelines and applicable lending laws. Lydian Data Services reviews recently-closed loans acquired by institutional investors from small correspondent lenders located nationwide, and recently expanded its loan processing activities to include loans which are in the process of origination on behalf of institutional investors through the assistance of independent mortgage brokers located nationwide.

          Lydian Data Services receives and reviews credit files and collateral files relating to single-family residential loans on behalf of institutional investors, which are typically submitted by correspondent lenders or brokers individually or in small groups of loans known as "mini-bulk" transactions. Loan processing services begin with receipt and tracking of loan files and a review of each collateral file for documentary completeness. Lydian Data Services uses proprietary software to conduct a legal compliance review of each file to determine whether a loan was or will be originated in accordance with all applicable lending laws. Loan files that are compliant are then underwritten with respect to fraud risk, appraisal confirmation, borrower credit analysis and compliance with the client's underwriting guidelines. Lydian Data Services identifies any outstanding issues and conditions through this due diligence process, manages clearing of conditions and otherwise maintains its clients' relationships with loan originators. In connection with these services, Lydian Data Services facilitates the transfer of physical custody of the collateral and loan files, payment of sales proceeds and transfer of loan servicing rights.

          Clients of Lydian Data Services negotiate custom service levels, which typically include specified turn-around times and quality guarantees. Lydian Data Services also creates for each client custom technology interfaces for the investors and loan originators to obtain real-time results of the loan acquisition process.

          The agreements between Lydian Data Services and its clients provide for limited recourse against Lydian Data Services in the event loan processing services are not performed by it in accordance with the requirements set forth in the agreements. These agreements generally limit our liability in these circumstances to a specified amount per loan, which generally amounts to between $1,000 and $5,000 per loan depending on the nature and term of the agreement, projected loan volumes and other factors. These agreements also generally further limit our liability based on the amount of loan processing fees paid to us and provide that in no event shall our liability exceed the actual losses incurred by a customer on loans processed by us for it. To date, we have not received any performance-related claims regarding our loan processing activities.

Investment Activities

          The objective of our investment policy is to maximize income consistent with asset/liability objectives, liquidity, asset quality and regulatory constraints. Our board of directors reviews the investment policy annually and is provided quarterly information summarizing investment and hedging activity. Our investment committee has responsibility for the oversight of management of our investment portfolio as well as the implementation of our investment strategy. The investment committee meets periodically and works in concert with our asset-liability management committee to ensure that investment policies are in accordance with our interest rate risk policy.

          Although our investment securities portfolio currently is exclusively comprised of mortgage-backed securities and mortgage-related securities, under our investment policy we also may invest in direct obligations of the United States, obligations of agencies of the United States, tax-exempt obligations of state and local political subdivisions, corporate debt securities and other investments.

          Our investments also include stock in the FHLB of Atlanta, which the Bank is required to purchase under applicable law. As a member of the FHLB of Atlanta, we may, and do, borrow under its various loan programs.

Technology

          Upon establishing Lydian, we made the decision to build a modern technology platform that would be used by all of our businesses. The absence of any prior technology infrastructure facilitated the use of state-of-the-art hardware and programming systems. We believe that our technology is dependable, scalable, flexible and efficient and meets the needs of our businesses.

          Beyond the common technology foundation, each business has dedicated programmers who develop proprietary functionality specific to its business and customers' needs. Although each business operates on the same network, we have established appropriate firewalls to protect the integrity of our clients' data in each business. As these needs evolve or change, we have the ability to adapt the systems efficiently through our in-house programming expertise.

          Our technology platform enhances the products and services we offer, improves our overall efficiency and is capable of supporting substantial growth with limited incremental cost.

          We operate two data centers, one at our executive offices in Palm Beach Gardens, Florida and a secondary center at a co-location facility in Atlanta, Georgia. Our information technology staff, in conjunction with selected technology partners, has identified industry-leading vendors to supply network equipment, servers, enterprise storage and core business applications to both sites. The systems are backed up by near real-time site replication run in a perpetual cycle between our two data centers. Both data centers employ ring-based architecture to ensure that our network also can survive the loss of any link.

          Our information technology operations are operated in accordance with written policies and procedures and are under the supervision of a steering committee which is comprised of certain of our executive officers. The steering committee approves all major decisions involving technology and is responsible for purchasing and maintaining all the technology and software we use.

Subsidiaries

          Our direct subsidiaries, all of which are wholly-owned by us, are the Bank, a federally-chartered savings bank, Lydian Wealth Management Holdings Company, a Maryland corporation, and Lydian Data Services Inc., a Florida corporation. In addition, we own all of the outstanding common securities of each of Lydian Capital Trust I, II and III, each of which has issued $10 million of trust preferred securities, which are classified by us as long-term borrowings.

          Lydian Wealth Management Holdings Company owns all of the outstanding capital stock of each of the following companies, all Maryland limited liability companies: Lydian Wealth Management Company, LLC, Lydian Securities Company, LLC, CMS Strategies Company, LLC and Lydian Reporting Company, LLC. Lydian Wealth Management Company is a registered investment adviser which provides wealth management services. Lydian Securities Company is a registered broker-dealer which provides advice concerning transactions designed to reduce the risks associated with large, concentrated stock positions. CMS Strategies Company is a registered commodity pool operator and serves as the managing member and administrative member for three hedge funds of funds, which allows us to provide clients with access to these alternative investment vehicles. Lydian Reporting Company provides our investment consulting and wealth management expertise to other institutions on a direct and "private label" basis, as well as performance measurement services for clients who do not utilize the full suite of investment consulting services offered by Lydian Wealth Management Company.

          Subsidiaries of the Bank include Lydian REIT Holdings Inc., which holds all of the outstanding common stock of Lydian Preferred Capital Corporation, a Florida corporation which is engaged in the investment and management of residential mortgage loans. This company intends to elect to be taxed as a real estate investment trust for federal and state income tax purposes.

Properties

          We conduct business from our executive offices at 3801 PGA Boulevard, Palm Beach Gardens, Florida. The Bank's main office is located at 420 Royal Palm Way, Palm Beach, Florida.

The Bank also maintains lending offices in Atlanta, Georgia, Boca Raton and Palm Beach Gardens, Florida and Westport, Connecticut.

          Lydian Wealth Management conducts business from its executive offices at 2600 Tower Oaks Boulevard, Suite 300, Rockville, Maryland, as well as three regional offices located in Atlanta, Georgia, Palm Beach, Florida and Seattle, Washington.

          Lydian Data Services conducts business from two facilities located in Deerfield Beach, Florida and Boca Raton, Florida.

          All of the offices and facilities utilized by us and our subsidiaries are leased. At this time, we believe that our leased offices and facilities are sufficient for our businesses and that suitable alternative or additional space will be available to us in the future on commercially reasonable terms as needed.

Competition

          We conduct business in the highly competitive financial services industry, which is comprised of commercial banks, thrifts, credit unions, investment banks, brokerage houses, money managers and other providers of financial products and services. Much of our business, including our wealth management, lending and deposit gathering activities, are conducted nationwide. Although our products may be similar to those of our competitors, we attempt to distinguish ourselves by emphasizing consistent delivery of the superior levels of personal service and responsiveness desired by our clients.

          For wealth management services, we compete with large commercial banks, thrifts, investment management companies, brokerage firms, insurance firms and other providers of financial services. For private banking services, we compete with the private banking departments of large commercial banks in our markets, brokerage firms and other providers of financial services. Factors affecting our wealth management and private banking services include brand recognition, business reputation, investment performance, quality of service and the retention of both client relationships and assets under management.

          We compete in all of our lending lines of business with commercial banks, thrifts, credit unions, mortgage companies and specialty finance companies, many of which operate nationwide lending networks. In each case we must compete on the basis of service quality, product offerings and rates.

          Through VirtualBank, we compete nationwide for deposits, primarily on the basis of rate. Our deposit products must compete with the investment products offered by a broad variety of financial institutions, including, commercial banks, thrifts, credit unions, brokerage firms, investment banks, insurance companies and other financial services companies.

          Lydian Data Services competes with banks, thrifts, mortgage banking firms and investment banking firms which conduct their own evaluation of loans for purchase in the secondary market. Although we are not aware of any firms which specialize in the current business of Lydian Data Services, significant competitors can be expected to develop.

          Some of our competitors are not subject to the same degree of regulation as that imposed on savings and loan holding companies, bank holding companies and federally-insured depository institutions and may be able to price loans, deposits and other products and services more aggressively. In addition, the larger banking organizations, investment banks and brokerage firms have significantly greater resources than we do. As a result, many of our competitors have advantages over us in name recognition, market penetration, capital and other resources.

          Economic factors, along with legislative and technological changes, will have an ongoing impact on the competitive environment within the financial services industry. As an active participant in this industry, we strive to anticipate and adapt to dynamic and competitive conditions, but there can be no assurance as to their impact on our future business.

Employees

          As of December 31, 2003, we had 497 full-time equivalent employees, 241, 94 and 162 of whom were employed by the Bank, Lydian Wealth Management and Lydian Data Services, respectively. None of our employees is represented by a union.

          We provide our employees with a comprehensive program of benefits, some of which are on a contributory basis, including comprehensive medical and dental plans and a 401(k) plan. We consider our relationship with our employees to be good.

Legal Proceedings

          In September 2003, Lydian Capital Advisory Services L.L.C., filed a lawsuit against us alleging trademark infringement by our use of the name "Lydian" and our logo in connection with providing financial and investment advisory services. This litigation was settled in February 2004. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments" on page 25.

          The nature of our business causes us to be involved in various other legal proceedings from time to time. We do not believe that any of these pending or threatened legal proceedings will have a material adverse effect on our business, financial condition, results of operations or cash flows.

REGULATION AND SUPERVISION

          The business of the Company and its subsidiaries is subject to extensive regulation and supervision under numerous federal and state laws and regulations. In general, these laws and regulations are intended for the protection of customers, depositors, the deposit insurance funds administered by the FDIC and the banking system as a whole, and not for the protection of stockholders or creditors of the Company.

          Set forth below are brief descriptions of selected laws and regulations applicable to the Company, the Bank and other of our subsidiaries. These descriptions are not intended to be a comprehensive description of all laws and regulations to which Lydian, the Bank and other of our subsidiaries are subject or to be complete descriptions of the laws and regulations discussed. The descriptions of statutory and regulatory provisions are qualified in their entirety by reference to the particular statutes and regulations. Changes in applicable statutes, regulations or regulatory policy may have a material effect on us and our businesses.

The Company

          General.    The Company is registered as a savings and loan holding company under Section 10 of the Home Owners' Loan Act, or HOLA. As a result, the Company is subject to the regulation, examination, supervision and reporting requirements of the OTS. The Company must file a quarterly report with the OTS that describes its financial condition.

          For the Company to continue to be regulated as a savings and loan holding company, the Bank must continue to be a "qualified thrift lender." Otherwise, the Company could be required to register as a bank holding company and become subject to regulation by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. Regulation as a bank holding company could be adverse to the Company's business plans and impose additional and possibly more burdensome regulatory requirements on the Company. See "— The Bank — Qualified Thrift Lender Test" below.

          Scope of Permissible Activities.    As a savings and loan holding company, the Company is permitted to engage in activities considered to be "financial in nature," incidental to such financial activity or complementary to a financial activity. Activities that are considered to be financial in nature include lending activities, insurance underwriting, insurance agency activity, investment advisory services, securities underwriting, merchant banking activities and activities authorized by the Board of Governors of the Federal Reserve System as permissible for bank holding companies under the Bank Holding Company Act (subject, in the case of such activities by the Company, to OTS approval). The Company is also permitted to engage in additional activities listed in HOLA or OTS regulations, the most significant of which relate to real estate ownership, development and management activities.

          If the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings institution (i.e., a savings association or savings bank), the OTS may impose such restrictions as it deems necessary to address such risk, including limiting:

  •
  payment of dividends by the savings institution;

  •
  transactions between the savings institution and its affiliates; and

  •
  any activities of the savings institution that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings institution.

          Restrictions on Acquisitions.    Except under limited circumstances, savings and loan holding companies are prohibited from acquiring, without prior approval of the OTS:

  •
  control of any other savings institution or savings and loan holding company or all or substantially all the assets thereof; or

  •
  more than 5% of the voting shares of a savings institution or holding company of a savings institution which is not a subsidiary.

          In evaluating an application by a holding company to acquire a savings association, the OTS must consider the financial and managerial resources and future prospects of the holding company and savings association involved, the risk of the acquisition to the insurance funds, the convenience and needs of the community and competition. Acquisitions which result in a savings and loan holding company controlling savings associations in more than one state are generally prohibited, except in supervisory transactions involving failing savings associations or based on specific state authorization of such acquisitions. Except with the prior approval of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's voting stock, may acquire control of any savings institution, other than a subsidiary savings institution, or of any other savings and loan holding company.

          Change of Control.    Federal law requires, with few exceptions, OTS approval (or, in some cases, notice and effective clearance) prior to any acquisition of control of the Company. Among other criteria, under OTS regulations, "control" is conclusively presumed to exist if a person or company acquires, directly or indirectly, more than 25% of any class of voting stock of the savings association or holding company. Control is also presumed to exist, subject to rebuttal, if an acquiror acquires more than 10% of any class of voting stock (or more than 25% of any class of stock) and is subject to any of several "control factors," including, among other matters, the relative ownership position of a person, the existence of control agreements and board composition.

          Change in Management.    If a savings and loan holding company is in a "troubled condition," as defined in the OTS regulations, it is required to give 30 days' prior written notice to the OTS before adding or replacing a director, employing any person as a senior executive officer or changing the responsibility of any senior executive officer so that such person would assume a different senior executive position. The OTS then has the opportunity to disapprove any such appointment.

          Limitations on Dividends.    The Company is a legal entity separate and distinct from the Bank and its other subsidiaries. The Company's principal source of revenue consists of dividends from its subsidiaries, including the Bank. The payment of dividends by the Bank is subject to various regulatory requirements, including a minimum of 30 days' advance notice to the OTS of any proposed dividend to the Company.

          Other limitations may apply depending on the size of the proposed dividend and the condition of the Bank. See "— The Bank — Restrictions on Capital Distributions" below.

The Bank

          General.    The Bank is a federal savings bank organized under the laws of the United States and subject to regulation and examination by the OTS. The OTS regulates all areas of the Bank's banking operations, including investments, reserves, lending, mergers, payment of dividends, interest rates, transactions with affiliates (including the Company), establishment of branches and other aspects of the Bank's operations. The Bank is subject to regular examinations by the OTS and is assessed amounts to cover the costs of such examinations.

          Because the Bank's deposits are insured by the FDIC to the maximum extent permitted by law, the Bank is also regulated by the FDIC. The major functions of the FDIC with respect to insured institutions include making assessments, if required, against insured institutions to fund the appropriate deposit insurance fund and preventing the continuance or development of unsound and unsafe banking practices.

          Capital Requirements.    OTS regulations require that federal savings banks maintain: (i) "tangible capital" in an amount of not less than 1.5% of adjusted total assets, (ii) "core (Tier 1) capital" in an amount not less than 3.0% of adjusted total assets and (iii) a level of risk-based capital equal to 8.0% of total risk-weighted assets. Most banks are required to maintain a "minimum leverage" ratio of core (Tier 1) capital of at least 4.0% to 5.0% of adjusted total assets.

          "Core capital" includes common stockholders' equity (including common stock, common stock surplus and retained earnings, but excluding any net unrealized gains or losses, net of related taxes, on certain securities available for sale), noncumulative perpetual preferred stock and any related surplus and minority interests in the equity accounts of full consolidated subsidiaries. Intangible assets generally must be deducted from core capital, other than certain servicing assets and purchased credit card relationships, subject to limitations. "Tangible capital" means core capital less any intangible assets (except for mortgage servicing assets includable in core capital) and investments in subsidiaries engaged in activities not permissible for a national bank. "Total capital," for purposes of the risk-based capital requirement, equals the sum of core capital plus supplementary (Tier 2) capital (which, as defined, includes the sum of, among other items, perpetual preferred stock not counted as core capital, limited life preferred stock, subordinated debt and general loan and lease loss allowances up to 1.25% of risk-weighted assets) less certain deductions. The amount of supplementary (Tier 2) capital that may be counted towards satisfaction of the total capital requirement may not exceed 100% of core capital, and OTS regulations require the maintenance of a minimum ratio of core capital to total risk-weighted assets of 4.0%. Risk-weighted assets are determined by multiplying certain categories of a savings association's assets, including off-balance sheet equivalents, by an assigned risk weight of 0% to 100% based on the credit risk associated with those assets as specified in OTS regulations.

          As of December 31, 2003, the Bank was in compliance with all minimum regulatory capital requirements, with tangible, core and risk-based capital ratios of 7.99%, 7.99% and 14.23%, respectively.

          Capital requirements higher than the generally applicable minimum requirement may be established for a particular savings association if the OTS determines that the institution's capital was or may become inadequate in view of its particular circumstances. The Bank is not subject to any such individual minimum capital requirement.

          Prompt Corrective Action.    Under Section 38 of the Federal Deposit Insurance Act, or FDIA, each federal banking agency is required to take prompt corrective action to deal with depository institutions subject to their jurisdiction that fail to meet their minimum capital requirements or are otherwise in a troubled condition. The prompt corrective action provisions require undercapitalized institutions to become subject to an increasingly stringent array of restrictions, requirements and prohibitions as their capital levels deteriorate and supervisory problems mount. Should these corrective measures prove unsuccessful in recapitalizing the institution and correcting its problems, the FDIA mandates that the institution be placed in receivership.

          Pursuant to regulations promulgated under Section 38 of the FDIA, the corrective actions that the banking agencies either must or may take are tied primarily to an institution's capital levels. In accordance with the framework set forth in the FDIA, the federal banking agencies have developed a classification system, pursuant to which all banks and savings associations are placed into one of five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. The capital thresholds established for each of the categories are as follows:

Capital Category	Tier 1 Leverage Ratio	Tier 1 Risk Based Capital Ratio	Total Risk-Based Capital Ratio
Well Capitalized	5% or above	6% or above	10% or above
Adequately Capitalized	4% or above(1)	4% or above	8% or above
Undercapitalized	Less than 4%	Less than 4%	Less than 8%
Significantly Undercapitalized	Less than 3%	Less than 3%	Less than 6%
Critically Undercapitalized	Less than 2%	—	—

(1)
3% for banks with the highest supervisory rating.

          The applicable federal banking agency also has authority, after providing an opportunity for a hearing, to downgrade an institution from "well capitalized" to "adequately capitalized" or to subject an "adequately capitalized" or "undercapitalized" institution to the supervisory actions applicable to the next lower category, for supervisory concerns.

          "Undercapitalized" depository institutions are subject to growth limitations and other restrictions and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became "undercapitalized," and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized."

          "Significantly undercapitalized" depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized," requirements to reduce total assets and cessation of receipt of deposits from correspondent banks.

          "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator.

          Applicable laws and regulations also generally provide that no insured institution may make a capital distribution if it would cause the institution to become "undercapitalized." Capital distributions include cash (but not stock) dividends, stock purchases, redemptions and other distributions of capital to the owners of an institution. Moreover, only a "well capitalized" depository institution may accept brokered deposits without prior regulatory approval.

          As of December 31, 2003, the Bank was "well capitalized."

          Restrictions on Capital Distributions.    OTS regulations govern capital distributions by savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account of a savings institution to make capital distributions. Under applicable regulations, a savings institution must file an application for OTS approval of the capital distribution if:

  •
  the total capital distributions for the applicable calendar year exceed the sum of the institution's net income for that year to date plus the institution's retained net income for the preceding two years;

  •
  the institution would not be at least adequately capitalized following the distribution;

  •
  the distribution would violate any applicable statute, regulation, agreement or OTS-imposed condition; or

  •
  the institution is not eligible for expedited treatment of its filings with the OTS.

          If an application is not required to be filed, savings institutions such as the Bank which are a subsidiary of a holding company (as well as certain other institutions) must still file a notice with the OTS at least 30 days before the board of directors declares a dividend or approves a capital distribution.

          An institution that either before or after a proposed capital distribution fails to meet its then applicable minimum capital requirement or that has been notified that it needs more than normal supervision may not make any capital distributions without the prior written approval of the OTS. In addition, the OTS may prohibit a proposed capital distribution, which would otherwise be permitted by OTS regulations, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

          The FDIC prohibits an insured depository institution from paying dividends on its capital stock or interest on its capital notes or debentures (if such interest is required to be paid only out of net profits) or distributing any of its capital assets while it remains in default in the payment of any assessment due the FDIC. The Bank is currently not in default in any assessment payment to the FDIC.

          Qualified Thrift Lender Test.    A savings association can comply with the qualified thrift lender, or QTL, test set forth in the HOLA and implementing regulations of the OTS by either meeting the QTL test set forth therein or qualifying as a domestic building and loan association as defined in Section 7701(a)(19) of the Internal Revenue Code of 1986. The QTL test set forth in the HOLA requires a savings association to maintain 65% of portfolio assets in qualified thrift investments, or QTIs. Portfolio assets are defined as total assets less intangibles, property used by a savings association in its business and liquidity investments in an amount not exceeding 20% of assets. Generally, QTIs are residential housing related assets. At December 31, 2003, the amount of the Bank's assets which were invested in QTIs exceeded the percentage required to qualify the Bank under the QTL test.

          Applicable laws and regulations provide that any savings association that fails to meet the definition of a QTL must either convert to a national bank charter or limit its future investments and activities (including branching and payments of dividends) to those permitted for both savings associations and national banks. Further, within one year of the loss of QTL status, a holding company of a savings association that does not convert to a bank charter must register as a bank holding company and be subject to all statutes applicable to bank holding companies. In order to exercise the powers granted to federally-chartered savings associations and maintain full access to FHLB advances, the Bank must continue to meet the definition of a QTL.

          Safety and Soundness Standards.    The OTS and the other federal bank regulatory agencies have established guidelines for safety and soundness, addressing operational and managerial standards, as well as compensation matters for insured financial institutions. Institutions failing to meet these standards are required to submit compliance plans to their appropriate federal regulators. The OTS and the other agencies have also established guidelines regarding asset quality and earnings standards for insured institutions. The Bank believes that it is in compliance with these guidelines and standards.

          Community Investment and Consumer Protection Laws.    In connection with the Bank's lending activities, the Bank is subject to a variety of federal laws designed to protect borrowers and promote lending to various sectors of the economy and population. Included among these are the federal Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act, Truth-in-Lending Act, Truth-in-Savings Act, Fair Housing Act, Equal Credit Opportunity Act, Fair Credit Reporting Act, Bank Secrecy Act, Money Laundering Prosecution Improvements Act and Community Reinvestment Act.

          The Community Reinvestment Act requires insured institutions to define the communities that they serve, identify the credit needs of those communities and adopt and implement a "Community Reinvestment Act Statement" pursuant to which they offer credit products and take other actions that respond to the credit needs of the community. The responsible federal banking regulator (the OTS in the case of the Bank) must conduct regular Community Reinvestment Act examinations of insured financial institutions and assign to them a Community Reinvestment Act rating of "outstanding," "satisfactory," "needs improvement" or "unsatisfactory." The record of a depository institution under the Community Reinvestment Act will be taken into account when applying for the establishment of new branches or mergers with other institutions. The Bank's current Community Reinvestment Act rating is "satisfactory."

          The Bank attempts in good faith to ensure compliance with the requirements of the consumer protection statutes to which it is subject, as well as the regulations that implement the statutory provisions. The requirements are complex, however, and even inadvertent non-compliance could result in civil and, in some cases, criminal liability.

          FDIC Insurance Assessments.    Federal deposit insurance is required for all federally-chartered savings associations. Deposits at the Bank are insured to a maximum of $100,000 for each depositor by the SAIF administered by the FDIC. As a SAIF-insured institution, the Bank is subject to regulation and supervision by the FDIC, to the extent deemed necessary by the FDIC to ensure the safety and soundness of the SAIF. The FDIC is entitled to have access to reports of examination of the Bank made by the OTS and all reports of condition filed by the Bank with the OTS. The FDIC also may require the Bank to file such additional reports as it determines to be advisable for insurance purposes. Additionally, the FDIC may determine by regulation or order that any specific activity poses a serious threat to the SAIF and that no SAIF member may engage in the activity directly.

          Insurance premiums are paid in semiannual assessments. Under a risk-based assessment system, the FDIC is required to calculate on a semi-annual basis a savings association's semiannual assessment based on (i) the probability that the insurance fund will incur a loss with respect to the institution (taking into account the institution's asset and liability concentration), (ii) the potential magnitude of any such loss and (iii) the revenue and reserve needs of the insurance fund. The semiannual assessment imposed on an insured savings association may increase depending on the SAIF revenue and expense levels, and the risk classification applied to it.

          The deposit insurance assessment rate charged to each institution depends on the assessment risk classification assigned to each institution. Under the risk-classification system, each SAIF member is assigned to one of three capital groups: "well capitalized," "adequately capitalized" or "less than adequately capitalized," as such terms are defined under the OTS's prompt corrective action regulation (discussed above), except that "less than adequately capitalized" includes any institution that is not well capitalized or adequately capitalized. Within each capital group, institutions are assigned to one of three supervisory subgroups: "healthy" (institutions that are financially sound with only a few minor weaknesses), "supervisory concern" (institutions with weaknesses which, if not corrected, could result in significant deterioration of the institution and increased risk to the SAIF) or "substantial supervisory concern" (institutions that pose a substantial probability of loss to the SAIF unless corrective action is taken). The FDIC places each institution into one of nine assessment risk classifications based on the institution's capital group and supervisory subgroup classification. The matrix so created results in nine assessment risk classifications, with rates during 2003 ranging from zero for well capitalized, healthy institutions, such as the Bank, to 27 basis points per $100 of deposits for undercapitalized institutions with substantial supervisory concerns.

          In addition, all institutions with deposits insured by the FDIC are required to pay assessments to fund interest payments on bonds issued by the Financing Corporation, a mixed-ownership government corporation established to recapitalize the predecessor to the SAIF. The assessment rate for the fourth quarter of 2003 was .0152% of insured deposits and is adjusted quarterly. These assessments will continue until the Financing Corporation bonds mature in 2019.

          Insurance of deposits may be terminated by the FDIC, after notice and hearing, upon a finding by the FDIC that the savings association has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, rule, regulation, order or condition imposed by, or written agreement with, the FDIC. Additionally, if insurance termination proceedings are initiated against a savings association, the FDIC may temporarily suspend insurance on new deposits received by an institution under certain circumstances.

          For a description of certain proposed changes in the federal deposit insurance system, see "— Legislative and Regulatory Proposals" below.

          Federal Home Loan Bank System.    The FHLB System consists of 12 regional FHLBs, each subject to supervision and regulation by the Federal Housing Finance Board, or FHFB. The FHLBs provide a central credit facility for member savings associations. Collateral is required. The Bank is a member of the FHLB of Atlanta. The maximum amount that the FHLB of Atlanta will advance fluctuates from time to time in accordance with changes in policies of the FHFB and the FHLB of Atlanta, and the maximum amount generally is reduced by borrowings from any other source. In addition, the amount of FHLB advances that a savings association may obtain is restricted in the event the institution fails to maintain its status as a QTL.

          Federal Reserve System.    The Federal Reserve Board has adopted regulations that require savings associations to maintain non-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). These reserves may be used to satisfy liquidity requirements imposed by the OTS. Because required reserves must be maintained in the form of cash or a non-interest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce the amount of the Bank's interest-earning assets.

          Transactions With Affiliates Restrictions.    Transactions between savings associations and any affiliate are governed by Section 11 of the HOLA and Sections 23A and 23B of the Federal Reserve Act and regulations thereunder. An affiliate of a savings association generally is any company or entity which controls, is controlled by or is under common control with the savings association. In a holding company context, the parent holding company of a savings association (such as Lydian) and any companies which are controlled by such parent holding company are affiliates of the savings association. Generally, Section 23A limits the extent to which the savings association or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such association's capital stock and surplus, and contains an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus. Section 23B applies to "covered transactions" as well as certain other transactions and requires that all transactions be on terms substantially the same, or at least as favorable, to the savings association as those provided to a non-affiliate. The term "covered transaction" includes the making of loans to, purchase of assets from and issuance of a guarantee to an affiliate and similar transactions. Section 23B transactions also apply to the provision of services and the sale of assets by a savings association to an affiliate. In addition to the restrictions imposed by Sections 23A and 23B, Section 11 of the HOLA prohibits a savings association from (i) making a loan or other extension of credit to an affiliate, except for any affiliate which engages only in certain activities which are permissible for bank holding companies, or (ii) purchasing or investing in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings association.

          In addition, Sections 22(g) and (h) of the Federal Reserve Act place restrictions on extensions of credit to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, an executive officer and to a greater than 10% stockholder of a savings association ("a principal stockholder"), and certain affiliated interests of either, may not exceed, together with all other outstanding loans to such person and affiliated interests, the savings association's loans to one borrower limit (generally equal to 15% of the institution's unimpaired capital and surplus). Section 22(h) also requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the institution and (ii) does not give preference to any director, executive officer or principal stockholder, or certain affiliated interests of either, over other employees of the savings institution. Section 22(h) also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a savings institution to all insiders cannot exceed the institution's unimpaired capital and surplus. Furthermore, Section 22(g) places additional restrictions on loans to executive officers. At December 31, 2003, the Bank was in compliance with the above restrictions.

          The USA PATRIOT Act of 2001.    The USA PATRIOT Act requires financial institutions such as the Bank to prohibit correspondent accounts with foreign shell banks, establish an anti-money laundering program that includes employee training and an independent audit, follow minimum standards for identifying customers and maintaining records of the identification information and make regular comparisons of customers against agency lists of suspected terrorists, their organizations and money launderers.

          Privacy Regulation.    The Company and its subsidiaries are subject to numerous privacy-related laws and their implementing regulations, including but not limited to Title V of the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Electronic Funds Transfer Act, the Right to Financial Privacy Act, the Children's Online Privacy Protection Act and other federal and state privacy and consumer protection laws. Those laws and the regulations promulgated under their authority can limit, under certain circumstances, the extent to which financial institutions may disclose nonpublic personal information that is specific to a particular individual to affiliated companies and nonaffiliated third parties. Moreover, the Bank is required to establish and maintain a comprehensive Information Security Program in accordance with the Interagency Guidelines Establishing Standards for Safeguarding Customer Information. The program must be designed to:

  •
  ensure the security and confidentiality of customer information;

  •
  protect against any anticipated threats or hazards to the security or integrity of such information; and

  •
  protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer.

          In addition, the Federal Trade Commission has recently implemented a nationwide "do not call" registry that allows consumers to prevent unsolicited telemarketing calls. Millions of households already have placed their telephone numbers on this registry.

          Regulatory Enforcement Authority.    The enforcement powers available to federal banking agencies are substantial and include, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against insured institutions and institution-affiliated parties. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

          Investment Adviser Registration.    The Bank intends to register with the SEC as an investment adviser under the Investment Advisers Act of 1940. As a registered investment adviser, the Bank will be regulated and subject to examination by the SEC. The Investment Advisers Act imposes numerous obligations on registered investment advisers, including fiduciary, recordkeeping, operational and disclosure obligations. For a description of the supervisory authority of the SEC under the Investment Advisers Act and possible sanctions for violations of this Act, see "— Lydian Wealth Management and Its Affiliates" below.

Lydian Wealth Management and Its Affiliates

          Our investment management business is highly regulated, primarily at the federal level. Lydian Wealth Management Company, LLC is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940. As a registered investment adviser, Lydian Wealth Management Company, LLC is regulated and subject to examination by the SEC. The Investment Advisers Act imposes numerous obligations on registered investment advisers, including fiduciary, recordkeeping, operational and disclosure obligations.

          Certain other subsidiaries of Lydian Wealth Management Holdings Company also are subject to extensive regulation. Lydian Securities Company, LLC is a registered broker-dealer under the Exchange Act. Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales practices, trading practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure, recordkeeping and the conduct of directors, officers and employees. CMS Strategies Company, LLC is registered as a commodities pool operator with the Commodities Futures Trading Commission, or CFTC, and in that capacity is subject to regulation and examination by the CFTC and the National Futures Association.

          The foregoing laws and regulations generally grant supervisory agencies and bodies broad administrative powers, including the power to limit or restrict Lydian Wealth Management or its subsidiaries from conducting their business in the event that they fail to comply with such laws and regulations. Possible sanctions that may be imposed in the event of such noncompliance include the suspension of individual employees, limitations on the business activities for specified periods of time, revocation of registration as an investment adviser, broker-dealer, commodity trading adviser and/or other registrations, and other censures and fines, all of which could also result in reputational damage.

Legislative and Regulatory Proposals

          In addition to those discussed below, proposals to change the laws and regulations governing the operations and taxation of, and federal insurance premiums paid by, savings banks and other financial institutions and companies that control such institutions are frequently raised in the U.S. Congress, state legislatures and before the FDIC, the OTS and other bank regulatory authorities. The likelihood of any major changes in the future and the impact such changes might have on us or our subsidiaries are impossible to determine. Similarly, proposals to change the accounting treatment applicable to savings banks and other depository institutions are frequently raised by the SEC, the federal banking agencies, the IRS and other appropriate authorities, including, among others, proposals relating to fair market value accounting for certain classes of assets and liabilities. The likelihood and impact of any additional future accounting rule changes and the impact such changes might have on us or our subsidiaries are impossible to determine at this time.

          Deposit Insurance.    The U.S. House of Representatives has passed, and the U.S. Senate is considering, legislation that would reform the deposit insurance system by, among other things:

  •
  increasing FDIC insurance coverage from $100,000 to $130,000 per account (with certain retirement accounts generally receiving increased coverage) and indexing future coverage to reflect inflation;

  •
  merging the SAIF and the Bank Insurance Fund, the insurance fund for commercial banks, or BIF, into a single new Deposit Insurance Fund;

  •
  permitting the new fund's required reserve ratio to float in a designated range;

  •
  eliminating the current prohibition against assessing risk-based premiums on well-capitalized institutions with high supervisory ratings, thus permitting the FDIC to assess ongoing premiums for all institutions based on their risk profile and allowing gradual increases in those premiums if the new fund's ratio falls below the lower end of the designated range;

  •
  providing, in the case of the House bill, dividends to institutions if the ratio exceeds the upper end of the range; and

  •
  providing refunds or credits towards future assessments based on an institution's earlier contributions to the BIF or the SAIF.

          Because it remains unclear at this time whether, or in what form, any such legislation ultimately may be enacted, we are unable to assess the potential effects on our financial conditions and results of operations. However, it is likely that we will be required to pay higher deposit insurance premiums than we currently pay if final legislation is passed.

          Capital.    The regulatory accords on international banking institutions to be reached by the Basel Committee on Banking Supervision may result in the Bank having to meet additional capital adequacy measures. We cannot predict the result from, or the effects of, the regulatory accords.

MANAGEMENT

          Our board of directors consists of seven persons. Four of our directors are "independent" within the meaning of Nasdaq rules and Section 10A-3 of the Securities Exchange Act of 1934, as amended.

          Set forth below is certain information concerning our directors and executive officers.

Name	Age	Position	Director or Officer Since

Rory A. Brown	41	Chairman of the Board and Chief Executive Officer of the Company	1999
William M. Decker	44	Director, Chief Executive Officer of Lydian Data Services and President of the Company	1999
Steven D. Lockshin(1)	37	Director, Chief Executive Officer of Lydian Wealth Management and Executive Vice President of the Company	2001
I. Trevor Rozowsky	42	Chief Executive Officer of the Bank and Executive Vice President of the Company	1999
Stephen C. Wilhoit	43	Chief Financial Officer and Executive Vice President of the Company	1999
Courtney R. McCashland	35	Executive Vice President of Lydian Data Services and the Company	1999
James B. Meany	39	President of Lydian Bank and Trust, a division of the Bank, and Executive Vice President of the Company	2002
Andrew Putterman	44	President of Lydian Wealth Management and Executive Vice President of the Company	2001
Clark A. Johnson	72	Director	2003
Edwin L. Knetzger, III	52	Director	2003
James S. Mahan, III	52	Director	2003
Carl Stork	43	Director	2001

(1)
In connection with our acquisition of Lydian Wealth Management in 2001, we agreed to nominate Mr. Lockshin as a director of the Company at each annual meeting of stockholders until June 30, 2004.

          Rory A. Brown.    Mr. Brown is chairman of the board and chief executive officer of the Company and one of its founders. Mr. Brown formerly was a certified public accountant and began his career specializing in systems work for the financial services industry. Mr. Brown has 18 years of industry experience.

          William M. Decker.    Mr. Decker is chief executive officer of Lydian Data Services and president of the Company and one of its founders. Mr. Decker is a chartered financial analyst and has 22 years of industry experience.

          Steven D. Lockshin.    Mr. Lockshin is chief executive officer of Lydian Wealth Management, which he founded in 1994, and an executive vice president of the Company. Mr. Lockshin is a certified investment management analyst and has 15 years of industry experience.

          I. Trevor Rozowsky.    Mr. Rozowsky is chief executive officer of the Bank and an executive vice president of the Company and one of its founders. Mr. Rozowsky formerly was a certified public accountant and has 18 years of industry experience.

          Stephen C. Wilhoit.    Mr. Wilhoit is chief financial officer and an executive vice president of the Company and one of its founders. Mr. Wilhoit served as a director of the Company from its formation in 1999 through February 2004. Mr. Wilhoit is a lawyer who was formerly engaged in the private practice of corporate and securities law. Mr. Wilhoit has 17 years of industry experience.

          Courtney R. McCashland.    Dr. McCashland is an executive vice president of both Lydian Data Services and the Company. Dr. McCashland directs the Company's marketing and public relations activities. Prior to joining the Company, she served as a senior executive for the Gallup Organization. Dr. McCashland has 12 years of industry experience.

          James B. Meany.    Mr. Meany is president of Lydian Bank and Trust and an executive vice president of the Company. Prior to joining the Company, Mr. Meany was a senior vice president and the managing director of OFFITBANK, a wholly-owned subsidiary of Wachovia Bank. Mr. Meany has 15 years of industry experience.

          Andrew Putterman.    Mr. Putterman is president of Lydian Wealth Management and an executive vice president of the Company. Mr. Putterman formerly was a certified public accountant and has 22 years of industry experience.

          Clark A. Johnson.    Mr. Johnson is chairman of the board of PSS World Medical, Inc. (NASDAQ: PSSI), a distributor of medical equipment and supplies, as well as a member of the boards of Opticare Health Systems, Inc. (AMEX: OPT); REFAC, Inc. (AMEX: REF), Metromedia International Group, Inc. (OTC: MTRM.PK) and Neurologix, Inc. (OTC: BB: NLGX). In 1985, Mr. Johnson joined Pier 1 Imports, Inc. (NYSE: PIR), a retailer of imported goods, and served as its chief executive officer until 1998 and chairman of its board until his retirement in 1999. Mr. Johnson was previously a director of Texas American Bank Shares and Valley Bank Corporation and is a former chairman of the American Business Conference. Mr. Johnson presently serves on the Board of Business Advisors of the Gavel Consulting Group, a group of former federal judges which provides strategic advice regarding corporate governance and other legal issues.

          Edwin L. (Ted) Knetzger, III.    Mr. Knetzger is vice chairman of RBS Greenwich Capital, a trading, finance and investment banking firm that is a major primary dealer in U.S. government securities. Mr. Knetzger founded Greenwich Capital in 1981 and previously served as its president and chief executive officer. Prior to founding Greenwich Capital, Mr. Knetzger was co-manager and head trader of the Government Bond Trading Department of Kidder Peabody & Company.

          James S. (Chip) Mahan, III.    Mr. Mahan is chairman of the board of S1 Corporation (NASDAQ: SONE), a computer programming and data processing company based in Atlanta, Georgia that serves financial institutions, including banks, credit unions, investment firms and insurance companies. Mr. Mahan served as chief executive officer of S1 from 1995 to 2000 and was chairman of the board and chief executive officer of Cardinal Bancshares, Inc. from 1987 to 1996. He also served at Citizens Union National Bank & Trust Co. in various roles, including chairman, president, chief executive officer and chief operating officer. Mr. Mahan is a director of a number of private companies in the financial services and technology sectors, including Yodlee, Inc.

          Carl Stork.    Mr. Stork is president of Ciconia & Co., LLC, a private investment firm, and a partner in Wyndcrest Holdings, LLC. Mr. Stork was employed by Microsoft Corporation (NASDAQ: MSFT) in a variety of management positions between 1981 and 2002. At Microsoft, Mr. Stork managed marketing and partner relationships in the development and launch of multiple releases of the Microsoft Windows operating systems and served as general manager of the team that developed Windows 98. He also was technical advisor to chairman and chief software architect Bill Gates. Mr. Stork serves as a director of Neomagic Corporation (NASDAQ: NMGC) and Multicast Media Technologies, Inc.

Terms of Directors

          Our Restated Articles provide that our board of directors be divided into three classes, each serving for a staggered three-year term. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. At our annual meeting of stockholders for 2004, which will be held prior to completion of the offering, it is anticipated that Messrs. Decker, Lockshin and Stork will be elected for a term which expires at our annual meeting in 2005, Messrs. Knetzger and Mahan will be elected for a term which expires at our annual meeting in 2006 and Messrs. Brown and Johnson will be elected for a term which expires at our annual meeting in 2007.

Committees of the Board

          We have established audit, compensation and nominating and corporate governance committees which have functions which comply with applicable legal and Nasdaq requirements. Currently, each member of the audit and compensation committees is an "independent" director as defined under Nasdaq rules and under Section 10A-3 of the Exchange Act.

          Set forth below is a brief description of our audit, compensation and nominating and corporate governance committees.

          Audit Committee.    The primary responsibilities of the audit committee are to:

  •
  monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

  •
  appoint, compensate and monitor the independence and performance of the Company's independent auditors, as well as monitor the performance of the unaffiliated company which performs our internal audit function; and

  •
  provide an avenue of communication among our independent auditors, management, the entity which performs our internal auditing function and our board of directors.

          The members of the audit committee currently are Messrs. Johnson, Mahan and Stork, with Mr. Mahan serving as chair. As required by Nasdaq rules, at least one of these persons has past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

          Compensation Committee.    The primary responsibilities of the compensation committee are to:

  •
  establish the compensation and benefits for the chairman and chief executive officer and other executive officers of the Company;

  •
  evaluate the performance of the chairman and chief executive officer and other executive officers of the Company; and

  •
  review, recommend and approve executive compensation, equity and retirement plans for employees of the Company.

          The members of the compensation committee currently are Messrs. Johnson, Knetzger, Mahan and Stork, with Mr. Johnson serving as chair.

          Nominating and Corporate Governance Committee.    The primary responsibilities of the nominating and corporate governance committee are to evaluate and make recommendations to the board of directors for the election of directors, develop corporate governance guidelines for the Company and its directors and evaluate the performance of the board of directors and its members. The members of the nominating and corporate governance committee currently are Messrs. Brown, Johnson, Mahan and Stork.

Director's Compensation

          Prior to 2002, our directors did not receive any fees or other cash compensation for serving on the Company's board of directors or any of its committees. During 2002 and 2003, directors who were not employees of the Company or any of its subsidiaries received an annual retainer of $5,000 for serving on the board of directors of each of the Company and any of its subsidiaries. In addition, during these years each non-employee director received cash fees for attending each board meeting and committee meeting of $1,000 and $500, respectively. Effective January 1, 2004, directors who are not employees of the Company or any of its subsidiaries receive an annual retainer of $18,000 for serving on the board of directors of each of the Company and any of its subsidiaries and no additional fees are paid for attendance at meetings of the board or its committees. Directors also are reimbursed for their reasonable out-of-pocket expenses arising from attendance at meetings of the board of directors or any of its committees or in respect of Company-related business.

          In each of June 2001, June 2002 and June 2003, each of our non-employee directors at the time was granted an option under the 1999 Stock Plan to purchase 7,000 shares of common stock at an exercise price of $5 per share. We subsequently granted to each of our non-employee directors who joined our board after June 2003 options to purchase 7,000 shares with an exercise price of $10.00 per share. All of these options become exercisable in equal annual installments over a three-year period.

          Following our annual meeting of stockholders for 2004, which will be held prior to completion of this offering, we intend to grant options under our 2003 Equity Incentive Plan to purchase 10,000 shares to each of our directors. All of these options will have a per share exercise price equal to the initial public offering price and be fully vested at the time of grant.

Executive Compensation

          The following table discloses compensation received by our chief executive officer and our four other most highly-compensated executive officers for the year ended December 31, 2003.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
					Awards			Payouts($)
Executive Officer	Year	Salary($)	Bonus($)(1)	Other Annual Compensation($)	Restricted Stock Awards($)		Options/ SARs(#)(2)	LTIP Payouts($)	All Other Compensation($)(3)

Rory A. Brown Chairman and Chief Executive Officer	2003	$400,000	$585,836	$—	$—		150,000	—	$3,000
William M. Decker President	2003	250,000	514,951	—	—		50,000	—	3,000
Steven D. Lockshin Executive Vice President	2003	400,000	152,780	—	500,000	(4)	52,222	—	5,769
I. Trevor Rozowsky Executive Vice President	2003	250,000	718,122	—	—		100,000	—	3,000
Stephen C. Wilhoit Executive Vice President and Chief Financial Officer(5)	2003	225,000	202,698	—	—		50,000	—	3,000

(1)
Amounts represent bonuses earned in the year indicated.

(2)
Consists of awards granted pursuant to our stock option plans.

(3)
Consists of matching contributions by us pursuant to our 401(k) Plan, and in the case of Mr. Lockshin a car allowance in the amount of $2,769.

(4)
Consists of the grant of 100,000 shares of common stock on June 1, 2003, of which 60,000 vest on June 30, 2006, 20,000 vest on June 30, 2007 and 20,000 vest on June 30, 2008. These shares had an estimated market value of $        million at December 31,

2003, based on a per share price of $         , the mid-point of the estimated offering range set forth on the cover of this prospectus.

(5)
Mr. Wilhoit was elected chief financial officer in February 2004.

Stock Option Grants in 2003

          The following table provides information relating to option grants by us during 2003 to our named executive officers.

					Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term(3)
			Individual Grants
Executive Officer	Options Granted (#)(1)	Percent of Total Options Granted to Employees in 2003(2)	Exercise Price	Expiration Date
					5%	10%

Rory A. Brown	150,000	19.9%	$17.50	2013	$1,651,500	$4,183,500
William M. Decker	50,000	6.6	17.50	2013	550,500	1,394,500
Steven D. Lockshin	52,222	6.9	17.50	2013	574,964	1,456,472
I. Trevor Rozowsky	100,000	13.2	17.50	2013	1,101,000	2,789,000
Stephen C. Wilhoit	50,000	6.6	17.50	2013	550,500	1,394,500

(1)
Options vest and become exercisable 33% per year commencing one year following the date of grant.

(2)
Percentage of options to purchase an aggregate of 755,762 shares of our common stock granted to all employees during 2003.

(3)
Assumes future stock prices of $28.51 and $45.39 for options granted on December 31, 2003 at compounded rates of return of 5% and 10%, respectively. No discount has been applied to determine a net present value of each award; however, a 7.0% discount would yield real values of 51% of the values shown under the 5% and 10% columns, respectively.

Aggregated Option Exercises in 2003 and Year-End Option Values

          The following table provides information relating to option exercises in 2003 by our named executive officers and the value of such officers' unexercised options at December 31, 2003.

			Number of Options at Year End(#)		Value of Unexercised In-The-Money Options at Year End($)(2)
Executive Officer	Shares Acquired On Exercise(#)	Value Realized($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable

Rory A. Brown	546,118	$—	—	282,982	$—	$
William M. Decker	100,000	—	205,620	144,380
Steven D. Lockshin	—	—	43,816	96,906
I. Trevor Rozowsky	100,000	—	75,002	149,998
Stephen C. Wilhoit	175,002	—	—	124,998	—

(1)
Not applicable because the per share exercise price was equal to the fair market value of a share of common stock on the date of exercise.

(2)
Based on a per share price of $         , the mid-point of the estimated offering range set forth on the cover of this prospectus.

Employment/Consulting Agreements

          The Company intends to enter into an employment agreement with each of Rory A. Brown, William M. Decker, I. Trevor Rozowsky and Stephen C. Wilhoit and an amended and restated the consulting services agreement among the Company, Lydian Financial Holdings Company, Argosy Management Services, Inc. ("Argosy") and Steven D. Lockshin, which was initially entered into by these parties in connection with our acquisition of Lydian Wealth Management in January 2001.

Each agreement provides for a three-year term, which will be automatically extended on an annual basis unless either party determines otherwise prior to the annual extension date. Under the agreements, the Company shall pay to the executives as compensation an annual salary which is not less than $400,000, $350,000, $400,000, $350,000 and $250,000 in the case of Messrs. Brown, Decker, Lockshin, Rozowsky and Wilhoit, respectively, as well as such annual cash incentive compensation, if any, as may be awarded by the board of directors of the Company or, in the case of Mr. Lockshin, earned pursuant to the terms of his agreement. During the employment period, each executive also will be eligible to participate in employee benefit plans and entitled to receive fringe benefits and perquisites generally available to other peer executives of the Company, and also will be entitled to receive prompt reimbursement for all reasonable expenses incurred by the executive in accordance with the Company's policies and procedures. In the case of Mr. Lockshin, because he travels extensively on Company business on an airplane owned by him through Argosy, his agreement with the Company provides that we shall reimburse Argosy up to $750,000 per year of actual travel expenses incurred by Mr. Lockshin on Company business, which amount will be adjusted annually based on changes in the consumer price index.

          The agreements provide that if, during the employment period and prior to a change-in-control of the Company, as defined in the respective agreements, the Company terminates the executive's employment other than for cause, disability, death or retirement or the executive terminates his employment for good reason, as defined, then the executive will be entitled to receive, in addition to accrued but unpaid obligations owed to the executive at such time,

  •
  a pro rata annual bonus for the period prior to the date of termination based on the highest annual bonus earned by the executive during the three-year period prior to the date of termination;

  •
  a lump sum cash payment in an amount equal to the sum of the annual base salary and annual bonus (based on the highest level of annual bonus paid to the executive by the Company or any subsidiary thereof in any one of the three calendar years immediately preceding the year in which termination of employment occurs, prorated to the extent appropriate) that in the case of Mr. Brown, he would have earned if he had continued to be employed during the remainder of the employment period (which generally always will be between two and three years) and in the case of Messrs. Decker, Lockshin, Rozowsky and Wilhoit, the executive would have earned if he had continued to be employed until one year prior to the end of the remainder of the employment period (which generally always will be between one and two years) (such applicable period in the case of Mr. Brown and the other named officers, the "compensation continuance period");

  •
  a lump sum cash payment in an amount equal to the present value of the additional employer contributions to which the executive would have been entitled to receive during the applicable compensation continuance period under any qualified defined contribution plan and any related nonqualified plan maintained by us;

  •
  continued medical, dental and life insurance benefits on a substantially equivalent basis to those provided by the Company for the remainder of the applicable compensation continuance period, subject to adjustment in certain circumstances; and

  •
  to the extent not otherwise vested in accordance with the Company's stock compensation plans, all unvested options to purchase common stock and restricted stock awards held by the executive shall vest and become immediately exercisable or payable on the date of termination.

          If, subsequent to a change-in-control and during the term of the employment period, which shall be extended in such circumstances to three years following the change in control, the executive's employment is terminated by us other than for cause, disability, death or retirement or by the executive for good reason, as defined in the respective agreements, then we shall pay to the executive (1) the amounts and benefits set forth in the first, third, fourth and fifth bullet points in the preceding sentence for a period of three years in the case of Mr. Brown and two years in the case of Messrs. Decker, Lockshin, Rozowsky and Wilhoit, and (2) a lump sum cash amount equal to a specified multiple, which amounts to three in the case of Mr. Brown and two in the case of Messrs. Decker, Lockshin, Rozowsky and Wilhoit, times the sum of the highest annual base salary achieved by the executive and the highest level of annual bonus earned by the executive in any one of the three calendar years immediately preceding the year in which the termination of employment occurs. The agreements also provide that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code, and such payments will cause the executive to incur an excise tax under the Internal Revenue Code, we shall pay the executive an amount such that after payment of all federal, state and local income tax and any additional excise tax, the executive will be fully reimbursed for the amount of such excise tax. Excess parachute payments generally are payments in excess of three times the recipient's average annual compensation from the employer includable in the recipient's gross income during the most recent five taxable years ending before the date of a change in control of the employer ("base amount"). Recipients of excess parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.

          The agreements also contain provisions dealing with the confidentiality of information and noncompetition against the Company and its subsidiaries. In this regard, the employment agreements generally provide that during the one-year period after termination of employment, the executive may not, directly or indirectly, through employment or any other type of affiliation, perform or provide the same or similar services as the executive was providing to the Company or any of its subsidiaries prior to the date of termination of employment for any company or entity which has an office or customers located in any county in any state in which the Company or any of its subsidiaries maintains an office or has customers as of the date of termination of employment. The employment agreements also provide that during the two-year period following a termination of the Executive's employment, the executive may not, directly or indirectly, (i) solicit or induce any employee of the Company or any of its subsidiaries to leave the employment of such entities or (ii) solicit any customer of the Company or any of its subsidiaries to transact business with the executive or any other entity or otherwise interfere with or damage any relationship between the Company or its subsidiaries and any such customer, including without limitation by accepting any customer of the Company as a customer notwithstanding any unsolicited contact to the executive by any such customer for this purpose.

Nonqualified Deferred Compensation Plan

          In February 2004, the Company adopted a Nonqualified Deferred Compensation Plan for the purpose of providing executive officers and other key employees the opportunity to contribute money on a pre-tax basis to supplement their retirement income. The plan will allow participants to defer pre-tax compensation in amounts above the applicable limits for tax-qualified plans under the Code. Participation in the plan will be limited to executive officers and other key employees of the Company and its subsidiaries who are designated by the Company. Under the plan, a participant will be able to elect prior to any calendar year to defer up to 90% of his or her base salary and 100% of his or her bonus amount each year, unless otherwise determined by our compensation committee. A participant's election to participate will be effective through the end of the plan year and may be revoked at any time for the remainder of the plan year. The Company will make matching contributions of 25% on the first 6% of base salary deferred by a participant under the plan. In any plan year the Company also may elect to make additional discretionary contributions or contributions based upon set performance criteria. Participants will always be 100% vested in their elective deferrals, and matching contributions by the Company will vest 20% per year commencing after two years of service and will be fully vested after six years of service. Participants will have the ability to direct the investment of funds held in their plan account in various investment options managed by an unaffiliated insurance company. Participants may receive distributions of benefits from their plan accounts upon retirement, termination of employment, disability, death or unforeseeable emergency, and also may receive certain in-service distributions. Under the plan, unless otherwise determined by our compensation committee, an executive must automatically defer his or her bonus to the extent that the executive's annual compensation would exceed the $1.0 million nondeductibility limitation set forth in Section 162(m) of the Internal Revenue Code. The Company intends to fund its costs and obligations under the plan through the purchase of corporate-owned life insurance.

1999 Stock Plan

          We have established the 1999 Stock Plan, which authorizes the grant of options to purchase an aggregate of 2,742,282 shares of our common stock. As of December 31, 2003, we had granted options to purchase an aggregate of 2,716,920 shares of our common stock under the 1999 Stock Plan to our directors, officers and employees, of which options to purchase 1,015,990 shares have been exercised and 1,700,930 shares were outstanding. Of the 1,700,930 options outstanding at December 31, 2003, 911,490 were vested and 789,400 were unvested. All options granted under our 1999 Stock Plan to date become exercisable 33% per year commencing one year following the date of grant.

          Eligible Participants.    Directors, officers and employees of the Company or its subsidiaries are eligible to participate in the 1999 Stock Plan.

          Administration.    The 1999 Stock Plan is administered by our compensation committee, which is authorized to interpret the plan and the agreements executed pursuant to the plan and to prescribe rules and regulations relating to the plan.

          Options.    Under the 1999 Stock Plan the committee may grant options to purchase our common stock, including options which are intended to qualify as incentive stock options under the Internal Revenue Code and options which are not intended to so qualify, or non-qualified options, provided that incentive stock options may only be granted to employees of the Company or its subsidiaries. All outstanding options under the 1999 Stock Plan are nonqualified options. The purchase price of a share of common stock under each option shall not be less than the fair market value of a share of common stock on the date the option is granted. Options shall be exercisable in accordance with the terms established by the committee or the subcommittee, provided that options may not have a term which exceeds ten years. The full purchase price of each share of common stock purchased upon the exercise of any option shall be paid at the time of exercise of the option. The purchase price shall be payable in cash or, if and to the extent permitted by the committee or subcommittee, in common stock or in a combination of cash and common stock.

          Award Agreements and Certain Award Terms.    Each option under the 1999 Stock Plan is evidenced by an award agreement that is delivered to the participant specifying the terms and conditions of the option and any rules applicable to such option. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding option shall be assumed or an equivalent option or right substituted by the successor corporation or the options shall become fully vested and exercisable. Options granted under the 1999 Stock Plan may not be sold or otherwise transferred other than by will or by the laws of descent and distribution.

          Amendment and Termination of the 1999 Stock Plan.    The board of directors of the Company may amend, alter, suspend or terminate the 1999 Stock Plan at any time, provided that no such action shall impair the rights of any optionee without the optionee's consent.

2003 Equity Incentive Plan

          We have established the 2003 Equity Incentive Plan. The purpose of this plan is to assist us in attracting, retaining and motivating our directors, officers, employees by permitting us to provide long-term equity incentive compensation to, and encourage a long-term commitment by, these persons.

          The 2003 Equity Plan authorizes the issuance of 2,256,000 shares of our common stock upon exercise of stock options or pursuant to other stock-based awards granted under this plan. As of December 31, 2003, we had granted options to purchase an aggregate of 690,000 shares of our common stock under the 2003 Equity Plan to our officers and employees, none of which were vested at such date. All options granted under our 2003 Equity Plan had a per share exercise price of $17.50 and become exercisable 33% per year commencing one year following the date of grant.

          Prior to completion of the public offering, we intend to grant additional stock options for a comparable number of shares to our officers and employees, including the executive officers named in the Summary Compensation Table above, for service in 2004. These options will have a per share exercise price equal to the initial public offering price and will become exercisable 33% per year commencing one year following the date of grant.

          Eligible Participants.    Directors, officers, employees and consultants of the Company or its subsidiaries and affiliates are eligible to participate in the 2003 Equity Plan. As of December 31, 2003, there were approximately 509 persons eligible to participate in the 2003 Equity Plan.

          Administration of the 2003 Equity Plan.    The 2003 Equity Plan is administered by the compensation committee of our board of directors (which we refer to below as the "committee"), which shall be composed of not less than the minimum number of persons from time to time required by:

  •
  Rule 16b-3 under the Exchange Act, each of whom, to the extent necessary to comply with Rule 16b-3, shall be a "non-employee director" within the meaning of Rule 16b-3, as from time to time amended, and

  •
  applicable listing or quotation requirements relating to our common stock, each of whom, to the extent necessary to comply with such requirements, shall be "independent" directors within the meaning of such requirements.

With respect to any employee who is a "covered employee" as defined in Section 162(m)(3) of the Internal Revenue Code and the regulations thereunder, however, the 2003 Equity Plan shall be administered by the compensation subcommittee of the compensation committee of our board of directors (which we refer to below as the "subcommittee"), which shall consist of two or more members of the board appointed by the board who qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code.

          The committee has, among other powers, the power to interpret and administer the 2003 Equity Plan and any instrument or agreement relating thereto, as well as to establish, amend, suspend or waive such rules and regulations as it shall deem appropriate in connection with its administration of the 2003 Equity Plan.

          The committee or subcommittee has the discretion to determine the number and type of awards to be awarded to any participant, provided that in no event shall a participant receive an award or awards under the 2003 Equity Plan during any one calendar year covering in the aggregate more than 225,600 shares of common stock (whether such award or awards may be settled in shares of common stock, cash or any combination thereof), subject to adjustment in accordance with the terms of the 2003 Equity Plan.

          Stock Options.    The committee or subcommittee may grant stock options under the 2003 Equity Plan to purchase common stock, including options which are intended to qualify as incentive stock options under the Internal Revenue Code and options which are not intended to so qualify. We may only grant incentive stock options to employees of the Company or its subsidiaries, however. The purchase price of a share of common stock under each type of option shall not be less than 100% of the fair market value of a share of common stock on the date the option is granted. Options shall be exercisable in accordance with the terms established by the committee or the subcommittee, provided that options may not have a term which exceeds ten years. The full purchase price of each share of common stock purchased upon the exercise of any option shall be paid at the time of exercise of the option. The purchase price shall be payable in cash or, if and to the extent permitted by the committee or subcommittee, in common stock or in a combination of cash and common stock, provided that the combined value of all cash and the fair market value of any shares of common stock so tendered for payment to us is at least equal to the option price as of the date of such tender.

          Stock Appreciation Rights.    The committee or subcommittee may grant under the 2003 Equity Plan a stock appreciation right in connection with all or any portion of a previously or contemporaneously granted option or independent of any option grant. Stock appreciation rights shall be exercisable in accordance with the terms established by the committee or subcommittee. A stock appreciation right entitles the participant to receive the amount by which the fair market value of a specified number of shares of common stock on the exercise date exceeds an exercise price established by the committee or subcommittee, which shall not be less than 100% of the fair market value of the common stock at the time the stock appreciation right is granted. Such excess amount shall be payable in common stock, in cash, or in a combination thereof, as determined by the committee or subcommittee.

          Restricted Stock and Restricted Stock Units.    The committee or subcommittee may grant under the 2003 Equity Plan shares of restricted stock, which are shares of common stock which are subject to a substantial risk of forfeiture due to a restriction based on continued employment or the occurrence of other events, as determined by the committee or subcommittee, and restricted stock units, which are similarly subject to a substantial risk of forfeiture and may be settled either by the delivery of one share of common stock for each restricted stock unit or in cash in an amount equal to the fair market value of one share of common stock for each restricted stock unit, as determined by the committee or the subcommittee. Any such awards shall be subject to such conditions and have such terms as may be determined by the committee or subcommittee.

          Other Stock-Based Awards.    The committee or subcommittee may grant under the 2003 Equity Plan any other stock-based award, which is any award of shares of common stock or other award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of common stock which is not described above and is deemed by the committee or subcommittee to be consistent with the purposes of the 2003 Equity Plan. The committee or subcommittee shall determine the terms and conditions of any other stock-based award and whether such awards shall be paid in cash, shares of common stock or in a combination thereof.

          Performance Awards.    Section 162(m) of the Internal Revenue Code precludes a publicly-held corporation from claiming a compensation deduction for compensation in excess of $1.0 million paid to the chief executive officer or any of the four most highly compensated officers other than the chief executive officer. This limitation does not apply, however, to "qualified performance-based compensation." Because stock options and stock appreciation rights granted under the 2003 Equity Plan must have a per share exercise price equal at least to the fair market value of a share of common stock on the date of grant and because the 2003 Equity Plan limits the number of shares that may be the subject of awards granted to any participant during any calendar year, compensation from the exercise of stock options and stock appreciation rights should be treated as "qualified performance-based compensation" for purposes of Section 162(m).

          In addition, under the 2003 Equity Plan, the committee or subcommittee shall have sole and complete authority to determine the extent to which an award of restricted stock, restricted stock units or other stock-based awards shall be subject to the achievement of one or more performance goals over one or more performance periods. For awards intended to result in deductible "qualified performance-based compensation," any such performance goal and performance period shall be determined by the subcommittee within the time prescribed by Section 162(m) of the Internal Revenue Code and the regulations thereunder in order for the performance goal to be considered "pre-established" for this purpose.

          Subject to the terms of the 2003 Equity Plan, the committee or subcommittee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award and the amount and kind of any payment or transfer to be made pursuant to any performance award.

          Performance awards may be paid in a lump sum or in installments following the close of the performance period, provided that no full and/or partial payment of a performance award granted under the 2003 Equity Plan may be made to a covered employee within the meaning of Section 162(m) of the Internal Revenue Code until the subcommittee has certified in writing the attainment by the Company of the applicable performance goal or performance goals over the applicable performance period or performance periods.

          The subcommittee may utilize specified objective criteria set forth in the 2003 Equity Plan to establish corporate performance goals with respect to an award to a covered employee for purposes of Section 162(m) of the Internal Revenue Code. Performance goals may be measured solely on a corporate, subsidiary or business unit basis or a combination thereof, as well as based on actual or targeted growth factors. Performance goals with respect to participants who are not covered employees for purposes of Section 162(m) also may be based on any other objective performance goals as may be established by the committee for a performance period.

          Award Agreements and Certain Award Terms.    Each award will be evidenced by an award agreement that will be delivered to the participant specifying the terms and conditions of the award and any rules applicable to such award. Upon a "change in control" of the Company, as defined in the 2003 Equity Plan, all outstanding awards will vest, become immediately exercisable or payable or have all restrictions lifted as may apply to the type of award granted. Awards will be nontransferable; however, an award may be transferable under the 2003 Equity Plan to the extent determined by the committee or subcommittee and set forth in the applicable award agreement if such award agreement provisions do not disqualify such award for exemption under Rule 16b-3, if such award is not intended to qualify for exemption under Rule 16b-3 or, with respect to awards which are incentive stock options, if such provisions do not prevent the incentive stock options from qualifying as such under applicable laws and regulations.

          Adjustment of Shares Reserved Under the 2003 Equity Plan.    If, after the effective date of the 2003 Equity Plan, any shares of common stock covered by an award granted under the 2003

Equity Plan, or to which such an award relates, are forfeited, or if such an award is settled for cash or otherwise terminates or is canceled without the delivery of shares, then the shares of common stock covered by such award, or to which such award relates, or the number of shares otherwise counted against the aggregate number of shares with respect to which awards may be granted, to the extent of any such settlement, forfeiture, termination or cancellation, shall again become shares with respect to which awards may be granted. In the event that any option or other award granted under the 2003 Equity Plan is exercised through the delivery of shares of common stock or in the event that withholding tax liabilities arising from such award are satisfied by the withholding of shares of common stock by the Company, the number of shares of common stock available for awards under the 2003 Equity Plan shall be increased by the number of shares so surrendered or withheld.

          The total number of shares of common stock that may be issued pursuant to the 2003 Equity Plan and the maximum annual limitation on awards to any one person under the 2003 Equity Plan are subject to adjustment by the committee in the event of stock dividends, stock splits, combinations of shares, recapitalizations or other changes in the outstanding common stock. The shares issuable under the 2003 Equity Plan may be from either authorized but previously unissued shares of common stock or from reacquired shares of common stock, including shares purchased by us on the open market and held as treasury shares.

          Effective Date.    The 2003 Equity Plan was effective as of December 4, 2003. The 2003 Equity Plan shall remain in effect until the earlier of the date that no additional shares of common stock are available for issuance under the 2003 Equity Plan, the date that the 2003 Equity Plan has been terminated in accordance with its terms or the close of business on the tenth annual anniversary of the effective date of the 2003 Equity Plan.

          Amendment and Termination of the 2003 Equity Plan and Awards Thereunder.    The board of directors of the Company may amend, alter, suspend, discontinue or terminate the 2003 Equity Plan or any portion thereof at any time, provided that no such action shall be made that would adversely affect the rights of any participant or any holder or beneficiary of any award theretofore granted without the consent of the affected participant, holder or beneficiary, or that without the approval of the stockholders of the Company would:

  •
  except as provided in the 2003 Equity Plan in connection with adjustments to the outstanding common stock, increase the total number of shares with respect to which awards may be granted under the 2003 Equity Plan;

  •
  change the participants or class of participants eligible to participate in the 2003 Equity Plan;

  •
  reduce the exercise price for options and stock appreciation rights by repricing or replacing such awards; or

  •
  change the performance goals which may be established for performance awards.

          The committee or subcommittee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award theretofore granted under the 2003 Equity Plan, prospectively or retroactively, provided that any such action that would adversely affect the rights of any participant or any holder or beneficiary of any award theretofore granted shall not to that extent be effective without the consent of the affected participant, holder or beneficiary. Moreover, except as provided in the 2003 Equity Plan in connection with adjustments to the outstanding common stock or unusual or nonrecurring events as determined by the committee or subcommittee, the committee or subcommittee shall not have the authority to cancel any outstanding option or stock appreciation right and issue a new option or stock appreciation right in its place with a lower exercise price without the approval of the stockholders of the Company.

Related Transactions

          Our directors, officers and employees are permitted to borrow from the Bank in accordance with the requirements of federal law. All loans made by the Bank to directors and executive officers or their related interests have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. We believe that at the time of origination these loans neither involved more than the normal risk of collectibility nor presented any other unfavorable features. At December 31, 2003, we had $4.4 million of loans outstanding to our directors and officers in the aggregate, in addition to the loans noted below.

          In connection with our acquisition of Lydian Wealth Management in January 2001, we provided loans totaling $3.0 million to the selling stockholders of Lydian Wealth Management and agreed to provide to these persons an additional $1.5 million of loans commencing on June 30, 2003, as well as an additional $6.0 million of loans on June 30, 2004 if by that date the Company has not experienced a liquidating event such as a merger or public offering. At December 31, 2003, the outstanding loans to the selling stockholders amounted to $3.75 million, including loans in the amount of $2.8 million and $135,000 to Messrs. Lockshin and Putterman, respectively. The outstanding loans to these persons have a fixed interest rate of 8.5% and a maturity date of June 30, 2006, are secured by an aggregate of 600,000 shares of our common stock and are otherwise non-recourse. The proceeds from any sale of these shares must first be applied to the repayment of the related loans. The selling stockholders of Lydian Wealth Management who were provided such loans will use certain of the proceeds from the sale of shares in the offering to repay the entire amount of these loans.

          Certain of our directors and executive officers utilize the wealth management services of Lydian Wealth Management. These services are provided on the same terms as are provided to clients that are not directors or officers.

Limitation of Liability and Indemnification of Directors and Officers

          Limitation of Liability.    Under Section 607.0831 of the Florida Business Corporation Act, or FBCA, a director of a Florida corporation such as the Company is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless:

  •
  the director breached or failed to perform his or her duties as a director; and

  •
  the director's breach of, or failure to perform, those duties constitutes:

  –
  a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

  –
  a transaction from which the director derived an improper personal benefit, either directly or indirectly;

  –
  a circumstance under which the provisions of Florida law dealing with unlawful distributions is applicable;

  –
  in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a stockholder; conscious disregard for the best interest of the corporation, or willful misconduct; or

  –
  in a proceeding by or in the right of someone other than the corporation or a stockholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

          Our Restated Articles incorporate Section 607.0831 of the FBCA, and further provide that if this provision is amended after adoption of the Restated Articles and such amendment further eliminates or limits the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by Section 607.0831 as so amended. Any repeal or modification of this provision of our Restated Articles shall not adversely affect any right or protection of a director or former director of the Company existing at the time of such repeal or modification.

          A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the FBCA.

          Indemnification.    Our Restated Bylaws provide that we shall indemnify our directors and officers and advance or reimburse expenses incurred by them to the fullest extent permitted by the FBCA. Pursuant to our Restated Bylaws, these provisions are not exclusive of any other rights to indemnification which may be available to an indemnified party.

PRINCIPAL AND SELLING STOCKHOLDERS

          The following table presents information as of February 29, 2004 about the beneficial ownership of our common stock by:

  •
  each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

  •
  each of our directors;

  •
  each of our executive officers;

  •
  all of our executive officers and directors as a group; and

  •
  the selling stockholders.

          Except as otherwise indicated in the notes below, each beneficial owner has the sole power to vote and the sole power to dispose of all shares held by that owner. Unless otherwise indicated, the address of each beneficial owner listed in the table below is: c/o Lydian Trust Company, 3801 PGA Boulevard, Palm Beach Gardens, Florida 33410.

          The amount and percentage of our common stock beneficially owned by a holder are reported on the basis of regulations of the SEC that govern the determination of beneficial ownership of securities. Under these regulations, a person or group of persons is deemed to be a "beneficial owner" of a security if that person or group has or shares "voting power," which includes the power to vote or to direct the voting of the security, or "investment power," which includes the power to dispose of or to direct the disposition of the security. A person or group of persons is also deemed to be a beneficial owner of any securities with respect to which that person or group has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. Shares of common stock issuable pursuant to options, to the extent such options are exercisable within 60 days, are treated as beneficially owned and outstanding for the purpose of computing the percentage ownership of the person holding the option, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

          Share information is based on the list of record holders of our common stock. The percentage of beneficial ownership of our common stock before this offering is based on 10,352,790 shares of our common stock outstanding as of February 29, 2004. The percentage of beneficial ownership of our common stock after this offering is based on             shares of our common stock outstanding. See "Capitalization" and "Description of Capital Stock" beginning on pages 20 and 112, respectively. The table assumes that the underwriters will not exercise their over-allotment option to purchase up to             shares of common stock from the selling stockholders. If the underwriters exercise their option, each of the selling stockholders will sell the additional shares necessary to satisfy the option exercise ratably in proportion to the number of shares offered by the selling stockholders before the option exercise.

	Shares Beneficially Owned Before the Offering				Shares Beneficially Owned After the Offering
				Shares Being Offered
	Number		Percentage		Number	Percentage
Non-Management 5% Stockholders:
Whitney & Co. partnerships c/o Whitney & Co. 177 Broad Street Stamford, CT 06901	1,080,000		10.44%	—	1,080,000
Wyndcrest/1st Virtual Holdings, Ltd. I and II 16410 Maddalena Place Delray Beach, FL 33466	1,080,000		10.44	512,040	567,960
Palisade Private Partnership, L.P. I and II 1 Bridge Plaza, Suite 695 Fort Lee, NJ 07024	900,000		8.70	768,060	131,940
Kellett Partners, L.P. 200 Galleria Parkway, Suite 1800 Atlanta, GA 30339	608,000	(1)	6.10	129,717	478,283
Directors and Executive Officers:
Rory A. Brown	746,118	(2)	7.21	—	746,118
William M. Decker	377,750	(3)(4)	3.65	—	377,750
Steven D. Lockshin*	833,614	(3)(5)	8.03	286,759	546,855
I. Trevor Rozowsky	241,002	(3)(6)	2.31	—	241,002
Stephen C. Wilhoit	249,832	(7)	2.42	—	249,832
Courtney R. McCashland	153,002	(3)(8)	1.47	—	153,002
James B. Meany	30,000	(9)	0.29	—	30,000
Andrew Putterman*	92,748	(3)	0.90	29,869	62,879
Clark A. Johnson	80,000		0.77	—	80,000
Edwin L. Knetzger, III	20,000		0.19	—	20,000
James S. Mahan, III	20,000		0.19	—	20,000
Carl Stork	409,002		3.95	—	409,002
Directors and executive officers of the Company as a group (12 persons)	3,253,068	(10)	31.38	316,628	2,936,440

	Shares Beneficially Owned Before the Offering			Shares Beneficially Owned After the Offering
	Number of Shares	Percentage	Shares Being Offered	Number of Shares	Percentage
Other Selling Stockholders:
Agave General Contracting LLC Defined Benefit Pension Trust	43,334	0.42%	17,068	26,266
Charles and Marie Ann Banks	10,000	0.10	6,401	3,600
Samuel I. Barocas	1,000	0.01	427	573
Edwin D. Berry III	25,334	0.24	4,267	21,067
Jeffrey L. Bingo	1,000	0.01	853	147
Joanne L. Bingo	5,000	0.05	4,267	733
BNW Partners	60,000	0.58	25,602	34,398
Michael V. and Kara S. Boccella	4,000	0.04	3,414	586
G. Robert Brown, Jr. and Kristy K. Brown Family Trust	66,666	0.64	27,309	39,357
Benjamin P. and Jonna S. Brown	9,500	0.09	2,026	7,474
Gene R. and Shirley S. Brown	2,666	0.03	512	2,154
John and Laura Burkett	26,666	0.26	17,068	9,598
Jeffrey and Lisa Burris	5,000	0.05	3,200	1,800
Mark and Lynda Chmura	6,666	0.06	4,267	2,399
L. Frank Chopin, Trustee	50,000	0.48	42,670	7,330
Clear Fir Partners, LP	220,000	2.13	17,068	202,932
Robert and Ann Coe	1,200	0.01	427	773
Carl M. Loeb FBO C. Cohn	25,000	0.24	4,267	20,733
John A. Costa Charles Schwab & Co. Inc. Custodian SEP-IRA	5,000	0.05	4,267	733
Curtis Partnership	100,000	0.97	29,016	70,984
Jonathan G. Davis	25,000	0.24	6,827	18,173
William J. DeButts, III	10,002	0.10	1,990	8,012
Ronald M. and Katherine K. Decker	7,000	0.07	4,267	2,733
Santana and Monique Dotson	10,000	0.10	6,401	3,600
Phillip J. Evanski	40,000	0.39	10,241	29,759
Fat Investors L.P.	60,000	0.58	17,068	42,932
Leland H. Faust	6,666	0.06	4,267	2,399
Anders Finnvold	13,800	0.13	2,355	11,445
Francis L. Fraenkel	25,000	0.24	4,267	20,733
Lori Lynn Galindo	1,332	0.01	1,137	195
Lucio and Marta Dalla Gasperina	40,000	0.39	8,534	31,466
Matthew Geiger	13,332	0.13	8,534	4,798
Lida B. Greenberg	5,000	0.05	1,067	3,933
Donald H. Gustafson, Jr.	13,332	0.13	11,378	1,954
Kevin Hardy	13,332	0.13	8,534	4,798
Robert Harris	50,000	0.48	42,670	7,330
Haslinger Diversified Ventures, Ltd.	133,332	1.29	28,446	104,886
Douglas Haslinger	68,000	0.66	10,241	57,759
J & M Trust	25,000	0.24	6,827	18,173
Jacor Ventures Too, LLC*	51,572	0.50	28,333	23,239
Michael Karlin	30,000	0.29	6,401	23,600

Adam and Kristin Keefe	6,666	0.06%	4,267	2,399
James A. Krumholtz	20,000	0.19	4,267	15,733
Allyn L. Levy Revocable Trust	50,000	0.48	42,670	7,330
Keith Levy	20,000	0.19	2,134	17,867
Lockard/Marduel Revocable Trust	36,666	0.35	7,851	28,815
Carl M. Loeb FBO Peter K. Loeb	25,000	0.24	4,267	20,733
John W. Long	2,000	0.02	853	1,147
E.C. Lunsford, Jr.	5,000	0.05	1,707	3,293
Edwin and Kimberly Lunsford	13,180	0.13	2,731	10,449
Joseph L. Lunsford, Trustee of Joseph L. Lunsford Trust	20,000	0.19	4,267	15,733
John J. Malloy	5,000	0.05	1,067	3,933
Daniel C. and Claire Marino	33,332	0.32	6,827	26,505
Lilyan Margolius	5,000	0.05	853	4,147
Joseph McHale	20,000	0.19	4,267	15,733
James K. McIntyre*	160,742	1.55	80,638	80,104
Michael McMahon	40,000	0.39	17,068	22,932
Merritt Group, Inc.	17,700	0.17	3,775	13,925
Meyer Family	17,500	0.17	3,670	13,830
Momentum Capital Group, Inc.	2,000	0.02	1,280	720
Cary L. Neiman	20,000	0.19	8,534	11,466
Erik P. Nygaard	20,000	0.19	4,267	15,733
William O'Reilly	40,000	0.39	25,602	14,398
Matthew E. Peterson*	43,444	0.42	24,871	18,573
Eric and Kristin Piatkowski	10,000	0.10	6,401	3,600
Charles K. Porter	11,020	0.11	1,707	9,313
Jonathan F. Rapaport	2,666	0.03	568	2,098
Peter I. Reiter	5,000	0.05	1,536	3,464
Neville Rozowsky	2,000	0.02	427	1,573
Dan S. Sandel, Trustee for Dan S. Sandel Trust	50,000	0.48	12,289	37,711
Jutta and Peter Scholla	2,000	0.02	427	1,573
Heather A. Sica	5,000	0.05	2,560	2,440
Cal Simmons	10,000	0.10	4,267	5,733
Glen Spivey	2,666	0.03	568	2,098
Staenberg Private Capital, LLC	92,000	0.89	78,513	13,487
Staenberg Venture Partners II, LLC	30,666	0.30	26,170	4,496
Christopher Q. Stephan	10,000	0.10	8,534	1,466
William J. Stoller	5,000	0.05	4,267	733
George E. Straub	200,000	1.93	85,340	114,660
Glen E. Straub	66,666	0.64	28,162	38,504
Richard A. Stratton	30,000	0.29	25,602	4,398
Frank L. Sullivan, Jr.	50,000	0.48	17,068	32,932
Chester R. Tart Revocable Living Trust	2,000	0.02	427	1,573

TSPR&T Investments, LLC	89,000	0.86%	21,700	67,300
Amy M. Van Dresser	1,000	0.01	213	787
Daniel L. and Jodi L. Van Dresser	4,000	0.04	853	3,147
Laura A. (Van Dresser) Thomas	3,332	0.03	546	2,786
Richard J. and Jane E. Van Dresser	4,000	0.04	1,707	2,293
William A. Van Dresser	30,200	0.29	6,827	23,373
Van Dresser Living Trust	8,000	0.08	1,707	6,293
Joseph S. and Maria D. Weingarten	8,000	0.08	2,275	5,725
Jeffrey Wernick	10,000	0.10	6,401	3,600
Phillip H. Wilhelm	13,332	0.13	11,378	1,954
John I. Williams Trustee	40,000	0.39	17,068	22,932
Kenneth E. Williams and Kimberly S. Williams	26,666	0.26	5,689	20,977
Frank Wright III	13,332	0.13	8,534	4,798
David R. Zier*	72,370	0.70	25,602	46,768
Sam Zighelboim	5,000	0.05	2,134	2,687

*
Certain of the proceeds from the sale of shares by these persons will be used to repay an aggregate of $3.75 million of loans from the Company made in connection with the acquisition of Lydian Wealth Management in 2001. Pursuant to the Lydian Wealth Management purchase agreement, these persons have the contractual right to sell shares in this offering.

(1)
Does not include options to purchase 24,000 shares of common stock held by an affiliate of Kellett Partners, L.P.

(2)
Includes 30,000 shares held in the Lydian Trust Company 401(k) plan account of Mr. Brown. Also includes 170,000 shares held by the Brown Charitable Trust, of which Mr. Brown is a beneficiary and 546,118 shares held by the Rory A. Brown Intangible Asset Management Trust, of which Mr. Brown is a beneficiary.

(3)
Includes shares which may be acquired upon exercise of outstanding stock options granted pursuant to the 1999 Stock Plan which are exercisable within 60 days of February 29, 2004, as follows:

Name	No. of Shares	Name	No. of Shares

William M. Decker	205,620	I. Trevor Rozowsky	75,002
Steven D. Lockshin	43,816	Andrew Putterman	17,034
Courtney R. McCashland	100,002

  Shares subject to stock options which are exercisable within 60 days of February 29, 2004 held by an individual, but no other shares of common stock subject to outstanding stock options, are deemed to be outstanding for purposes of calculating the percentage of outstanding common stock beneficially owned by such individual.

(4)
Includes 29,000 shares held jointly with Mr. Decker's spouse and 4,000 shares held by his children, with whom Mr. Decker shares beneficial ownership of such shares, and 39,130 shares held in the Lydian Trust Company 401(k) Plan account of Mr. Decker.

(5)
Includes 10,000 shares held by Marwood Investments, LLC that are deemed to be beneficially owned by Mr. Lockshin. Also includes 10,000 shares owned by MLRS Investments, LLC, of which Mr. Lockshin is the managing member.

(6)
Includes 166,000 shares held by The Trevor Rozowsky Irrevocable Trust, of which Mr. Rozowsky is a beneficiary.

(7)
Includes an aggregate of 249,832 shares held by the Stephen C. Wilhoit Special Trust UAD 12-26-97, a trust of which Mr. Wilhoit is the beneficiary, and the Lydian Trust Company 401(k) Plan account of Mr. Wilhoit. Does not include 170,000 shares held by the Brown Charitable Trust, of which Mr. Brown is a beneficiary and Mr. Wilhoit is the trustee, 546,118 shares held by the Rory A. Brown Intangible Asset Management Trust, of which Mr. Brown is a beneficiary and Mr. Wilhoit is the trustee, or 166,000 shares held by The Trevor Rozowsky Irrevocable Trust, of which Mr. Rozowsky is a beneficiary and Mr. Wilhoit is the trustee.

(8)
Includes 53,000 shares held jointly with Ms. McCashland's spouse with whom Ms. McCashland shares beneficial ownership.

(9)
Includes 30,000 restricted shares granted to Mr. Meany, which are subject to vesting under the terms of his employment agreement.

(10)
Includes 441,474 shares which may be acquired by directors and executive officers of the Company as a group upon exercise of outstanding stock options which are exercisable within 60 days of February 29, 2004.

DESCRIPTION OF CAPITAL STOCK

          Under our Restated Articles, our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, no par value per share.

          The following summary description of the material terms of our capital stock is qualified in its entirety by reference to our Restated Articles and Restated Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

          At December 31, 2003, there were 10,306,152 shares of our common stock outstanding, which were held by 181 stockholders of record. The number of outstanding shares of common stock will increase to             shares upon completion of this offering.

          Holders of our common stock are entitled to one vote for each share of common stock held of record on all matters on which they are entitled or permitted to vote. The common stock has no preemptive or conversion rights and is not subject to redemption. Holders of the common stock are not entitled to cumulative voting in the election of directors.

          Holders of our common stock are entitled to receive dividends ratably out of funds legally available for payment of dividends, when and if declared from time to time by our board of directors. In the event of our liquidation, dissolution or winding-up, our common stockholders will be entitled to share ratably in all assets remaining after payment of liabilities, subject to the rights of holders of any then outstanding preferred stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of any series of preferred stock that we may establish and issue in the future.

Preferred Stock

          Our board of directors may issue preferred stock in different series and fix the number of shares, dividend rate, liquidation prices, rights and terms of redemption, conversion rights, voting rights and other rights and preferences of a series of preferred stock not in conflict with our articles of incorporation or Florida law. There currently are no shares of preferred stock outstanding, and our board of directors has no present plans to issue any shares of preferred stock. Our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights that could adversely affect the voting power of holders of our common stock. The issuance of shares of preferred stock might have the effect of delaying, deferring or preventing a change-in-control of us.

Transfer Agent and Registrar

          Following the offering, the transfer agent and registrar for our common stock will be American Stock Transfer and Trust Company.

Restrictions on the Payment of Dividends

          Florida Law.    As a Florida corporation, we may not make a dividend or other distribution on our capital stock if, after giving it effect, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

          Regulatory Restrictions.    As a holding company, our ability to pay dividends on our capital stock will be primarily dependent on dividends from our subsidiaries, including the Bank. The Bank's ability to pay dividends or make other capital distributions to us is subject to the regulatory authority of the OTS. The Bank generally may make a capital distribution to us without prior OTS approval in an amount equal to the Bank's net income for the current calendar year to date, plus its retained net income for the previous two years, provided that the Bank does not become less than adequately-capitalized as a result of the distribution. If an application for prior approval of a proposed capital distribution is not required to be filed, the Bank, as a subsidiary of a savings and loan holding company, is still required to give the OTS 30 days' advance notice before making any capital distribution to us. The OTS may object to any capital distribution if it believes the distribution would constitute an unsafe or unsound practice. See "Regulation and Supervision — The Bank — Restrictions on Capital Distributions" beginning on page 84.

          Contractual Restrictions.    We would be restricted from paying any dividends on our capital stock if an event of default occurs on the junior subordinated debentures issued by us in connection with the issuance of trust preferred securities by subsidiary trusts. In addition, from time to time our ability to pay dividends on our capital stock also would be directly affected by restrictions contained in borrowing agreements entered into by us, as well as indirectly affected by restrictions contained in borrowing and other agreements entered into by the Bank and other of our subsidiaries.

RESTRICTIONS ON ACQUISITION OF THE COMPANY

          Certain provisions of our Restated Articles and Restated Bylaws and Florida Law contain provisions which may restrict or delay an acquisition of us. The summary description below of these provisions is qualified in its entirety by reference to our Restated Articles and Restated Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, as well as to applicable laws and regulations.

Restated Articles and Restated Bylaws

          Our Restated Articles and Restated Bylaws contain several provisions that encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions, either alone or in combination with the provisions of Florida law described below under "— Florida Law," may have the effect of delaying or making more difficult the acquisition of us by means of a hostile tender offer, open market purchases, a proxy contest or otherwise.

          Preferred Stock.    Pursuant to the FBCA, our board of directors may, without stockholder approval, issues shares of capital stock that have been authorized by our Restated Articles. To the extent provisions such as extraordinary voting, dividend, redemption or conversion rights are included in any preferred stock, they could have the effect of delaying, deferring or preventing a change-in-control of us. We currently have no plan or arrangement for the issuance of any shares of capital stock other than as described in this prospectus or in the ordinary course of business under our stock compensation plans.

          Classified Board of Directors.    Our Restated Articles provided that the board of directors of the Company shall be divided into three classes: Class I, Class II and Class III. The number of directors included in each such class shall be as nearly equal as possible, and any increase or decrease in the number of directors shall be so apportioned by the board of directors among the classes of directors so as to make all classes as nearly equal in number as possible, provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Each director shall serve for a term ending on the date of the third annual meeting of stockholders at which such director was elected and until his or her successor is elected and qualified, provided, however, that each initial director in Class I shall serve for a term ending at the annual meeting of stockholders in 2004, each initial director in Class II shall serve for a term ending at the annual meeting of stockholders in 2005 and each initial director in Class III shall serve for a term ending at the annual meeting of stockholders in 2006. As a result of the classified board, at least two annual meetings of stockholders will be required for the stockholders to change a majority of our board of directors.

          The Board Sets the Number of Directors.    Our Restated Articles provide that the number of directors of the Company shall be exclusively fixed from time to time by resolution of the board of directors within the range set forth in the Restated Bylaws, which establish a range of three to 15.

          Directors May Fill Vacancies on the Board.    Our Restated Articles provide that, subject to the rights of the holders of any series of preferred stock then outstanding, newly-created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum. Directors so chosen shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

          Supermajority Vote Required to Remove Directors.    Our Restated Articles provide that, subject to the rights of the holders of any series of preferred stock then outstanding, any director may be removed from office at any time by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock of the Company entitled to vote in an election of directors, voting together as a single class.

          Factors Which May Be Considered by the Board.    Our Restated Articles provide that, in discharging the duties of their respective positions, the board of directors, committees of the board and individual directors shall, in considering the best interests of the Company, consider the effects of any action upon the employees of the Company and its subsidiaries, the depositors and borrowers of any banking subsidiary of the Company, the communities in which offices or other establishments of the Company or any subsidiary are located and all other pertinent factors.

          Stockholders May Not Act By Written Consent.    Our Restated Articles provide that any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting of stockholders and may not be taken by written consent without a meeting or by any other action.

          Increased Vote Required to Call Special Meetings of Stockholders.    Our Restated Articles provide that special meetings of the stockholders of the Company may be called by stockholders only upon the written request of the holders of not less than 50% of the issued and outstanding capital stock of the Company entitled to vote on the matter for which the meeting is called, voting together as a single class.

          Supermajority Vote Required to Amend Our Restated Bylaws.    Our Restated Articles provide that, except to the extent otherwise provided by law, the Restated Bylaws of the Company may be altered, amended or repealed, in whole or in part, in a manner which is consistent with the Restated Articles and the laws of the State of Florida at any time by a majority of the directors in office or by the holders of not less than 66 2/3% of the shares of capital stock of the Company entitled to vote on the matter, voting as a single class, provided that only the stockholders may alter, amend or repeal a bylaw previously adopted by the stockholders.

          Supermajority Vote Required for Certain of Amendments to Our Restated Articles.    Our Restated Articles provide that the provisions contained therein relating to our board of directors,

stockholder action, special meetings of stockholders, amendments to our Restated Bylaws and amendments to our Restated Articles may not be amended without the approval of the holders of at least 66 2/3% of the outstanding shares of capital stock of the Company entitled to vote generally in an election of directors, voting together as a single class.

          Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our Restated Bylaws generally require 90 days' notice of, and specified information with respect to, stockholder nominations of candidates for election as directors and other business to be brought before a meeting by a stockholder.

Florida Law

          Florida Affiliated Transactions Act.    Section 607.0901 of the FBCA provides that the approval of the holders of two-thirds of the voting shares of a Florida corporation, other than the shares owned by an Interested Shareholder (as defined below), would be required in order to effect certain transactions, including, among others, a merger, sale of assets, sale of shares and reclassification of securities involving the corporation and an Interested Shareholder (an "Affiliate Transaction"). An "Interested Shareholder" is defined under the FBCA as the beneficial owner of more than 10% of a corporation's outstanding voting shares.

          The special voting requirement does not apply in any of the following five circumstances: (i) the Affiliated Transaction is approved by a majority of the corporation's disinterested directors; (ii) the corporation has not had more than 300 stockholders of record at any time during the preceding three years; (iii) the Interested Shareholder has beneficially owned 80% of the corporation's voting shares for five years; (iv) the Interested Shareholder beneficially owns 90% of the corporation's voting shares; or (v) all of the following conditions are met: (A) the cash and fair value of other consideration to be paid per share to all holders of the voting shares of the corporation equal the highest per share price calculated pursuant to various methods set forth in Section 607.0901 of the FBCA, (B) the consideration to be paid in the Affiliated Transaction is in the same form as previously paid by the Interested Shareholder and (C) during the portion of the three years preceding the announcement date that the Interested Shareholder has been an Interested Shareholder, except as approved by a majority of the corporation's disinterested directors, there shall have been no failure to pay at the regular date therefor any full periodic dividends, whether or not cumulative, on any outstanding shares of the corporation, no increase in the voting shares owned by the Interested Shareholder and no benefit to the Interested Shareholder from loans, guarantees or other financial assistance or tax advantages provided by the corporation.

          A corporation may "opt-out" of the provisions of Section 607.0901 by electing to do so in its articles of incorporation. We have not elected to "opt-out" of Section 607.0901 of the FBCA.

          Florida Control Shares Act.    Section 607.0902 of the FBCA provides that the voting rights to be accorded Control Shares (as defined below) of a Florida corporation that has (i) 100 or more stockholders, (ii) its principal place of business, its principal office or substantial assets in Florida and (iii) either (A) more than 10% of its stockholders residing in Florida, (B) more than 10% of its shares owned by Florida residents or (C) 1,000 stockholders residing in Florida, must be approved by a majority of each class of voting securities of the corporation, excluding those shares held by interested persons, before the Control Shares will be granted any voting rights.

          "Control Shares" are defined in the FBCA to be shares acquired, either directly or indirectly, that when added to all other shares of the issuing corporation owned by such person, would entitle such person to exercise, either directly or indirectly, voting power within any of the following ranges: (i) 20% or more but less than 33% of all voting power of the corporation's voting securities, (ii) 33% or more but less than a majority of all voting power of the corporation's voting securities or (iii) a majority or more of all of the voting power of the corporation's voting securities. Such provisions do not apply to shares acquired pursuant to, among other things, an agreement or plan of merger or share exchange effected in compliance with the relevant provisions of the FBCA and to which the corporation is a party.

SHARES ELIGIBLE FOR FUTURE SALE

General

          Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices of our common stock. These factors also could make it more difficult for us to raise funds through future offerings of common stock.

          Upon completion of this offering, we will have outstanding an aggregate of             shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are acquired by our "affiliates" as that term is defined in Rule 144 under the Securities Act. Shares acquired by affiliates and the remaining shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemptions provided by Rules 144 and 701, discussed below.

Lock-Up Agreements

          We, all of our directors and executive officers and certain of our existing stockholders will agree with the underwriters, subject to limited exceptions, not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock for a period of not less than 180 days nor more than 210 days after the date of this prospectus except with the prior written consent of Goldman, Sachs & Co. on behalf of the underwriters. An aggregate of             shares of common stock will be subject to these lock-up agreements.

Rule 144

          In general, under Rule 144 under the Securities Act, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding; or

  •
  the average weekly trading volume of the common stock during the four calendar weeks immediately preceding the filing with the SEC of a notice on Form 144 with respect to such sale.

          Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us during the 90 days immediately preceding a sale.

          Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell all of such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, shares eligible for sale under Rule 144(k) may be sold immediately upon the completion of this offering. Under Rule 144, "affiliates" generally include individuals or entities that control, are controlled by or under common control with the Company and may include directors or officers of the Company as well as significant stockholders of the Company. We believe that with the exception of the shares owned by our directors and officers and certain stockholders which will enter into the lock-up agreements noted above, all of the shares of common stock issued prior to this offering will be eligible for sale pursuant to Rule 144(k) following this offering.

Rule 701

          Our directors or officers who purchased or were awarded shares of common stock in connection with a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701 under the Securities Act. Rule 701 permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Affiliates may sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions. In each of these cases, Rule 701 allows the stockholders to sell 90 days after the date of this prospectus.

Stock Options

          Following completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under our 1999 Stock Plan and 2003 Equity Incentive Plan. The Form S-8 registration statement will become effective automatically upon filing. Shares registered under the Form S-8 registration statement will be available for sale in the open market after their issuance and the expiration of the 180 day lock-up agreements, subject in certain cases to compliance with the requirements of Rule 144, other than the holding period requirement.

UNDERWRITING

          The Company, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Lehman Brothers Inc. and Sandler O'Neill & Partners, L.P. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Lehman Brothers Inc.
Sandler O'Neill & Partners, L.P.

Total

          The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional                          shares from the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the company and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase             additional shares from the selling stockholders.

Paid by the Company

	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

Paid by the Selling Stockholders

	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

          Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

          The Company, its directors and executive officers and certain of its existing stockholders will agree with the underwriters, subject to limited exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through a date which is not less than 180 days nor more than 210 days after the date of this prospectus, except with the prior written consent of Goldman Sachs & Co. on behalf of the underwriters.

          Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among the Company and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

          We have applied to have the common stock listed on the Nasdaq National Market under the symbol "LYDN".

          In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the Company and selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the company's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise.

          Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any common stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any common stock in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

          The common stock may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which include, but are not limited to, banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

          Each underwriter has acknowledged and agreed that the shares of common stock have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law. As part of the offering, the underwriters may offer securities in Japan to a list of 49 offerees in accordance with the above provisions.

          The common stock may not be offered or sold by means of any document other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong and no advertisement, invitation or document relating to the common stock may be issued, whether in Hong Kong or elsewhere, which is directed at or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the common stock to the public in Singapore.

          The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

          At the Company's request, the underwriters are reserving up to             shares of common stock for sale at the initial offering price to directors, officers, employees and friends through a directed share program. The number of shares of common stock available for sale to the general public will be reduced to the extent these persons purchase these reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.

          The Company estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $                          .

          The Company and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

          Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses. In addition, in January 2004, the Company purchased a package of single-family residential loans from an affiliate of Lehman Brothers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments" on page 25.

LEGAL MATTERS

          The validity of the shares of common stock offered in this offering will be passed upon for us by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C. and for the underwriters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

          The consolidated financial statements of the Company as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to that registration statement. For further information with respect to us and our common stock, we refer you to such registration statement, exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the copy of that contract or document filed as an exhibit to the registration statement, each of these statements being qualified in all respects by that reference. You may read and copy the registration statement, including exhibits to the registration statement, at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC's internet site at http://www.sec.gov.

          Upon completion of this offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance with those requirements, will file reports, proxy and information statements with the SEC. You will be able to inspect and copy these reports, proxy and information statements and other information at the addresses set forth above.

          We intend to furnish to our stockholders annual reports containing consolidated financial statements audited by our independent certified public accountants and quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

 Report of Independent Certified Public Accountants

To the Board of Directors and Shareholders of
Lydian Trust Company

          In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Lydian Trust Company and its subsidiaries (the "Company") at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          As discussed in Note 26 to the accompanying consolidated financial statements, the Company has restated its financial statements as of December 31, 2002 and for the year then ended.

/s/ PricewaterhouseCoopers LLP
Fort Lauderdale, Florida
March 11, 2004

Lydian Trust Company and Subsidiaries

Consolidated Balance Sheets

at December 31, 2003 and 2002

	2003	2002
		(Restated)
ASSETS
Cash and due from banks	$9,305,140	$5,519,183
Interest-earning deposits	4,752,636	26,926,473

Cash and cash equivalents	14,057,776	32,445,656
Securities available for sale	39,433,056	52,259,274
Investment in Federal Home Loan Bank stock	11,081,700	8,375,000
Mortgage loans available for sale, net	571,277,529	308,049,518
Loans, net	377,101,241	164,264,534
Accrued interest receivable	3,603,423	3,474,541
Data services and investment advisory receivables	4,889,944	2,946,329
Equipment and other fixed assets, net	13,963,250	10,497,975
Goodwill, net	11,777,318	11,777,318
Real estate owned	—	613,000
Mortgage servicing rights, net	5,062,278	825,377
Cash surrender value of bank-owned life insurance	15,013,982	—
Other assets	7,943,274	5,751,952

TOTAL ASSETS	$1,075,204,771	$601,280,474

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities
Deposits	$721,055,433	$313,695,124
Securities sold under agreements to repurchase	11,243,426	36,706,724
Advances from Federal Home Loan Bank	216,632,382	167,500,000
Company obligated mandatorily redeemable trust preferred securities holding solely Company debentures	—	20,000,000
Junior subordinated debentures	30,930,000	—
Other borrowings	10,000,000	—
Other liabilities	7,714,701	10,492,870

TOTAL LIABILITIES	997,575,942	548,394,718

Minority interest	15,093,750	—
Commitments and contingencies (note 20)
Shareholders' Equity
Common stock, $0.01 par value, 100,000,000 authorized shares, 10,306,152 and 9,833,162 issued and outstanding at December 31, 2003 and 2002, respectively	103,062	98,332
Preferred stock, no par value, 25,000,000 authorized shares, no shares issued at December 31, 2003 and 2002	—	—
Additional paid-in capital	50,754,520	48,910,065
Retained earnings	12,385,645	3,815,046
Accumulated other comprehensive income (loss)	(708,148)	62,313

TOTAL SHAREHOLDERS' EQUITY	62,535,079	52,885,756

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,075,204,771	$601,280,474

The accompanying notes are an integral part of these consolidated financial statements

Lydian Trust Company and Subsidiaries

Consolidated Statements of Operations

for the years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
	(Restated)
Interest income
Loans	$38,588,290	$20,432,186	$15,977,950
Securities	4,024,138	4,818,750	3,851,890
Deposits with other institutions	180,511	104,534	355,609

Total interest income	42,792,939	25,355,470	20,185,449

Interest expense
Deposits	11,911,931	7,547,798	8,540,828
Securities sold under agreements to repurchase	804,267	975,353	984,036
Advances from Federal Home Loan Bank	5,209,245	1,978,494	1,293,243
Trust preferred securities	—	466,325	—
Junior subordinated debentures	1,794,947	—	—
Other borrowings	269,969	56,860	53,803

Total interest expense	19,990,359	11,024,830	10,871,910

Net interest income before provision for loan losses	22,802,580	14,330,640	9,313,539
Provision for loan losses	1,154,551	2,391,850	803,354

Net interest income	21,648,029	11,938,790	8,510,185

Fee and other income
Data services fees	14,760,892	4,798,498	1,594,800
Investment advisory fees	11,382,857	8,547,925	5,274,352
Risk management advisory fees	265,218	2,601,250	1,115,124
Loan servicing fees, net	1,860,508	174,976	—
Gain on sale of loans, net	6,979,466	4,583,809	1,137,028
Other income	1,416,039	1,158,754	1,150,170

Total fee and other income	36,664,980	21,865,212	10,271,474

Net operating revenue	58,313,009	33,804,002	18,781,659

Operating expenses
Compensation and employee benefits	26,630,628	17,281,234	8,348,379
Professional fees	2,297,491	836,591	413,837
Marketing	1,848,545	581,337	724,237
Data processing	1,117,360	818,464	793,260
Office and occupancy	5,208,685	3,023,071	2,195,374
Depreciation and amortization	4,151,047	2,233,648	1,949,912
Travel and entertainment	1,246,406	757,687	418,336
Other	2,399,183	971,009	884,408

Total operating expenses	44,899,345	26,503,041	15,727,743

Income before income to minority interest and provision for income taxes	13,413,664	7,300,961	3,053,916
Minority interest	55,625	—	—

Income before provision for income tax	13,358,039	7,300,961	3,053,916
Provision for income tax	4,787,440	2,763,683	1,042,127

Net income	$8,570,599	$4,537,278	$2,011,789

Earnings per share:
Basic	$0.86	$0.44	$0.19

Diluted	$0.81	$0.44	$0.19

Weighted average common shares outstanding:
Basic	9,978,367	10,343,442	10,586,974

Diluted	10,599,446	10,343,442	10,586,974

The accompanying notes are an integral part of these consolidated financial statements

Lydian Trust Company and Subsidiaries

Consolidated Statements of Comprehensive Income

for the years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
	(Restated)

Net income	$8,570,599	$4,537,278	$2,011,789
Other comprehensive income:
Unrealized gain (loss) on securities available for sale (1)	(1,725,763)	683,047	352,347
Unrealized gain (loss) on derivatives (2)(3)	493,556	(667,859)	—
Income tax (expense) benefit	461,746	(5,782)	(132,588)

Other comprehensive income (loss)	(770,461)	9,406	219,759

Comprehensive income	$7,800,138	$4,546,684	$2,231,548

(1)
Gross of tax (expense) benefit of $647,161, ($257,031) and ($132,588) for the years ended December 31, 2003, 2002 and 2001, respectively.

(2)
Gross of tax (expense) benefit of ($185,415) and $251,249 for the years ended December 31, 2003 and 2002, respectively.

(3)
Net of reclassification adjustments of $816,178 and $71,432 for the years ended December 31, 2003 and 2002, respectively, included in the consolidated statement of operations.

The accompanying notes are an integral part of these consolidated financial statements

Lydian Trust Company and Subsidiaries

Consolidated Statements of Shareholders' Equity

for the years ended December 31, 2003, 2002 and 2001

	Shares of Common Stock	Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity

Balance at December 31, 2000	9,905,034	$99,050	$49,270,572	$(2,734,021)	$(166,852)	$46,468,749
Issuance of common stock, including 371,428 of contingent shares	1,063,794	10,638	3,451,184	—	—	3,461,822
Net income	—	—	—	2,011,789	—	2,011,789
Change in unrealized gain on securities available for sale, net of tax	—	—	—	—	219,759	219,759

Balance at December 31, 2001	10,968,828	109,688	52,721,756	(722,232)	52,907	52,162,119
Issuance of common stock	9,334	94	46,576	—	—	46,670
Repurchase of common stock	(1,145,000)	(11,450)	(5,713,550)	—	—	(5,725,000)
Net income	—	—	—	4,537,278	—	4,537,278
Value of previously issued contingent shares to former LWM shareholders	—	—	1,855,283	—	—	1,855,283
Change in unrealized gain on securities available for sale, net of tax	—	—	—	—	426,016	426,016
Change in unrealized loss on derivative, net of tax	—	—	—	—	(416,610)	(416,610)

Balance at December 31, 2002 (Restated)	9,833,162	98,332	48,910,065	3,815,046	62,313	52,885,756
Issuance of common stock	1,015,990	10,160	5,070,690	—	—	5,080,850
Issuance of restricted stock	130,000	1,300	132,034	—	—	133,334
Repurchase of common stock	(673,000)	(6,730)	(3,358,269)	—	—	(3,364,999)
Net income	—	—	—	8,570,599	—	8,570,599
Change in unrealized gain on securities available for sale, net of tax	—	—	—	—	(1,078,602)	(1,078,602)
Change in unrealized loss on derivative, net of tax	—	—	—	—	308,141	308,141

Balance at December 31, 2003	10,306,152	$103,062	$50,754,520	$12,385,645	$(708,148)	$62,535,079

The accompanying notes are an integral part of these consolidated financial statements

Lydian Trust Company and Subsidiaries

Consolidated Statements of Cash Flows

for the years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
	(Restated)
Cash Flows from Operating Activities:
Net income	$8,570,599	$4,537,278	$2,011,789
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Provision for loan losses	1,154,551	2,391,850	803,354
Deferred income tax provision	2,479,388	2,402,010	901,470
Depreciation, amortization and accretion, net	5,513,947	2,574,862	2,624,372
Gains on sale of loans, net	(6,979,466)	(4,583,809)	(1,137,028)
Amortization of unearned compensation	133,334	—	—
Proceeds from sale of mortgage loans available for sale	787,784,264	253,846,400	51,995,471
Origination of mortgage loans available for sale	(1,044,345,479)	(404,822,229)	(30,674,752)
Loss on sale of real estate owned	446,845	—	—
Change in accrued interest receivable	(128,882)	(1,190,229)	2,747,821
Change in data services and investment advisory receivables	(1,943,615)	(3,557,262)	(610,933)
Change in other assets	13,178	(430,879)	(1,031,345)
Change in other liabilities	(9,312,607)	8,266	(319,303)

Net Cash (Used in) Provided by Operating Activities	(256,613,943)	(148,823,742)	27,310,916

Cash Flows from Investing Activities:
Purchases of Federal Home Loan Bank stock	(2,706,700)	(6,150,000)	(1,250,000)
Proceeds from sale of real estate owned	1,260,426	863,844	—
Net change in loans	(215,635,476)	(66,756,177)	(103,490,700)
Purchases of equipment, software and other fixed assets, net	(7,501,085)	(5,721,170)	(2,580,264)
Purchases of mortgage backed securities available for sale	—	—	(30,560,705)
Proceeds from repayments of securities available for sale	10,926,154	11,236,620	15,161,722
Acquisition of LWM	—	—	(2,638,576)
Purchase of bank-owned life insurance	(15,000,000)	—	—

Net Cash (Used in) Provided by Investing Activities	(228,656,681)	(66,526,883)	(125,358,523)

Cash Flows from Financing Activities:
Net change in deposits	407,360,309	118,846,149	45,233,540
Net change in securities sold under agreements to repurchase	(25,463,298)	(17,601,276)	11,232,819
Net change in Federal Home Loan Bank advances	49,132,382	127,000,000	27,000,000
Net change in subscription receivable	—	—	5,638,867
Proceeds from issuance of stock	5,080,850	46,670	451,820
Net proceeds from issuance of subsidiary Series A preferred stock	14,437,500	—	—
Net proceeds from issuance of Company obligated mandatorily redeemable trust preferred securities	—	19,322,000	—
Increase in other borrowings	10,000,000	—	—
Net proceeds from issuance of junior subordinated debentures	9,700,000	—	—
Repurchase of common stock	(3,364,999)	(5,725,000)	—

Net Cash Provided by Financing Activities	466,882,744	241,888,543	89,557,046

Increase (decrease) in cash and cash equivalents	(18,387,880)	26,537,918	(8,490,561)
Cash and cash equivalents at beginning of period	32,445,656	5,907,738	14,398,299

Cash and Cash Equivalents at End of Period	$14,057,776	$32,445,656	$5,907,738

Interest paid	$20,034,195	$9,397,645	$7,342,441

Taxes paid	$5,864,170	$130,442	$144,658

Supplemental Schedule of Noncash Transactions:

          During 2003 and 2002, the Company transferred $1,250,271 and $1,476,844 of loans to real estate owned.

          Acquisition of LWM in 2001:

Fair value of assets acquired, including goodwill	$(7,430,473)
Fair value of liabilities acquired	1,180,473
Common stock issued	3,000,000

Cash paid	(3,250,000)
Cash acquired	753,919
Issue costs paid	(142,495)

Net cash paid	$(2,638,576)

The accompanying notes are an integral part of these consolidated financial statements

Lydian Trust Company and Subsidiaries

Notes to the Consolidated Financial Statements

for the years ended December 31, 2003, 2002 and 2001

1. Business and Summary of Significant Accounting Policies

          Lydian Trust Company (the "Company") was incorporated under Florida law on April 30, 1999 ("inception"). The Company's activities have primarily related to the establishment and operations of the Company's three wholly-owned direct subsidiaries: Lydian Private Bank (the "Bank"), a federally-chartered savings bank, Lydian Data Services Inc. ("LDS"), a services provider, and Lydian Wealth Management Holdings Company ("LWM"), a wealth management services company acquired on January 1, 2001. The Company operates as a unitary savings and loan holding company with its banking operations conducted through the Bank.

          On October 30, 2002, Lydian Preferred Capital Corporation ("REIT") was incorporated under Florida law. REIT is a wholly-owned operating subsidiary of Lydian REIT Holdings Inc. ("Holdings"), a Nevada corporation and a wholly-owned subsidiary of the Bank. REIT engages in the investment and management of real estate related assets, primarily single-family mortgage loans. REIT will elect to be taxed as a real estate investment trust for federal and state income tax purposes for the year ended December 31, 2003.

          The following is a description of the significant accounting policies.

Basis of Presentation and Principles of Consolidation

          The Company's consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

Management's Use of Estimates

          The accounting policies and reporting practices of the Company and its subsidiaries conform to predominant practices in the financial services industry and are based on accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include the valuations of loans available for sale, derivatives and mortgage servicing rights, the anticipated useful life of computer equipment and software, goodwill impairment and the allowance for loan losses. Actual results could differ from those estimates.

Cash and Cash Equivalents

          Cash and cash equivalents include amounts due from banks, interest earning deposits with banks and overnight deposits. The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

          As of December 31, 2003 and 2002, cash of $250,000 and $1,411,936, respectively, was restricted in accordance with securities sold under agreements to repurchase.

          The Bank is required to maintain reserve balances with the Federal Reserve Bank. The amount of reserve balances at December 31, 2003 and 2002 was $5,486,000 and $3,205,000, respectively.

Securities Available for Sale

          The Company classifies its securities as available for sale because they are to be held for indefinite periods of time but not necessarily intended to be held to maturity. Securities available for sale are recorded at fair value inclusive of unrealized gains and losses and net of discount accretion and premium amortization computed using the level yield method.

          Net unrealized gains and losses, net of income taxes, are reflected as a separate component of other comprehensive income. If a security has a decline in fair value that is other than temporary, the security will be written down to its fair value by recording a loss in the consolidated statements of operations. Gains or losses on the disposition of investment securities are recognized using the specific identification method.

Investment in Federal Home Loan Bank Stock

          Investment in Federal Home Loan Bank stock represents required holdings of specified levels of common stock issued by the Federal Home Loan Bank of Atlanta ("FHLB") and is carried at cost, which approximates fair value.

Mortgage Loans Available for Sale

          Mortgage loans available for sale are loans originated or purchased by the Company that the Company presently does not intend to hold to maturity and are carried at the lower of cost or market value, determined in the aggregate. Market value is determined at market prices for similar loans. Loan origination fees and certain direct loan origination costs are deferred and included in the carrying value. Upon the sale of a loan, any deferred loan fees, net of costs, are included in the determination of gain or loss on the sale. Gains and losses on the sale of such loans which are typically whole loan sales to investors are recognized using the specific identification method.

Loans

          Loans are carried at their unpaid principal balance reduced by the allowance for loan losses and adjusted for unearned discounts, premiums and deferred loan origination fees and costs. Interest income is generally recognized when earned, using the effective interest method.

          Loan origination fees and certain direct loan origination costs are deferred and recognized over the contractual life of the loans as an adjustment to interest income using the effective interest method, adjusted for estimated prepayments.

          Premiums (discounts) on purchased loans are capitalized and recognized as an adjustment to interest income over the contractual life of the loans, adjusted for estimated prepayments. If actual prepayments exceed those estimated by the Company, premium amortization (discount accretion) is increased through adjustments to interest income in the period the excess prepayments occur.

Investment Advisory and Risk Management Advisory Fees

          Investment advisory fees represent fees received for the performance of investment consulting services based on the value of a client's assets under management. Fees are determined based either on the market value of assets under management multiplied by a contractual rate or on a predetermined fixed fee per client and are accrued quarterly as services are performed.

          Risk management advisory fees represent one-time fees received for the performance of equity risk management consulting services. Fees are determined based on the notional value of a transaction multiplied by a contractual percentage and are recognized as services are performed.

Data Services Fees

          Data services fees represent fees received for the processing of single-family residential loans for institutional investors and for the development and integration of systems necessary to process loans for those investors. Processing fees are calculated monthly and are generally based on a contractual amount per loan. System development and integration fees are generally calculated based on a contractual amount per project at an hourly rate. Fees are recognized as the related services are performed.

Allowance for Loan Losses

          The allowance for loan losses is maintained at a level that management, based upon an evaluation of known and inherent risks, considers adequate to provide for probable and estimated losses at a reporting date. Management reviews the loan portfolio no less frequently than monthly in order to identify known or inherent losses and to assess the overall collection probability of the portfolio. Management begins the analysis by reviewing non-performing loans by category and classifies each loan as either special mention, substandard, doubtful or loss based on a review of the type of loan, the underlying collateral, non-performance trends, delinquency status and economic and business conditions affecting the loan. Each classification is assigned a risk weighted percentage based on a combination of the Company's and its peer group's historical loss experience. Loans not classified as of each reporting period are divided into homogeneous groups, such as single-family residential and consumer loans, and evaluated for known and inherent losses based on a risk weighted percentage determined based on a combination of the Company's and its peer group's historical loss experience. Peer group historical loss experience is based on a review of other Office of Thrift Supervision ("OTS") regulated banks of comparable size with similar loan products and is used due to the lack of seasoning within the Company's loan portfolio. As the Company's portfolio seasons over time, the Company will place greater reliance on its own internal historical loan loss experience and data. For non-homogeneous loans that are not classified, such as commercial real estate loans, a specific allowance is established based on a review of the status of the individual loan.

          Impaired loans are identified and measured in conjunction with the normal internal review process. A loan is considered to be impaired when, based upon current information and events, the Company believes that it will be unable to collect, on a timely basis, all amounts due under the contractual terms of the loan agreement. Impaired loans are valued in one of three ways: the present value of estimated cash flows, the loan's obtainable market price or the fair value of the underlying collateral less estimated cost to dispose. If the value of the loan is less than the book value of the loan, excluding any allowance for loan loss, then any impairment is recognized as a charge through the provision for loan losses in the consolidated statement of operations in the current period.

          Loans are generally placed on non-accrual status when they are more than 90 days past due as to either principal or interest, unless the loans are well collateralized and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is classified as non-accrual. Loans that are on a current payment status or past due less than 90 days may also be classified as non-accrual if repayment in full of principal and/or interest is in doubt. Loans may be returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment within an acceptable period of time.

          At the time a loan is placed on non-accrual status, previously accrued and uncollected interest is reversed against interest income in the current period. Recognition of the interest on the accrual method is discontinued when interest or principal payments are greater than 90 days in arrears.

          While management uses currently available information to record the allowance for losses on loans, future additions to the allowance may be necessary based on changes in economic conditions or regulatory requirements.

Real Estate Owned

          Properties acquired through foreclosure are recorded at the lower of the adjusted cost basis of the loan or fair value less estimated costs of disposal of the property after the date of foreclosure. Real estate owned is periodically re-evaluated to determine that the carrying value is recorded at the lower of cost or fair value less estimated costs to dispose. The Company recognizes sales proceeds and related costs with passage of title to the buyer and, in cases where the Company finances the sale, receipt of sufficient down payment. The Company reports holding and maintenance costs related to real estate owned as period costs when incurred.

Mortgage Servicing Rights

          In connection with the sale of loans, the Company may retain the rights to service such loans for investors. Servicing assets generated in connection with the sale of loans are recognized as an allocation of the carrying amount of the assets sold between the asset sold and the servicing asset retained based on the relative fair values of the assets sold.

          The Company amortizes mortgage servicing assets in proportion to and over the period of estimated net servicing income. The Company adjusts amortization prospectively in response to changes in estimated projections of future cash flows. The Company stratifies servicing assets based on loan product types and interest rates and estimates the fair value of the servicing rights by discounting underlying loan cash flows using discount and prepayment rates that market participants would use. The Company periodically obtains from an independent third party a valuation of the mortgage servicing rights. The Company reviews the assumptions such as prepayment speeds and penalties, discount rates and delinquency rates in calculating the fair value, which is then compared to the Company's carrying value. If necessary, mortgage servicing rights are adjusted to the lower of carrying value or fair value. To the extent the carrying value of the servicing assets exceeds their fair value based on the underlying loan characteristics, the

Company establishes a valuation allowance, which may be adjusted in the future as the value of the servicing assets increase or decrease.

Mortgage Servicing Fees and Advances on Loans Serviced for Others

          The Company earns fees from investors for servicing mortgage loans not owned by the Company. The Company collects servicing fees, generally expressed as a percent of the unpaid principal balance, from the borrowers' payments. The Company includes late charge income and other ancillary fees, net of amortization of servicing assets, in servicing income. During any period in which the borrower is not making payments, the Company is required under certain servicing agreements to advance its own funds to meet contractual principal and interest remittance requirements for certain investors, pay property taxes and insurance premiums and process foreclosures to the extent the Company believes it will recover such advances from future collections or dispositions of collateral. The Company generally recovers such advances from borrowers for reinstated and performing loans and from investors for foreclosed loans. The Company records a charge to servicing income to the extent that advances are determined to be uncollectible under provisions of the servicing contracts. At December 31, 2003 and 2002, the Company had no such advances outstanding.

Equipment and Other Fixed Assets

          Equipment and other fixed assets are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed principally on the straight-line method over the estimated useful life of each type of asset as follows:

Description	Estimated Life

Computer equipment	3 to 7 years
Software	3 to 10 years
Internally developed software	5 years
Leasehold improvements	life of lease
Furniture and fixtures	5 years

          Recoverability of these assets is measured by a comparison of the carrying amount of an asset to the future benefit to be derived from such asset. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the net realizable value of the asset. The Company assesses the potential impairment of assets as circumstances warrant.

          In accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", the Company capitalizes costs related to the development and implementation of websites and software. These costs include payroll and other employee related costs.

Goodwill

          Goodwill represents the excess of costs over the fair value of net assets of businesses acquired. Prior to the adoption of Statement of Financial Accounting Standards 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), the Company amortized goodwill over its estimated useful life. As of January 1, 2002, the Company adopted SFAS 142 and ceased amortizing goodwill. The Company tests goodwill for impairment at least annually by comparing the fair value of the reporting unit to which the goodwill relates with its carrying amount. An impairment charge will be recognized if the carrying amount of the goodwill exceeds the implied fair value of the goodwill.

Bank Owned Life Insurance

          Bank owned life insurance is carried at an amount that could be realized under the insurance contract as of the date of the consolidated balance sheet. The change in contract value is recorded as expense or income to be recognized under the contract.

Stock Based Compensation

          The Company maintains stock-based compensation plans that provide for the granting of stock options or restricted stock to the Company's employees or directors, which are described more fully in Note 16. The Company accounts for its stock options based on the intrinsic value method set forth in APB Opinion No. 25 and related Interpretations under which no compensation cost is recognized if stock options are granted at an exercise price that is equal to or greater than the fair value of the Company's stock on the date of grant. No stock-based employee compensation cost is reflected in 2003, 2002 or 2001 net income, as all options granted under those plans had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. Stock-based employee compensation related to restricted stock grants is recorded as compensation expense over the related vesting period in the consolidated statement of operations based on the fair value of the stock.

          The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provision method, as described in Financial Accounting

Standard No. 123, "Accounting for Stock-Based Compensation", for its stock based compensation grants:

	2003	2002	2001
	(Restated)

Net income, as reported	$8,570,599	$4,537,278	$2,011,789
Add: stock-based compensation expense included in net income	85,534	—	—
(Deduct): stock-based compensation expense under the fair value method, net of tax	(471,657)	(484,088)	(383,934)

Pro forma net income	$8,184,476	$4,053,190	$1,627,855

Basic earnings per share:
As reported	$0.86	$0.44	$0.19
Pro-forma	$0.82	$0.39	$0.15
Diluted earnings per share:
As reported	$0.81	$0.44	$0.19
Pro-forma	$0.77	$0.39	$0.15

          The fair value of each option grant was estimated as of the date of grant. The fair value, derived by the Black-Scholes option-pricing model, was computed using the following weighted average assumptions:

	2003	2002	2001

Expected dividend yield	0%	0%	0%
Expected volatility	0%	0%	0%
Risk free interest rate	2.77%	2.95%	4.40%
Expected life of options	6 years	6 years	6.5 years

Earnings per Share

          The Company calculates basic earnings per common share based on the weighted average number of shares of common stock outstanding during the year. The Company calculates diluted earnings per share based on the weighted average number of shares of common stock outstanding and all potentially dilutive common shares outstanding during the year. The computation of diluted earnings per share includes the impact of exercising all outstanding options to purchase common stock where the current market price of the Company's common shares exceeds the exercise price of the options outstanding and the effect of unvested restricted common stock.

          On December 12, 2003, the Board of Directors declared a two-for-one stock split of the Company's common stock. As a result of the stock split, the shareholders of record on December 15, 2003 received, on December 31, 2003, one additional common share for each share of Company common stock held. All per-share amounts and numbers of shares outstanding have been retroactively restated to reflect the stock split.

Lydian Trust Company and Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

for the years ended December 31, 2003, 2002 and 2001

1. Business and Summary of Significant Accounting Policies (Continued)

Derivative Financial Instruments

          The Company uses derivative financial instruments for the purpose of managing its exposure to adverse fluctuations in interest rates. The Company has not entered into any derivative financial instruments for trading purposes.

          The Company's objective when initiating a derivative instrument is to hedge the fair value of a recognized asset or liability or an unrecognized firm commitment ("fair value" hedge) or to hedge a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow" hedge). In cases where these economic hedges fail to satisfy the applicable accounting requirements to be designated as hedges, they will be designated as free-standing derivative instruments with changes in fair value recorded in the consolidated statement of operations. For a cash flow hedge that has been designated a hedge under applicable accounting guidance, to the extent that it is an effective hedge, changes in the fair value of the derivative are recorded in other comprehensive income within shareholders' equity and subsequently reclassified to earnings in the same period(s) that the hedged transaction impacts net earnings. To the extent a cash flow hedge is ineffective, the ineffective portion of the hedge is reported in current period earnings.

          The Company formally documents the relationship between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivative instruments that are designated as cash flow hedges to specific assets and liabilities on the balance sheet. The Company also formally assesses, both at the inception of the hedge and on an ongoing basis, whether the derivative instruments used are highly effective in offsetting changes in cash flows of hedged items. If it is determined that the derivative instrument is not highly effective as a hedge, hedge accounting is discontinued.

          The Company discontinues hedge accounting prospectively when (1) it determines that a derivative instrument is no longer effective in offsetting changes in the fair value or cash flows of a hedged item; (2) a derivative instrument expires or is sold, terminated or exercised; or (3) a derivative instrument is no longer designated as a hedge instrument. When hedge accounting is discontinued, the derivative instrument continues to be carried on the balance sheet at its fair value with changes in fair value recorded in the consolidated statement of operations in the current period. The carrying value of the previously hedged asset or liability is no longer adjusted for changes in fair value.

          The specific derivative financial instruments currently used by the Company consist of (i) interest rate swaps, (ii) forward delivery commitments of US treasury securities and agency mortgage backed securities, (iii) forward commitments to originate residential mortgage loans to borrowers (interest rate lock commitments), and (iv) forward commitments to sell specific residential mortgage loans.

          The interest rate swap entered into by the Company has been designated as a cash flow hedge against the Company's interest cash flows of the portfolio of securities sold under agreements to repurchase and junior subordinated debentures. The swap modifies the characteristic of the Company's borrowings from variable to fixed rate and has been determined to be a highly effective cash flow hedge. The net interest received and paid on the swap is reflected as increases or decreases in interest expense, net, of the related hedged instrument.

          The forward delivery commitments of US treasury securities and agency mortgage backed securities are designated as free-standing derivative instruments. These derivatives are initiated as economic hedges against the risk of changes in value of the Company's portfolio of loans available for sale. Management has not elected to adopt hedge accounting treatment for these hedges.

          The Company initiates commitments to grant mortgage loans to borrowers in the normal course of its lending activities. These commitments relate only to loans available for sale and are classified as free-standing derivatives. The purpose of these derivatives is to provide both the Company and its loan applicants with a degree of protection and certainty from changes in the value or cost, respectively, of the loan application that is in process. This interest rate lock commitment will fix the interest rate at which the loan will be originated despite potential changes in long-term interest rates during the period between the issuance of the commitment and the actual loan funding date.

          The Company executes purchase and sale agreements to sell specific pools of loans to various investors in the normal course of business. Upon execution of a sales contract, the Company has an obligation to deliver the specific loans at a specified price on a future date to the purchaser of these loans. These sales commitments are classified as free-standing derivatives. The purpose of these derivatives is to mitigate the risk of changes in the value of the loans being sold between the date of contract execution and the date of final settlement of the transaction upon receipt of payment from the purchaser.

Income Taxes

          The Company and its subsidiaries file consolidated federal income tax returns and account for income taxes using the asset and liability method, which applies the enacted statutory rates in effect at the balance sheet date to temporary differences between the book and tax bases of assets and liabilities. Deferred income taxes have been provided for elements of income and expense that are recognized for financial reporting purposes in periods different than such items are recognized for income tax purposes. The resulting deferred tax assets and liabilities are adjusted to reflect changes in tax laws. The Company is subject to state income tax and files separate returns in the applicable states.

Interest Rate Risk

          The Company's profitability is dependent to an extent on its net interest income, which is the difference between income on interest-earning assets and interest expense on interest-bearing liabilities. The Company, like most financial institutions, is affected by changes in general interest rate levels and by other economic factors beyond its control. Interest rate risk arises from mismatches between the dollar amount of re-pricing or maturing assets and liabilities, and is measured in terms of the ratio of the interest rate sensitivity gap to total assets. More assets re-pricing or maturing than liabilities over a given time frame is considered asset sensitive, or a positive gap, and more liabilities re-pricing or maturing than assets over a given time frame is considered liability sensitive, or a negative gap. An asset sensitive position will generally enhance earnings in a rising interest rate environment and will negatively impact earnings in a falling interest rate environment, while a liability sensitive position will generally enhance earnings in a falling interest rate environment and negatively impact earnings in a rising interest rate environment. Fluctuations in interest rates are not predictable or controllable. The Company has attempted to structure its asset and liability management strategies to mitigate the impact on net interest income of changes in market interest rates.

Impact of New Accounting Pronouncements

          In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities". FIN 46 establishes the criteria used to identify variable interest entities and to determine whether or not to consolidate a variable interest entity. This interpretation is effective immediately for variable interest entities created after January 31, 2003 and in the first fiscal year or interim period ending after December 15, 2003 for variable interest entities in which a variable interest was acquired prior to February 1, 2003. During December 2003, the FASB deferred certain portions of FIN 46 until the first reporting period ending after March 15, 2004.

          In December 2003, pursuant to the criteria established by FIN 46, the Company deconsolidated both of its variable interest trust affiliates created prior to February 1, 2003. (The Company did not consolidate the variable interest entity created in September 2003.) The result of the deconsolidation and the accounting for a third affiliated trust created in September 2003 was to recognize investments in these affiliated trusts of $930,000 in other assets ($620,000 of which related to the deconsolidated trusts) and to report the amount of junior subordinated debentures issued by the Company to its affiliated trusts in the liability section in the consolidated balance sheet. Prior to FIN 46 and at December 31, 2002, the Company consolidated its two affiliated trusts formed prior to February 1, 2003 and reported trust preferred securities in the liability section of the Company's consolidated balance sheet. The adoption of FIN 46 did not have a significant impact on the Company's consolidated balance sheet or results of operations.

          In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 clarifies certain issues and amends definitions contained in SFAS 133 to ensure that contracts with comparable characteristics are accounted for similarly. Although applicable, management of the Company does not expect that SFAS No. 149 will have a significant impact on its consolidated financial condition or results of operations.

          In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"). This statement establishes standards for how an issuer classifies and measures certain financial instruments with the characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. During November 2003, the FASB deferred the provisions that require that mandatorily redeemable noncontrolling interests within the scope of SFAS 150 be classified as a liability on the consolidated financial statements. The adoption of SFAS 150 did not have a material impact on the consolidated financial statements.

          In December 2003, American Institute of Certified Public Accountants issued SOP 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer". The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004, with early adoption encouraged. A certain transition provision applies for certain aspects of loans currently within the scope of Practice Bulletin 6, "Amortization of Discounts on Certain Acquired Loans". The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes loans acquired in business combinations but does not apply to loans originated by the Company. The Company does not expect the adoption of SOP 03-3 to have a material impact on the consolidated financial statements.

          The Company expects the Securities and Exchange Commission to issue a Staff Accounting Bulletin relating to accounting for interest rate lock commitments on loans available for sale. The Staff Accounting Bulletin, which is expected to apply prospectively to commitments entered into subsequent to April 1, 2004, will require that such commitments be recorded as a liability on an issuer's balance sheet. The Company currently accounts for these commitments as assets. The Company will assess the impact of this proposed Staff Accounting Bulletin upon issuance.

Reclassification

          Certain reclassifications have been made to the financial statements for the years ended December 31, 2002 and 2001 to conform to the current year presentation.

2. Acquisition of LWM

          On January 1, 2001, the Company acquired 100% of the outstanding stock of LWM in a purchase transaction. The initial consideration paid for LWM was $6,250,000 and was comprised of $3,250,000 cash and 600,000 shares of common stock of the Company with a fair value of $3,000,000. The fair value of the net assets acquired was $185,212, resulting in excess of cost over net assets acquired of $6,064,788 upon acquisition. Terms of the purchase agreement also provided for additional purchase consideration ("Earn Out") based on the pre-tax earnings of LWM for up to three years after the acquisition date. The maximum Earn Out available to the LWM selling shareholders pursuant to the acquisition agreement was $5,750,000 in cash and an additional 371,428 shares of the Company's common stock or $1,855,283, which was earned as of December 31, 2002 and accounted for as goodwill.

          Upon initial application of SFAS 142, the Company did not incur impairment losses for goodwill resulting from a transitional impairment test. The following table presents other pro-forma information:

	2003	2002	2001
	(Restated)

Net income, as reported	$8,570,599	$4,537,278	$2,011,789
Add: Goodwill amortization, net of tax	—	—	260,752

Adjusted net income	$8,570,599	$4,537,278	$2,272,541

Earning per share:
Basic, as reported	$0.86	$0.44	$0.19
Basic, as adjusted	$0.86	$0.44	$0.21
Diluted, as reported	$0.81	$0.44	$0.19
Diluted, as adjusted	$0.81	$0.44	$0.21

          The Company obtained an independent valuation of the customer relationships acquired with LWM. This independent valuation assigned an intangible asset value of $1,632,000 to the customer relationships as of the purchase date, and established a useful life of 17 years for that intangible asset. Amortization expense related to this intangible asset was $96,000 for the years ended December 31, 2003 and 2002, and the estimated annual amortization expense for each of the next five years, assuming no impairment charges, will be $96,000. The Company performed impairment tests on goodwill and the customer relationships intangible asset, and neither were found to be impaired at December 31, 2003 and December 31, 2002.

3. Securities Available for Sale

          The fair value and amortized cost of securities available for sale were as follows at the dates indicated:

December 31, 2003	Amortized Cost	Unrealized Gain	Unrealized Loss	Fair Value

Agency Mortgage Backed Securities	$18,607,553	$80,031	$—	$18,687,584
Agency Multifamily IO Securities	21,783,393	29,357	(1,067,278)	20,745,472

	$40,390,946	$109,388	$(1,067,278)	$39,433,056

December 31, 2002	Amortized Cost	Unrealized Gain	Unrealized Loss	Fair Value

Agency Mortgage Backed Securities	$24,822,500	$92,413	$—	$24,914,913
Agency Multifamily IO Securities	26,668,900	680,070	(4,609)	27,344,361

	$51,491,400	$772,483	$(4,609)	$52,259,274

          The following table shows the fair value and gross unrealized losses, aggregated by investment category and length of time that individual securities have been in an unrealized loss position at December 31, 2003:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Agency Multifamily IO Securities (1) (2)	$16,671,586	$(537,172)	$2,821,367	$(530,106)	$19,492,953	$(1,067,278)

(1)
There are 4 multifamily IO securities for which the unrealized loss at December 31, 2003 was for less than 12 months.

(2)
There was one multifamily IO security for which the unrealized loss at December 31, 2003 was for 12 months or more. The unrealized loss on this security at December 31, 2002 was $4,609.

          The multifamily IO securities are interest-only strips which are guaranteed by the Government National Mortgage Association and the Federal National Mortgage Association and include provisions for prepayment penalties and/or restrictions on prepayment. These securities are acceptable investments under guidance established by the Federal Financial Institutions Examination Council. Changes in the fair value of interest only securities are primarily due to changes in interest rates and prepayment of the underlying mortgage loans. The Company believes the unrealized losses on these securities to be temporary as the declines in market value are generally less than 12 months in duration and were primarily due to the continued low interest rate environment during 2003. The Company has the intent and ability to retain these investments until maturity.

          Securities available for sale at December 31, 2003 had remaining contractual maturities between 20 and 37 years with an expected weighted average remaining life of approximately 5 years.

          There were no sales of mortgage-backed securities during the years ended December 31, 2003, 2002 and 2001. Included in accumulated other comprehensive income (loss) at December 31, 2003 and 2002 was ($599,679) and $478,923, respectively, related to unrealized gains (losses) on securities available for sale.

4. Mortgage Loans Available for Sale

          Mortgage loans available for sale at December 31, 2003 and 2002 consisted of the following:

	2003	2002
		(Restated)

Single-family residential loans	$547,176,962	$281,312,025
Home equity loans and lines of credit	16,548,014	22,821,606

	563,724,976	304,133,631
Unearned fees, premiums and discounts	7,552,553	3,915,887

Total	$571,277,529	$308,049,518

          Of the mortgage loans available for sale at December 31, 2003, $144 million or 26% represented loans secured by properties in California, $106 million or 19% represented loans secured by properties in Florida, $36 million or 6% represented loans secured by properties in Arizona, $36 million or 6% represented loans secured by properties in Massachusetts and $30 million or 5% represented loans secured by properties in Illinois. No other state represented more than 5% of the Company's portfolio of mortgage loans available for sale.

          Of the mortgage loans available for sale at December 31, 2002, $73 million or 24% represented loans secured by properties in California, $38 million or 13% represented loans secured by properties in Florida, $26 million or 9% represented loans secured by properties in Michigan, $25 million or 8% represented loans secured by properties in Arizona and $17 million or

6% represented loans secured by properties in New Jersey. No other state represented more than 5% of the Company's portfolio of mortgage loans available for sale.

          As of December 31, 2003 and 2002, the Company had entered into agreements to sell mortgage loans under master purchase agreements. At December 31, 2003 and 2002, these transactions had not settled and the Company classified $159.2 million and $51.7 million, respectively, on the consolidated balance sheet as loans available for sale. The proceeds from these transactions were received in January 2004 and 2003, respectively. The Company accounts for the commitments to sell loans as derivatives. The fair value of these derivatives was insignificant to the Company's consolidated financial statements at December 31, 2003 and 2002.

          Gain on sale of loans, net, for the years ended December 31, 2003, 2002 and 2001 consisted of the following:

	2003	2002	2001
	(Restated)

Gain on sale of mortgage loans	$12,083,568	$4,506,661	$1,137,028
(Loss) gain on forward commitments	(5,104,102)	77,148	—

	$6,979,466	$4,583,809	$1,137,028

5. Loans

          Loans at December 31, 2003 and 2002 consisted of the following:

	2003	2002
Real estate loans:
Single-family residential	$269,744,230	$100,134,473
Commercial real estate	5,422,011	1,082,189
Construction	11,654,261	11,360,934

Total real estate loans	286,820,502	112,577,596

Commercial business loans	1,590,933	1,187,897

Consumer and other loans:
Automobile	69,798,999	48,524,799
Home equity and lines of credit	3,442,128	—
Personal	14,354,028	5,121,506
Other	393,972	403,704

Total consumer and other loans	87,989,127	54,050,009

	376,400,562	167,815,502
Unearned fees, premiums and discounts	3,650,958	877,080
Undisbursed portion of construction loans	(186,674)	(2,018,932)
Allowance for loan losses	(2,763,605)	(2,409,116)

Total	$377,101,241	$164,264,534

          Of the total loan portfolio at December 31, 2003, $118 million or 31% represented loans secured by properties in Florida, $77 million or 21% represented loans secured by properties in California, $24 million or 6% represented loans secured by borrowers in Arizona and $19 million or 5% represented loan secured by properties in New York. No other state represented more than 5% of the Company's loan portfolio.

          Of the total loan portfolio at December 31, 2002, $67 million or 38% represented loans secured by properties in California, and $21 million or 12% represented loans secured by properties in Florida. No other state represented more than 5% of the Bank's loan portfolio.

          There were $2,921,000 and $3,300,000 of loans on non-accrual status as of December 31, 2003 and 2002, respectively. There was one loan with an unpaid principal balance of $1.69 million that was considered to be impaired for which the Company maintained an allowance of $496,000 at December 31, 2003 and 2002.

6. Allowance for Loan Losses

          Changes in the allowance for loan losses for the three years ended December 31, 2003 were as follows:

	2003	2002	2001

Balance at beginning of period	$2,409,116	$923,151	$146,755
Provision for loan losses	1,154,551	2,391,850	803,354
Loan charge-offs, net (1)	(800,062)	(905,885)	(26,958)

Balance at end of period	$2,763,605	$2,409,116	$923,151

(1)
Net of recoveries of $15,777, $1,259 and $0 for the years ended December 31, 2003, 2002 and 2001, respectively.

Lydian Trust Company and Subsidiaries

Notes to the Consolidated Financial Statements

for the years ended December 31, 2003, 2002 and 2001

7. Equipment and Other Fixed Assets, net

          Equipment and other fixed assets, net as of December 31, 2003 and 2002 consisted of the following:

	2003	2002

Computer equipment	$7,922,505	$6,062,867
Software	4,944,492	3,565,093
Internally developed software	4,638,004	2,395,881
Leasehold improvements	2,823,796	2,054,798
Furniture & fixtures	2,236,269	1,049,020

	22,565,066	15,127,659
Less: accumulated depreciation and amortization	(8,601,816)	(4,629,684)

Total	$13,963,250	$10,497,975

          The Company recorded depreciation and amortization expense of $4,035,810, $2,081,836, and $1,578,775 for the years ended December 31, 2003, 2002 and 2001, respectively.

8. Mortgage Servicing Rights

          The Company services residential mortgage loans that it does not own based on contractual servicing agreements with investors. The total unpaid principal balance of loans that the Company serviced at December 31, 2003 and 2002 was $358 million and $55 million, respectively, which are not included in the Company's consolidated balance sheets. The following table summarizes the activity in servicing rights for the years ended December 31, 2003 and 2002:

	2003	2002
		(Restated)

Balance at beginning of the year	$825,377	$—
Originations	4,719,261	825,377
Amortization	(482,360)	—

Balance at end of year	$5,062,278	$825,377

          The Company estimated the fair value of servicing rights at December 31, 2003 as approximately $5,643,000 based on a third-party valuation. The significant assumptions used to estimate the fair value at December 31, 2003 were a PSA of 167 to 774 and a discount rate between 9% and 15.5%. The fair value of servicing rights at December 31, 2002 was estimated based on market values for servicing rights on similar loans and approximates carrying value. There was no valuation allowance at December 31, 2003 or 2002.

9. Deposits

          The following table sets forth information concerning the Company's deposits by account type and the weighted average rates at which interest was paid thereon at December 31, 2003 and 2002:

	2003 Amount	Interest Rate	2002 Amount	Interest Rate

Savings (1)	$415,786,847	2.09%	$6,043,740	1.50%

Checking:
Non-interest-bearing	10,020,347	0.00%	4,262,974	0.00%
NOW accounts	53,858,154	1.34%	68,890,215	1.70%
Money market	63,259,763	0.98%	54,936,032	1.80%

Total checking accounts	127,138,264		128,089,221

Total savings and checking accounts	542,925,111	1.79%	134,132,961	1.68%

Certificates of deposit:
< 6 month	7,946,565	1.23%	25,142,831	2.11%
6-12 month	23,868,407	1.60%	64,040,622	2.69%
> 12 month	146,315,350	3.32%	90,378,710	4.05%

Total certificates of deposit	178,130,322	3.00%	179,562,163	3.29%

Total deposits	$721,055,433	2.08%	$313,695,124	2.60%

(1)
Includes $410.9 million of e-money market accounts at December 31, 2003.

          Certificate of deposit accounts with balances of $100,000 or more totaled approximately $54,144,000 and $40,232,000 at December 31, 2003 and 2002, respectively.

          The amounts and scheduled maturities of certificate of deposit accounts at December 31, 2003 were as follows:

Years Ending December 31,	Amount

2004	$95,643,298
2005	23,844,956
2006	12,712,898
2007	40,424,479
2008	5,341,624
Thereafter through 2013	163,067

Total	$178,130,322

          Interest expense on deposits for the years ended December 31, 2003, 2002 and 2001 was as follows:

	2003	2002	2001

Savings accounts	$2,890,219	$131,735	$562,476
NOW and money market accounts	2,123,556	2,105,036	2,349,792
Certificates of deposit	6,898,156	5,311,027	5,628,560

Total	$11,911,931	$7,547,798	$8,540,828

10. Securities Sold under Agreements to Repurchase

          The Company enters into sales of securities under agreements to repurchase the same securities. Repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as liabilities on the balance sheets. The dollar amount of the securities collateralizing the agreements remains in the asset accounts on the consolidated balance sheets and are held by brokers. If the counter-party in a repurchase agreement were to fail, the Company might incur a loss for the excess collateral posted with the counter-party. As of December 31, 2003 and 2002, the Company's total exposure was $1,556,411 and $8,815,968, respectively.

          At December 31, 2003 and 2002, the Company had mortgage-backed securities with an aggregate fair value of $12,799,837 and $44,110,756, respectively, pledged under repurchase agreements.

          Interest expense on securities sold under agreements to repurchase totaled $804,267, $975,353, and $984,036 for the years ended December 31, 2003, 2002 and 2001, respectively.

          The following table sets forth information concerning repurchase agreements for the years ended December 31, 2003 and 2002:

	2003	2002
Maximum amount outstanding at any month end during the period	$36,623,000	$51,920,000
Average amount outstanding during the period	$31,127,000	$42,640,000
Weighted average interest rate at end of period	1.41%	1.81%
Weighted average interest rate during the period	2.06%	2.23%

          Of the $11,243,426 of repurchase agreements outstanding at December 31, 2003, $3,765,442 matures in January 2004 and $7,477,984 matures in October 2004.

11. Advances from Federal Home Loan Bank

          The Company had advances from the FHLB of $216,632,382 and $167,500,000 at December 31, 2003 and 2002, respectively. The maturities and interest rates of these advances for the years ending December 31, 2003 and 2002 were as follows:

	2003
Maturity:	Amount	Interest Rate

2004 (Overnight)	$13,000,000	1.15%
2004	100,000,000	1.99%
2005 (1)	7,500,000	6.63%
2008 (2)	50,000,000	1.81%
2011 (1)	10,000,000	4.34%
2012 (3)	35,000,000	3.30%
2013	1,132,382	3.00%

Total	$216,632,382

	2002
Maturity:	Amount	Interest Rate

2003 (Overnight)	$15,000,000	1.30%
2004	100,000,000	1.99%
2005 (1)	7,500,000	6.63%
2011 (1)	10,000,000	4.34%
2012 (3)	35,000,000	3.30%

Total	$167,500,000

(1)
Subject to a quarterly call by the FHLB through maturity.

(2)
Subject to a one time call by the FHLB on June 6, 2006. If not exercised by the FHLB the advance will extend to final stated maturity.

(3)
Subject to a one time call by the FHLB on September 4, 2007. If not exercised by the FHLB the advance will extend to final stated maturity.

          The terms of the Company's security agreement with the FHLB include a specific assignment of collateral that requires the maintenance of qualifying first mortgage loans as pledged collateral with unpaid principal amounts at least equal to 100% of the FHLB advances, when discounted at 85% of the unpaid principal balance. At December 31, 2003 and 2002, the Company had pledged $470,323,739 and $255,859,347, respectively, of mortgage loans as collateral for current and future advances and a letter of credit from the FHLB. The FHLB stock of $11,081,700 and $8,375,000 at December 31, 2003 and 2002, respectively, was also pledged as collateral for these advances.

          Interest expense on FHLB advances was $5,209,245, $1,978,494 and $1,293,243 for the years ended December 31, 2003, 2002 and 2001, respectively.

12. Junior Subordinated Debentures

          The Company operates three affiliated trusts (the "Trusts") for the purpose of issuing to unaffiliated parties Trust Preferred Securities and investing the proceeds from the sale thereon in Junior Subordinated Debentures issued by the Company (the "Securities"). All of the proceeds of the Trust Preferred Securities plus common securities issued by the Trusts are invested in Securities, which represent the sole assets of the Trust. The Trust Preferred Securities pay cumulative cash distributions quarterly at the same rate as the Securities held by the Trusts. The Company owns all of the outstanding common securities and effectively is the full and unconditional guarantor of the obligations of the Trusts. The following table provides information on each of the trusts and the related outstanding Securities as of December 31, 2003:

Trusts	Trust Preferred Securities	Common Securities	Subordinated Debentures	Annual Rate of Cash Distribution(5)	Maturity

Capital Trust I (1, 4)	$10,000,000	$310,000	$10,310,000	3 month Libor plus 3.65%	October 2032
Capital Trust II (2, 4)	10,000,000	310,000	10,310,000	3 month Libor plus 3.45%	November 2032
Capital Trust III (3)	10,000,000	310,000	10,310,000	3 month Libor plus 3.00%	November 2033

	$30,000,000	$930,000	$30,930,000

(1)
Cash distribution rate is capped at 12.5% through July 2007. May be redeemed by the Company at par after July 7, 2007.

(2)
Cash distribution rate is capped at 12.5% through November 2007. May be redeemed by the Company at par after November 7, 2007.

(3)
May be redeemed by the Company at par on or after August 8, 2008.

(4)
The Company uses interest rate swaps to hedge interest rate risk on these instruments. See note 21.

(5)
LIBOR at December 31, 2003 was 1.15%.

          In connection with the issuance of the Securities, the Company incurred certain costs that have been capitalized and are being amortized over the term of the respective issue. The unamortized balance of these capitalized issue costs amounted to $946,000 and $671,000 at December 31, 2003 and 2002, respectively, and is included in other assets.

13. Other Borrowings

          During 2003, the Company entered into two lines of credit with First Tennessee Bank for $5,000,000 for LWM and $5,000,000 for LDS. The lines mature on September 2005 and bear an interest rate of three-month Libor plus 2.10%. The lines are collateralized with a security interest in the capital stock of the Bank, LDS and LWM. At December 31, 2003, the Company had $10 million outstanding under these lines of credit and incurred interest expense of $81,900 during the year ended December 31, 2003.

          During 2003, the Company entered into a repurchase agreement with Greenwich Capital Financial Products, Inc. with a maximum borrowing capability of $100 million, secured by residential mortgage loans. The terms of the agreement provide for the payment of interest at one-month Libor plus a spread, depending on the type of mortgage loan collateral. The Company could be subject to margin calls pursuant to the terms of this agreement. At December 31, 2003, there were no amounts outstanding under this agreement.

          During 2001, the Company established a warehouse line of credit with SunTrust Bank. The line of credit provided for a maximum facility of $20 million and expired in June 2003. At December 31, 2002, the Company had pledged $11,553,810 of mortgage loans as collateral for current and future advances from SunTrust Bank. There were no borrowings outstanding from SunTrust Bank at December 31, 2002.

14. Minority Interest

          Minority interest represents the cash proceeds received by REIT from the sale of its preferred stock. Such preferred stock includes 15,000 shares of Series 2003A noncumulative exchangeable fixed/floating rate preferred stock (the "Series 2003A Stock") issued in December 2003 at $1,000 per share for an aggregate of $15.0 million. The Series 2003A Stock pays dividends per annum equal to 8% through December 30, 2008 and at an annual rate equal to the three-month Libor plus 445 basis points thereafter. Dividends on the Series 2003A Stock are not cumulative and are payable only when, as and if declared by the Board of Directors of REIT. The Series 2003A Stock is not redeemable prior to December 31, 2008 except upon the occurrence of a specific adverse tax, capital or investment company event, as described in the REIT's articles of incorporation. Each share of Series 2003A Stock will be exchanged for one share of Bank preferred stock if the Bank becomes or may become undercapitalized pursuant to applicable banking laws and regulations or the Bank is placed into bankruptcy, reorganization, conservationship or receivership. Holders of Series 2003A Stock do not have any voting rights, except with respect to limited matters as required by Florida law or described in the articles of incorporation. The Bank has received regulatory approval to include the proceeds from the sale of the Series 2003A Stock in the core capital of the Bank for regulatory purposes in an amount up to 25% of the Bank's core capital.

          At December 31, 2003, outstanding REIT preferred stock also included 1,250 shares of Series 2002 cumulative preferred stock (the "Series 2002 Stock") with an aggregate liquidation preference of $937,500, of which 1,125 shares are indirectly held by the Company and eliminated in consolidation and 125 shares with an aggregate liquidation preference of $93,750 are held by unaffiliated parties and included in minority interest. Holders of Series 2002 Stock are entitled to receive cumulative cash dividends at a rate of $45 per share, which are subordinate to the preference of the Series 2003A Stock. The Series 2002 Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption.

          During 2003, dividends on the Series 2003A Stock amounted to $50,000 and dividends on the Series 2002 Stock not eliminated in consolidation amounted to $5,625. These amounts are presented as minority interest in the consolidated statement of operations.

15. Income Taxes

          The components of the provision for income taxes for the years ended December 31, 2003, 2002 and 2001 are as follows:

		2003	2002	2001
		(Restated)

Current	Federal	$2,461,112	$273,086	$—
	State	(153,060)	88,587	140,657

		2,308,052	361,673	140,657

Deferred	Federal	2,055,364	1,980,163	872,556
	State	424,024	421,847	28,914

		2,479,388	2,402,010	901,470

	Total	$4,787,440	$2,763,683	$1,042,127

          The effective tax rates, by component, for the years ended December 31, 2003, 2002 and 2001 is as follows:

	2003	2002	2001

Federal statutory rate	34.00%	34.00%	34.00%
State tax	1.93	4.09	3.70
Other, net	(0.09)	(0.24)	(3.58)

Effective tax rate	35.84%	37.85%	34.12%

          The components of the net deferred tax liability are as follows:

	2003	2002
Deferred tax asset:
Net operating loss carryforward	$(423,589)	$(76,711)
Interest costs related to hedging transactions	(351,343)	—
Unrealized loss on securities available for sale	(366,559)	(146,722)
Reserves and allowances	(10,107)	(321,975)
Other	(87,314)
Deferred tax liability:
Retained servicing rights	1,904,934	—
Depreciation and amortization	3,209,397	2,403,186

Net deferred tax liability	$3,875,419	$1,857,778

          At December 31, 2003, the Company had state net operating loss carryforwards of approximately $7.0 million which expire in 2021.

16. Employee Benefit Plan

          The Company maintains a qualified contributory profit sharing plan covering substantially all eligible employees. The Company matches 25% of each employee's contributions limited to 6% of the employee's compensation. The Company matching contributions vest at 20% per year beginning after the employee's second year of service and fully vest after six years of service. The Company contributed $145,019, $67,693 and $35,981 for the years ended December 31, 2003, 2002 and 2001, respectively.

17. Stock Based Compensation Plans

          The Company maintains a 1999 Stock Option Plan and a 2003 Equity Incentive Plan (collectively, the "Plans") that provide for the granting of qualified and non-qualified options, stock appreciation rights, restricted stock and other stock based awards to employees and directors. All options granted have been non-qualified. Options granted in 2003, 2002 and 2001 were granted at or greater than the estimated fair value of the Company's common stock on the date of the grant, vest over a three-year period, and are exercisable for a period of 10 years.

          Stock option transactions, adjusted for the two-for-one stock split in December 2003, under the Plans are as follows:

	2003	2002	2001

Options outstanding at beginning of period	2,673,794	2,094,476	1,034,276
Options granted during the period (1)	743,600	601,944	1,095,742
Options exercised during the period	(1,015,990)	—	—
Expirations during the period	(10,474)	(22,626)	(35,542)

Options outstanding at end of period	2,390,930	2,673,794	2,094,476

Options or stock available for future grant (2)	1,591,362	75,888	648,304
Options exercisable at end of period (3)	911,490	1,281,924	592,668

(1)
The weighted average exercise price of options granted in 2003 was $16.76. The weighted average exercise price of options granted in 2002 and 2001 was $5.

(2)
The Company had available for future grant 1,566,000 stock options or restricted stock under the 2003 Equity Incentive Plan and 25,362 under the 1999 Stock Option Plan at December 31, 2003.

(3)
The weighted average exercise price of options exercisable at December 31, 2003, 2002 and 2001 was $5.

          The fair value of options granted during 2003, 2002 and 2001 was $0, $.81 and $1.25, respectively, as adjusted for the two-for-one stock split. The weighted average remaining contractual life of options outstanding at December 31, 2003 was 7.1 years.

          In conjunction with employment agreements, the Company issued 130,000 shares of restricted common stock. Except for limitations on the sale, holders of restricted stock have full shareholders' rights during the period of restriction, including voting rights and the right to receive dividends.

Restricted stock vests over a period of three to five years and is measured at the fair value of the Company stock on the date of grant. Compensation expense is recognized in the consolidated statement of operations over the vesting period. The Company recorded compensation expense of approximately $133,000 in compensation and employee benefits in the consolidated statement of operations for the year ended December 31, 2003. The deferred portion of compensation expense at December 31, 2003 related to these restricted shares of $517,000 is recorded as a reduction of additional paid in capital.

18. Basic and Diluted Earnings Per Share

          Basic earnings per share ("EPS") is computed by dividing net income by the weighted average number of common shares outstanding during the year excluding common stock equivalents. Diluted EPS is calculated by dividing net income by the weighted average number of common shares outstanding including the dilutive potential for common shares related to outstanding stock options and unvested restricted stock. The following table reconciles basic and diluted EPS for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001

Net income	$8,570,599	$4,537,278	$2,011,789

Basic EPS:
Weighted average shares of common stock outstanding	9,978,367	10,343,442	10,586,974

Basic EPS	$0.86	$0.44	$0.19

Diluted EPS:
Weighted average shares of common stock outstanding	9,978,367	10,343,442	10,586,974
Effect of dilutive shares:
Stock options (1)	523,639	—	—
Restricted stock	97,440	—	—

	10,599,446	10,343,442	10,586,974

Diluted EPS	$0.81	$0.44	$0.19

(1)
Excludes the effect of stock options in 2002 and 2001 as stock options were antidilutive because the exercise price was equal to the estimated fair value of the Company stock in 2002 and 2001.

Lydian Trust Company and Subsidiaries

Notes to the Consolidated Financial Statements

for the years ended December 31, 2003, 2002 and 2001

19. Related Party Transactions

          The Company provided loans, primarily single family residential loans, to non-executive officers and directors of the Company during 2003 and 2002. Changes in loans to directors and officers during the years ended December 31, 2003 and 2002 were as follows:

	2003	2002

Beginning balance	$5,384,000	$5,086,000
New loans	3,729,000	1,060,000
Principal paydowns	(4,746,000)	(762,000)

Ending balance	$4,367,000	$5,384,000

          In addition, in connection with the acquisition of LWM, the Company provided the selling shareholders of LWM with loans totaling $3,750,000. The loans have a fixed interest rate of 8.5%, payable annually in March, a maturity date of June 30, 2006, and are secured by an aggregate of 600,000 shares of the Company's common stock. The outstanding loan balance at December 31, 2003 and 2002 was $3,750,000 and $3,000,000, respectively.

          Pursuant to the LWM purchase agreement, the Company has a commitment to lend to the former LWM shareholders under the same terms and conditions, as noted above, (i) an additional $750,000 no later than June 30, 2004 and (ii) an additional $6.0 million on June 30, 2004 if, by that date, the Company has not experienced a liquidating event such as a merger or public offering.

20. Commitments and Contingencies

          The Company has entered into certain non-cancelable rental agreements for office space and equipment. As of December 31, 2003, future minimum commitments for all non-cancelable rental agreements with initial or remaining terms in excess of one year were as follows:

Years Ending December 31:	Amount

2004	$2,151,014
2005	2,381,769
2006	2,429,768
2007	2,338,661
2008	2,005,054
2009 through 2011	3,698,167

Total	$15,004,433

          Rent expense for the years ended December 31, 2003, 2002 and 2001 was $2,137,897, $1,094,443 and $690,320, respectively.

          The Company has entered into certain non-cancelable licensing agreements for software for terms of up to five years. As of December 31, 2003, the future minimum commitment for non-cancelable license agreements through 2005 was $50,000 per year.

          The Company commits to make one-to-four family residential mortgage loans with potential borrowers at specified interest rates for short periods of time through the issuance of interest rate lock commitments. If potential borrowers meet the underwriting standards, these loan commitments obligate the Company to fund the loans, but do not obligate the potential borrower to take the loans. If the borrowers do not allow the commitments to expire, the loans are funded and either placed into the Company's loan portfolio or held for sale. Based on historical experience, and the underlying loan characteristics, the Company estimates the amount of commitments that will ultimately become loans held for sale and treats those as derivatives during the commitment period. As derivatives, the changes in the fair value of the commitments are recorded in current earnings under other non-interest income, with an offset to the consolidated balance sheet in other assets. Fair values are based on current market prices for similar loans. See Note 22.

          The following table sets forth unfunded loan commitments as of December 31, 2003:

Amount

First mortgages	$94,698,000
Home equity	7,775,000
Construction loans	186,000
Commercial unsecured line of credit	3,467,000
Unsecured consumer	4,628,000

Total	$110,754,000

          Standby letters of credit are off balance sheet instruments which represent conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The Company had outstanding standby letters of credit in the amount of $4,634,000 as of December 31, 2003. The Company's exposure to credit loss in the event of non-performance by customers is represented by the contractual amounts of those instruments. The Company uses the same credit policies in establishing conditional obligations as those for on-balance sheet instruments. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The standby letters of credit are unsecured. As standby letters of credit are expected to expire without being drawn upon, they do not necessarily represent future cash requirements. The fair value of standby letters of credit at December 31, 2003 was approximately $23,000.

          The Company was a defendant in an action which alleged trademark infringement by the Company's use of the name "Lydian" and the Company's logo. In February 2004, the Company entered into a settlement agreement to settle the litigation and recorded $250,000 in the consolidated statement of operations for the year ended December 31, 2003 as a result of the settlement of this matter. The Company also entered into a co-existence and consent agreement under which it acquired the rights to use the "Lydian" name and its related logo for $3.25 million, which will be recorded as an intangible asset in 2004.

          The nature of the Company's business causes it to be involved in various other legal proceedings from time to time. The Company does not believe that any of these pending or threatened legal proceedings will have a material adverse effect on its business, financial condition, results of operations or cash flows.

21. Derivative Financial Instruments

Interest Rate Swaps

          In 2002, the Company entered into a $25 million interest rate swap contract with the FHLB for the purpose of hedging long-term variable interest costs on junior subordinated debentures and short-term variable interest costs from reverse repurchase agreements. The interest rate swap cash flows closely match the interest cash flows of the junior subordinated debentures and the short-term reverse repurchase borrowings and as such the Company accounts for this contract as a cash flow hedge. The Company expects these interest rate swap contracts to be highly effective in offsetting floating interest costs of its long-term debt and short term reverse repurchase borrowings. The contract matures in November 2012 and allows the Company to pay a 4.46% fixed interest rate and receive an interest rate equal to the 3-month LIBOR priced quarterly. During the years ended December 31, 2003 and 2002, the Company recorded a gain (loss) of $308,141 and ($416,610), net of taxes, in other comprehensive income (loss) resulting from the effective portion of its cash flow hedges. The ineffectiveness of these hedges was insignificant for the years ended December 31, 2003 and 2002. The Company anticipates that any ineffectiveness during the year ended December 31, 2004 also will be insignificant. The fair value liability of the interest rate swaps at December 31, 2003 and 2002 was $174,303 and $667,859, respectively. Included in accumulated other comprehensive income (loss) at December 31, 2003 and 2002 was ($108,469) and ($416,610), respectively, related to unrealized gains (losses) on interest rate swaps.

Futures Contracts

          The Company periodically enters into futures contracts for the purpose of hedging net income at its wealth management segment. The Company did not elect to account for these contracts as hedges under applicable accounting guidance. At December 31, 2003, the Company had futures contracts to sell $237,000 of indexed funds. The fair value of these contracts at December 31, 2003 was $242,000 and the Company recorded $552,000 of net losses for the year ended December 31, 2003 as non-interest expense in the consolidated statement of operations. At December 31, 2002, the Company had futures contracts to purchase $905,000 of foreign currency contracts and to sell $3.00 million of indexed funds. The fair value of these futures contracts at December 31, 2002 was $58,167 and the Company recorded a net gain of $387,000 for the year ended December 31, 2002 as a reduction to non-interest expense in the consolidated statement of operations.

Forward Commitments

          In 2003 and 2002, the Company entered into mortgage backed securities forward sales agreements of agency mortgage backed securities which were utilized as economic hedges to mitigate the effects of fluctuations in interest rates on our available for sale loans and loans subject to interest rate lock commitments. The Company did not elect to treat these instruments as hedges under applicable accounting guidance at December 31, 2003 or 2002.

          At December 31, 2003, the Company had $55 million of open contracts, maturing in January 2004. The fair value of these contracts was $742,000 and was recorded as a liability in the consolidated balance sheet. The Company realized a net loss of $4.4 million on closed positions and an unrealized loss of $742,000 on open positions in the consolidated statement of operations at December 31, 2003. During 2002, the Company realized a net gain of $77,000 on closed positions in the consolidated statement of operations. There were no outstanding positions at December 31, 2002.

Loan sale commitments

          The Company enters into commitments to sell residential mortgage loans to various investors for a fixed price generally settling within 30 days from the date of commitment. At December 31, 2003 and 2002, the Company had outstanding forward commitments to sell specifically identified residential real estate loans of $159.2 million and $51.7 million, respectively. Due to the short-term nature of these contracts, the fair value of the sale commitments was immaterial to the consolidated financial statements.

22. Fair Value of Financial Instruments

          The following methods and assumptions were used to estimate the fair value of each significant class of financial instruments for which it is practicable to estimate that value.

Cash and Cash Equivalents

          For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

Securities Available for Sale

          The fair value of securities available for sale equals the quoted market price.

Investment in Federal Home Loan Bank Stock

          The carrying amount is a reasonable estimate of fair value.

Mortgage Loans Available for Sale

          The carrying value of adjustable rate mortgage loans available for sale approximates fair value due to the predominantly adjustable interest rate features. The fair value of fixed rate mortgage loans is based on market prices for similar loans. The carrying amount and fair value of mortgage loans available for sale were as follows at December 31, 2003 and 2002:

	2003		2002
	Carrying Value	Fair Value	Carrying Value	Fair Value

Adjustable rate mortgages	$420,585,719	$420,585,719	$201,655,858	$201,655,858
Fixed rate mortgages	150,691,810	151,131,866	106,393,660	107,540,540

	$571,277,529	$571,717,585	$308,049,518	$309,196,398

Loans

          The carrying value of loans approximates fair value due to the predominantly adjustable interest rate features.

Commitments

          The fair value of residential mortgage commitments is estimated using the market value for similar loans on the measurement date.

          The fair value of the unfunded home equity and unsecured lines of credit commitments approximates the carrying amount as the lines of credit have adjustable interest rates and are made at market values which generally mature within 60 days.

Derivatives

          The fair value of derivative financial instruments is based on quoted market prices. The estimated fair value of derivatives at December 31, 2003 and 2002 are as follows:

	December 31, 2003		December 31, 2002
	Carrying Value	Fair Value	Carrying Value	Fair Value

Interest rate swaps	$174,000	$174,000	$668,000	$668,000
Future contracts	$242,000	$242,000	$58,000	$58,000
Forward commitments	$742,000	$742,000	$—	$—
Interest rate lock commitments	$161,000	$161,000	$298,000	$298,000

Deposits

          Deposits are carried at their principal balance. The fair values of demand, savings, NOW and money market deposits are, by definition, equal to the amount payable on demand at the reporting dates (i.e. their principal balance). The fair value of certificates of deposits, all of which are fixed rate, are estimated by discounting the expected future cash flows using the rates currently offered for deposits of similar remaining maturities.

          The estimated fair value of deposits at December 31, 2003 and 2002 is as follows:

	2003		2002
	Principal Balance	Fair Value	Principal Balance	Fair Value

Savings accounts	$415,786,847	$415,786,847	$6,043,740	$6,043,740
NOW accounts	53,858,154	53,858,154	68,890,215	68,890,215
Money market accounts	63,259,763	63,259,763	54,936,032	54,936,032
Non interest bearing deposits	10,020,347	10,020,347	4,262,974	4,262,974
Certificates of deposit	178,130,322	179,971,166	179,562,163	179,958,362

	$721,055,433	$722,896,277	$313,695,124	$314,091,323

Securities Sold under Agreements to Repurchase

          Due to the short-term nature of securities sold under agreements to repurchase, the carrying amount is a reasonable estimate of fair value.

Company Obligated Mandatorily Redeemable Trust Preferred Securities and Junior Subordinated Debentures

          The fair value of these borrowings approximates carrying value as these obligations have adjustable interest rates.

Advances from Federal Home Loan Bank

          The fair value of borrowed funds is estimated by discounting the contractual cash flows using current interest rates in effect for borrowings with similar maturities and collateral requirements.

          The estimated fair value of advances from the FHLB at December 31, 2003 and 2002 was as follows:

	2003		2002
	Principal Balance	Fair Value	Principal Balance	Fair Value

Overnight advances	$13,000,000	$13,000,000	$15,000,000	$15,000,000
Term advances	101,132,382	101,556,337	100,000,000	100,000,000
Callable advances	102,500,000	103,449,066	52,500,000	54,828,102

	$216,632,382	$218,005,403	$167,500,000	$169,828,102

Other Borrowings

          The fair value of the lines of credit approximates carrying value as these obligations have adjustable interest rates.

23. Bank Regulatory Capital

          The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") imposes a number of mandatory supervisory measures on banks and thrift institutions. Among other matters, FDICIA established five capital zones or classifications (well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized). Such classifications are used by the Office of Thrift Supervision ("OTS") and other bank regulatory agencies to determine matters ranging from each institution's semi-annual FDIC deposit insurance premium assessments, to approvals of applications authorizing subsidiaries' activities or otherwise expand business activities. Under OTS capital regulations, the Bank is required to comply with each of three separate capital adequacy standards. As of December 31, 2003, the Bank was in the "well-capitalized" classification and continues to exceed all regulatory capital requirements. Set forth below is a summary of the Bank's compliance with OTS capital standards as of December 31, 2003 and 2002:

	Actual		Required		Excess
December 31, 2003
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Tangible capital:	$83,526	7.99%	$41,819	4.00%	$41,705	3.99%
Core (Tier I) capital:	83,526	7.99%	41,819	4.00%	41,705	3.99%
Total risk-based capital:	85,793	14.23%	48,249	8.00%	37,544	6.23%
	Actual		Required		Excess
December 31, 2002
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Tangible capital:	$46,821	8.19%	$22,856	4.00%	$23,965	4.19%
Core (Tier I) capital:	46,821	8.19%	22,856	4.00%	23,965	4.19%
Total risk-based capital:	48,734	12.94%	30,125	8.00%	18,609	4.94%

          Payment of dividends by the Bank is limited by federal regulations, which provide for certain levels of permissible dividend payments depending on the Bank's regulatory capital and other relevant factors.

24. Business Segments

          Companies are required to report financial and descriptive information about their reportable segments. An operating segment is defined as a component of an enterprise that (a) engages in business activities from which it may earn revenue and incur expense, (b) whose operating results are regularly reviewed by the Company's chief decision makers in making decisions about resources to be allocated to the segment and assessing its performance and (c) for which discrete financial information is available. In addition to the reportable segments, the Company incurs operating costs, defined as overhead that cannot be directly tied to a specific business segment. Corporate overhead expenses indirectly support the operating activity of all business segments and include the areas of accounting, legal, human resources, certain technology services and common facilities. The Company allocates, to the extent practical, corporate expenses to the various business segments based on a consistent headcount allocation methodology. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Revenues, expenses, and assets are recorded by each segment.

          The Company has three reportable segments: Lydian Private Bank, Lydian Data Services and Lydian Wealth Management. The financial performance of the Company is managed and evaluated by business segment. The segments are managed separately as each business is a company with different clients, employees, systems, risks, and marketing strategies. A description of the Company's segments is as follows:

          Lydian Private Bank pursues a business strategy that provides a variety of financial services products and services to the high net worth and mass affluent consumers. Lydian Private Bank provides a broad range of basic customer deposit products and services including checking, savings and certificates of deposits and residential, consumer and other loans both through the Internet and traditional banking channels. In addition, Banking provides trust and estate administrative services as well as a variety of other fiduciary services to individuals.

          Lydian Wealth Management provides a comprehensive suite of customized investment consulting and wealth management services primarily to ultra-high net worth individuals, families and institutions. Investment strategies include the design and implementation of a disciplined and diversified investment plan that integrates quantitative asset allocation with qualitative personal goals.

          Lydian Data Services provides mortgage loan origination processing services, including technical development, underwriting, compliance, appraisal review, custodial transfers and servicing transfers to financial services firms. One client accounted for 78% and 98% of the revenues of this segment in 2003 and 2002, respectively.

(In thousands)	Year Ended 12/31/2003	Year Ended 12/31/2002	Year Ended 12/31/2001
	(Restated)
Lydian Private Bank:
Net interest income	$21,747	$11,925	$8,527
Fee and other income	10,530	5,767	1,834
Operating expenses	19,636	7,982	7,271
Tax provision	4,536	3,675	1,054

Segment net income	$8,105	$6,035	$2,036

Total assets at end of period	$1,050,977	$581,141	$334,095

Lydian Wealth Management:
Net interest income (expense)	$(32)	$14	$(17)
Fee and other income:
Investment advisory fees	11,108	8,547	5,274
Risk management advisory fees	257	2,601	1,115
Other	9	151	453
Operating expenses	9,312	9,218	4,572
Tax provision	710	793	769

Segment net income	$1,320	$1,302	$1,484

Total assets at end of period	$17,012	$17,038	$10,990

Lydian Data Services:
Net interest income (expense)	$(67)	$—	$—
Fee and other income	14,761	4,798	1,595
Operating expenses	6,280	2,533	669
Tax provision	2,944	857	316

Segment net income	$5,470	$1,408	$610

Total assets at end of period	$7,216	$3,101	$1,517

Total:
Net interest income	$21,648	$11,939	$8,510
Fee and other income	36,665	21,864	10,271
Operating expenses	35,228	19,733	12,512
Tax provision	8,190	5,325	2,139

Total segment net income	14,895	8,745	4,130
Corporate expenses	9,727	6,770	3,215
Corporate tax benefit	(3,403)	(2,562)	(1,097)

Net income	$8,571	$4,537	$2,012

Total assets at end of period	$1,075,205	$601,280	$346,602

25. Parent Company Only

Balance Sheet for Parent Company Only

	December 31,
	2003	2002
		(Restated)
ASSETS
Cash and cash equivalents	$1,813,867	$404,409
Loans, net	5,013,081	6,579,169
Accrued interest receivable	339,703	301,852
Investment in subsidiaries	85,076,055	66,238,872
Due from affiliates	85,010	2,002,665
Other assets	2,357,224	744,347

TOTAL ASSETS	$94,684,940	$76,271,314

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities
Junior subordinated deferrable interest debentures	$30,930,000	$20,000,000
Due to affiliates	301,374	764,496
Other liabilities	918,487	2,621,062

TOTAL LIABILITIES	32,149,861	23,385,558
Shareholders' Equity	62,535,079	52,885,756

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$94,684,940	$76,271,314

Statement of Operations for Parent Company Only

	Years Ended December 31,
	2003	2002	2001
	(Restated)
Interest income
Loans	$395,295	$437,056	$255,000
Deposits with other institutions	25,156	37,973	61,090

Total interest income	420,451	475,029	316,090

Interest expense
Junior subordinated debentures	1,794,947	—	—
Trust preferred securities	—	466,325	—

Total interest expense	1,794,947	466,325	—

Net interest income (expense) before provision for loan losses	(1,374,496)	8,704	316,090
Provision for loan losses	—	496,000	—

Net interest income (expense)	(1,374,496)	(487,296)	316,090
Fee and other income	4,239	913	—

Total net interest and fee and other income (loss)	(1,370,257)	(486,383)	316,090

Operating expenses
Compensation and employee benefits	113,299	89,824	26,786
Other	663,749	77,309	289,304

Total operating expenses	777,048	167,133	316,090

Benefit for income tax	727,615	290,803	285,621

Net (loss) income before equity in net income of subsidiaries	(1,419,690)	(362,713)	285,621
Equity in net income of subsidiaries	9,990,289	4,899,991	1,726,168

Net income	$8,570,599	$4,537,278	$2,011,789

Statement of Cash Flows for Parent Company Only

	Years Ended December 31,
	2003	2002	2001
	(Restated)
Cash Flows from Operating Activities:
Net income	$8,570,599	$4,537,278	$2,011,789
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in earnings of subsidiaries	(9,990,289)	(4,899,991)	(1,726,168)
Other, net	(2,848,100)	(2,236,196)	(6,742,475)

Net Cash Provided by (Used in) Operating Activities	(4,267,790)	(2,598,909)	(6,456,854)

Cash Flows from Investing Activities:
Purchase of loans from subsidiary	—	(10,003,066)	—
Origination of loans	(750,000)	—	(3,000,000)
Net change in loans	2,316,087	1,840,349	—
Distribution from subsidiary	2,700,000	250,000	—
Investment in subsidiary	(10,004,690)	(3,000,000)	(3,392,515)

Net Cash Provided by (Used in) Investing Activities	(5,738,603)	(10,912,717)	(6,392,515)

Cash Flows from Financing Activities:
Net change in subscription receivable	—	—	5,638,867
Proceeds from issuance of stock	5,080,850	46,670	461,822
Net proceeds from issuance of junior subordinated debentures	9,700,000	19,322,000	—
Repurchase of common stock	(3,364,999)	(5,725,000)	—

Net Cash Provided by (Used in) Financing Activities	11,415,851	13,643,670	6,100,689

Increase (decrease) in cash and cash equivalents	1,409,458	132,044	(6,748,680)
Cash and cash equivalents at beginning of period	404,409	272,365	7,021,045

Cash and Cash Equivalents at End of Period	$1,813,867	$404,409	$272,365

26. Restatement

          The Company restated the consolidated financial statements as of and for the year ended December 31, 2002. The restatement related to two loan sales recorded during December 2002 which settled in January 2003. The Company determined that the loan sales should not have been recorded prior to the settlement dates. Accordingly, the transactions and related gains are now accounted for in January 2003.

          As a result of the restatement, the Company's net income for the year ended December 31, 2002 decreased by $569,589 to $4,537,278 and its shareholders' equity at December 31, 2002 decreased by $569,589 to $52,885,756.

          The table below provides a summary of selected balances, as reported and as restated:

	As of or for the year ended December 31, 2002
	As Previously Reported	As Restated
Consolidated Statement of Operations Captions
Gain on sales of loans, net	$5,499,550	$4,583,809
Income before provision for income tax	$8,216,700	$7,300,961
Provision for income tax	$3,109,833	$2,763,683
Net income	$5,106,867	$4,537,278
Basic and diluted earnings per share	$0.49	$0.44
Consolidated Balance Sheet Captions
Loan sales receivable	$52,550,703	$—
Loans available for sale	$256,308,587	$308,049,518
Accrued interest receivable	$3,258,496	$3,474,541
Mortgage servicing rights	$1,094,289	$825,377
Retained earnings	$4,384,635	$3,815,046
Total shareholders' equity	$53,455,345	$52,885,756
Consolidated Statement of Cash Flow Captions
Net income	$5,106,867	$4,537,278
Gains on sale of loans, net	$(5,499,550)	$(4,583,809)

27.    Subsequent Events

          In January 2004, the Company purchased mortgage loans with an aggregate outstanding principal balance of $147.9 million. In January 2004, the Company also entered into agreements to purchase mortgage loans with an aggregate outstanding principal balance of $150.1 million in approximately $75 million increments in February and March 2004.

          On March 11, 2004, the Company and LWM entered into an agreement to acquire substantially all of the assets and specified liabilities of a privately-held investment advisory firm. Under the agreement, the Company will make a payment of approximately $1.5 million at the time of closing and various performance based earn-out payments, thereafter, in an amount not to exceed $11.0 million.

*        *        *        *        *        *

          No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in his prospectus is current only as of its date.

          Through and including                          , 2004 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

                    Shares

Lydian Trust Company

Common Stock

Goldman, Sachs & Co.

Lehman Brothers

Sandler O'Neill & Partners, L.P.

Representatives of the Underwriters

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

          The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of the common stock being registered, all of which will be paid by the Registrant.

SEC registration fee		$6,068
Nasdaq listing fee		8,000
Printing, postage, mailing and EDGAR expenses		*
Legal fees and expenses		*
Blue Sky and NASD filing fees and expenses		*
Accounting fees and expenses		*
Transfer agent fees and expenses		*
Miscellaneous		*

Total	$	*

    *    To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

Article VI of Lydian's Bylaws provides as follows:

INDEMNIFICATION

          SECTION 1.    Indemnification.    Without limitation, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the full extent permitted by Section 607.0850 of the Florida Business Corporation Act, provided that the Corporation shall not be liable for any amount which may be due to any person in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by an indemnified person without its prior written consent, other than an action, suit or proceeding seeking indemnification from the Corporation hereunder.

          SECTION 2.    Expenses.    Expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt by the Corporation of a written undertaking by or on behalf of the director, officer, employee or agent to repay such amount if he or she is ultimately found not to be entitled to indemnification by the Corporation pursuant to Section 1 of this Article VI. Such undertaking shall be an unlimited general obligation of the person seeking the advance, but need not be secured and may be accepted by the Corporation without reference to financial ability to make the repayment.

          SECTION 3.    Other Rights and Remedies.    The indemnification and entitlement to advances of expenses provided by this Article VI shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in that person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. A right to indemnification hereunder may be enforced by a separate action against the Corporation, if an order for indemnification has not been entered by a court in any action, suit or proceeding in respect to which indemnification is sought.

          SECTION 4.    Insurance.    The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), against any liability asserted against that person and incurred by that person in any such capacity, or arising out of that person's status as such, whether or not the Corporation would have the power to indemnify that person against such liability under this Article VI.

          SECTION 5.    Coverage.    The right to indemnification herein provided for shall apply to persons who are directors, officers, employees or agents of corporations or other entities that are merged or otherwise combined with the Corporation only after the effective date of such merger or other combination and only as to their status with and activities on behalf of the Corporation after such date.

          SECTION 6.    Witness Fees.    Nothing in this Article VI shall limit the Corporation's power to pay or reimburse expenses incurred by a person in connection with his appearance as a witness in a proceeding at a time when he is not a party.

          SECTION 7.    Severability.    In the event that any of the provisions of this Article VI (including any provision within a single section, subsection, division or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions of this Article VI shall remain enforceable to the fullest extent permitted by law.

          SECTION 8.    Modification.    The duties of the Corporation to indemnify and to advance expenses to any person provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI shall alter, to the detriment of such person, the right of such person to the advancement of expenses or indemnification related to a claim based on an act or omission, or alleged act or omission, which took place prior to such amendment or repeal.

          Section 607.0850 (1) of the Florida Business Corporation Act ("FBCA") empowers a Florida corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 607.0850 (2) of the FBCA empowers a Florida corporation to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized under the law if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under Section 607.0850 (2) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

          To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2) of Section 607.0850, or in the defense of any claim, issue or matter therein, he or she must be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

          Any indemnification under subsection (1) or subsection (2) of Section 607.0850, unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination, in the manner set forth in Section 607.0850(4), that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsection (1) or subsection (2).

          Under Section 607.0850 (6) of the FBCA, expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Under this law, expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate. Section 607.0850 (8) of the FBCA provides that indemnification and advancement of expenses under Section 607.0850 generally shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person, unless otherwise provided when authorized or ratified.

          Section 607.0850 (7) of the FBCA provides that the indemnification and advancement of expenses provided for therein are not exclusive and that a corporation may make any other or further indemnification or advancement of expenses to any of its directors, officers, employees or agents, except as otherwise provided in such section.

          Section 607.0850 (12) of the FBCA empowers a Florida corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation is authorized to indemnify him against such liabilities.

Item 15. Recent Sales of Unregistered Securities

          The following is a summary of the transactions by the Registrant during the last three years involving sales of the Registrant's securities that were not registered under the Securities Act. All share amounts and related purchase prices reflect a two-for-one split of the Registrant's common stock effective December 15, 2003.

          Pursuant to its stock option plans, the Registrant granted stock options to its employees and directors to purchase an aggregate of 279,566 shares of common stock in 2000, 1,095,742 shares in 2001, 595,040 shares in 2002 and 743,600 shares in 2003. The weighted average exercise price of the stock options granted in 2001, 2002 and 2003 was $5.00, $5.00 and $16.92, respectively. In 2001, 2002 and 2003, an aggregate of 0, 0 and 1,015,990 shares of common stock, respectively, were issued for cash upon the exercise of stock options previously granted under its stock option plans.

          In 2003, the Company issued an aggregate of 130,000 shares of restricted stock to two of its executive officers.

          In December 2000, the Registrant issued 2,500,000 shares of common stock at $5 per share in a rights offering to existing stockholders who were accredited investors.

          On January 1, 2001, the Registrant acquired 100% of the outstanding capital stock of Lydian Financial Holdings Company (which was formerly known as CMS Financial Services, Inc. or "CMS"). The initial consideration was comprised of $3.25 million in cash and 600,000 shares of common stock, valued at $3.0 million. Terms of the purchase agreement also provided for additional consideration ("Earn Out") to the former stockholders of CMS based on future earnings of CMS. For the year ended December 31, 2002, CMS generated sufficient earnings for payment to the former stockholders of CMS of additional cash and 371,428 shares of common stock under the Earn Out.

          On July 11, 2002, Lydian Capital Trust I ("Trust I"), a subsidiary of the Registrant, issued $10 million of floating rate trust preferred securities, which mature on October 7, 2032. On October 29, 2002, Lydian Capital Trust II ("Trust II"), a subsidiary of the Registrant, issued $10 million of floating rate trust preferred securities, which mature on November 7, 2032. On September 30, 2003, Lydian Capital Trust III ("Trust III"), a subsidiary of the Registrant, issued $10 million of floating rate trust preferred securities, which mature on November 8, 2033. The proceeds from the issuance of the trust preferred securities were invested in junior subordinated debentures issued by the Registrant. The debentures, which represent the sole asset of the Trusts, carry terms identical to those of the trust preferred securities issued by the Trusts. The Registrant undertook certain guaranty obligations with respect to the trust preferred securities issued by the Trusts. In connection with the issuance of the trust preferred securities, the Registrant paid a placement agency fee of $300,000, $300,000 and $300,000 in connection with Trust I, Trust II and Trust III, respectively. These fees were paid to Sandler O'Neill & Partners, L.P. for Trust I and Trust II and to Citigroup Global Markets Inc. for Trust III.

          Except as described above, none of the transactions described in this Item 15 involve any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes that each transaction, if deemed to be a sale of the security, was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof or, in the case of the Registrant's 1999 Stock Option Plan, Rule 701 thereunder pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and acknowledge that the securities were issued in a transaction nor registered under the Securities Act, such securities were restricted as to transfers and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

Item 16. Exhibits and Financial Statement Schedules

          The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

  (a)
  List of Exhibits (filed herewith unless otherwise noted)

1.0	Form of Underwriting Agreement**
3.1	First Amended and Restated Articles of Incorporation of Lydian Trust Company*
3.2	Bylaws of Lydian Trust Company*
4.0	Specimen of Stock Certificate of Lydian Trust Company*
5.0	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: legality**
10.1	1999 Stock Plan*
10.2	2003 Equity Incentive Plan*
10.3	Employment Agreement between the Company and Rory A. Brown**
10.4	Employment Agreement between the Company and William M. Decker**
10.5	Employment Agreement between the Company and I. Trevor Rozowsky**
10.6	Employment Agreement between the Company and Stephen C. Wilhoit**
10.7	Employment Agreement between the Company and James B. Meany**
10.8	Amended and Restated Consulting Services Agreement among the Company, Lydian Financial Holdings Company, Argosy Management Services, Inc. and Stephen D. Lockshin**
10.9	Employment Agreement among the Company, Lydian Financial Holdings Company and Andrew Putterman**
10.10	Nonqualified Deferred Compensation Plan**
10.11	Form of Lock-Up Agreement with Underwriters**
21.0	Subsidiaries
23.1	Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in Exhibit 5.0)
23.2	Consent of PricewaterhouseCoopers LLP
24.0	Power of Attorney (included in signature page of the original filing of this Registration Statement)

*
Previously filed.

**
To be filed by amendment.

          Lydian Trust Company has no instruments defining the rights of holders of its long-term debt, including indentures, where the amount of securities authorized under any such instrument exceeds 10% of the total assets of Lydian Trust Company and its subsidiaries on a consolidated basis. Lydian Trust Company hereby agrees to furnish a copy of any instrument defining the rights of holders of its long-term debt to the SEC upon request.

(b)    Financial Statement Schedules

          All schedules have been omitted as not applicable or not required under the rules of Regulation S-X or have been included in the audited financial statements as of and for the year ended December 31, 2003.

Item 17. Undertakings.

          The undersigned Registrant hereby undertakes:

            (1)     to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; and

            (2)     that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

            (3)     that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Florida on March 11, 2004.

LYDIAN TRUST COMPANY
By:	/s/ RORY A. BROWN Rory A. Brown Chairman and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ RORY A. BROWN Rory A. Brown	Chairman and Chief Executive Officer (principal executive officer)	March 11, 2004
/s/ WILLIAM M. DECKER William M. Decker	President and Director	March 11, 2004
/s/ CLARK A. JOHNSON* Clark A. Johnson	Director	March 11, 2004
/s/ EDWIN L. KNETZGER, III* Edwin L. Knetzger, III	Director	March 11, 2004
/s/ STEVEN D. LOCKSHIN* Steven D. Lockshin	Executive Vice President and Director	March 11, 2004
/s/ JAMES S. MAHAN, III* James S. Mahan, III	Director	March 11, 2004
/s/ CARL STORK* Carl Stork	Director	March 11, 2004
/s/ STEPHEN C. WILHOIT Stephen C. Wilhoit	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	March 11, 2004

* By Rory A. Brown, attorney-in-fact.